Exhibit 10.1

CREDIT AGREEMENT

Dated as of September 12, 2023

by and among

WK KELLOGG CO

and

WK KELLOGG CANADA CORP.,

as Borrowers,

THE LENDERS AND ISSUING LENDER PARTY HERETO,

and

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,

as Administrative Agent

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,

COBANK, ACB,

GREENSTONE FARM CREDIT SERVICES, FLCA,

BANK OF AMERICA, N.A.,

CITIBANK, N.A.,

JPMORGAN CHASE BANK, N.A., AND

MIZUHO BANK, LTD.,

as Joint Lead Arrangers

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, AND

COBANK, ACB,

as Joint Bookrunners

COBANK, ACB,

as Syndication Agent

ING CAPITAL LLC, AND

THE BANK OF NOVA SCOTIA,

as Co-Documentation Agents

i

(continued)

(continued)

(continued)

(continued)

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES:

Schedule 1.1(a)	-	Subsidiary Guarantors
Schedule 1.1(b)	-	Permitted Capital Project
Schedule 3.6	-	Litigation
Schedule 3.14	-	Existing Subsidiaries and Investments
Schedule 3.15	-	Real Property
Schedule 3.19	-	Labor Matters
Schedule 4.2	-	Post-Closing Schedule
Schedule 6.1	-	Permitted Indebtedness
Schedule 6.2	-	Permitted Encumbrances
Schedule 6.7	-	Transactions with Affiliates
Schedule 6.8	-	Existing Restrictions
Schedule 10.4	-	Voting Participants

EXHIBITS:

Exhibit A	-	Assignment and Assumption
Exhibit B	-	Bank Product Provider Letter Agreement
Exhibit 2.3	-	Borrowing Request
Exhibit 2.7	-	Interest Election Request
Exhibit 2.9	-	Promissory Note
Exhibit 2.16-1	-	U.S. Tax Compliance Certificate
Exhibit 2.16-2	-	U.S. Tax Compliance Certificate
Exhibit 2.16-3	-	U.S. Tax Compliance Certificate
Exhibit 2.16-4	-	U.S. Tax Compliance Certificate
Exhibit 2.19-1	-	Notice of Incremental Revolving Credit Commitment
Exhibit 2.19-2	-	Notice of Incremental Term Loan
Exhibit 5.1	-	Compliance Certificate

v

This CREDIT AGREEMENT (this “Agreement”) dated as of September 12, 2023, is by and among WK KELLOGG CO, a Delaware corporation (“WKKC”), WK KELLOGG CANADA CORP., a corporation incorporated pursuant to the laws of Canada (“WKK Canada”; together with WKKC and any Additional Borrower, each, individually, a “Borrower”, and collectively, “Borrowers”), the LENDERS and COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as Administrative Agent, Issuing Lender, and Swingline Lender.

WITNESSETH:

WHEREAS, Borrowers have requested that the Lenders and Issuing Lender make available for the purposes specified in this Agreement term loans, and revolving credit and letter of credit facilities; and

WHEREAS, the Lenders and Issuing Lender are willing to make available to Borrowers such term loans, and revolving credit and letter of credit facilities upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

1.	DEFINITIONS

1.1 Defined Terms. As used in this Agreement (including the foregoing preamble and recitals), the following terms have the meanings specified below:

“Accounts Receivable” means, with respect to any Person, all of such Person’s “accounts” (as such term is defined in the UCC).

“Acquired Entity or Business” means any Person or business unit acquired pursuant to a Permitted Acquisition.

“Additional Borrower” means any Wholly-Owned Subsidiary of WKKC designated as a “Borrower” pursuant to Section 2.2(g).

“Additional Lender” has the meaning set forth in Section 2.19.

“Adjustment Date” means each date, on or after the last day of the Fiscal Quarter ended at least three months after the Signing Date, that is the third Business Day following receipt by the Lenders of both (a) the financial statements required to be delivered pursuant to Section 5.1(a) or 5.1(b), as applicable, for the most recently completed fiscal period and (b) the related Compliance Certificate required to be delivered pursuant to Section 5.1(c) with respect to such fiscal period.

“Administrative Agent” means Rabobank, in its capacity as administrative agent for the Lenders under the Loan Documents, and any successor Administrative Agent appointed pursuant to Section 9.

“Administrative Borrower” has the meaning assigned to such term in Section 10.14.

“Administrative Questionnaire” means an administrative questionnaire delivered by each Lender in a form supplied by Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise; provided, however, that, for purposes of Section 6.7, the term “Affiliate” shall also include any individual that is an officer or director of the Person specified.

“Agent Parties” means, collectively, Administrative Agent and its Related Parties.

“Agent’s Group” has the meaning assigned to such term in Section 9.2(b).

“Agreement Currency” has the meaning assigned to such term in Section 10.25.

“Anti-Corruption Laws” means the laws, rules, and regulations of the jurisdictions applicable to any Obligor or its Subsidiaries from time to time concerning or relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the Corruption of Foreign Public Officials Acts (Canada), as amended, the United Kingdom Bribery Act 2010.

“Anti-Terrorism Laws” means any laws, regulations, or orders of any Governmental Authority of the United States, the United Nations, United Kingdom, European Union, Canada, or the Netherlands relating to terrorism financing or money laundering, including, but not limited to, the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq.), the Trading With the Enemy Act (50 U.S.C. § 5 et seq.), the International Security Development and Cooperation Act (22 U.S.C. § 2349aa-9 et seq.), the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “USA Patriot Act”), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), and any rules or regulations promulgated pursuant to or under the authority of any of the foregoing.

“Applicable EBITDA” means, at any time, Consolidated EBITDA for the most recent period of four consecutive Fiscal Quarters ended on or most recently prior to such time for which financial statements have been delivered (or are required to be delivered) to Administrative Agent pursuant to Section 5.1(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.1(a) or (b), the most recent financial statements referred to in Section 3.4(a)).

“Applicable Margin” means, for any day, with respect to any Base Rate Loan (including any Swingline Loan), Eurocurrency Loan or SOFR Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable margin per annum set forth below under the heading “Base Rate Spread”, “Eurocurrency Spread”, “SOFR Spread” or “Commitment Fee Rate”, respectively, which corresponds to the Consolidated Net Leverage Ratio determined from the financial statements and Compliance Certificate relating to the Fiscal Quarter or Fiscal Year end immediately preceding such Adjustment Date; provided that (a) from the Signing Date until the Initial Funding Date, the “Applicable Margin” shall be the applicable rate per annum set forth in Level 4 below, and (b) from the Initial Funding Date until the first Adjustment Date thereafter, the “Applicable Margin” shall be the applicable rate per annum set forth below which corresponds to the Consolidated Net Leverage Ratio on the Initial Funding Date, calculated on a pro forma basis (after giving effect to the Transactions) as set forth in the officer’s certificate delivered pursuant to Section 4.2(n), but in any event such applicable margin shall not be less than the margin set forth in Level 4 below:

Level	Consolidated Net Leverage Ratio	SOFR Spread		Base Rate Spread		Eurocurrency Spread	Commitment Fee Rate
		CB Loans	FCB Loans	CB Loans	FCB Loans
1	Greater than 3.50 to 1.00	2.50%	2.75%	1.50%	1.75%	2.50%	0.30%
2	Greater than 3.00 to 1.00 but less than or equal to 3.50 to 1.00	2.25%	2.50%	1.25%	1.50%	2.25%	0.25%
3	Greater than 2.50 to 1.00 but less than or equal to 3.00 to 1.00	2.00%	2.25%	1.00%	1.25%	2.00%	0.25%
4	Greater than 2.00 to 1.00 but less than or equal to 2.50 to 1.00	1.75%	2.00%	0.75%	1.00%	1.75%	0.20%
5	Less than or equal to 2.00 to 1.00	1.50%	1.75%	0.50%	0.75%	1.50%	0.20%

In the event that the information contained in any financial statement or Compliance Certificate delivered pursuant to Section 5.1 is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin actually applied for such Applicable Period, then (i) Borrowers shall immediately deliver to Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) such higher Applicable Margin shall be deemed to have been in effect for such Applicable Period, and (iii) Borrowers shall immediately deliver to Administrative Agent full payment in respect of the accrued additional interest on the Loans and the additional amount of the fees pursuant to Section 2.11 as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by Administrative Agent to the Lenders entitled thereto or in accordance with Section 8.2 (it being understood that this definition shall in no way limit the rights of Administrative Agent and the other Secured Parties to exercise their rights under Section 8.1).

Notwithstanding the foregoing, the Applicable Margin for any Incremental Term Loan shall be the interest rate margin per annum governing such Tranche of Incremental Term Loan as set forth in the related Notice of Incremental Term Loan Borrowing, subject to Section 2.19 hereof.

“Applicable Time” means, with respect to any Borrowings and payments in any Other Currency, the local time in the place of settlement for such Other Currency as may be determined by Administrative Agent or the Issuing Lender, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Currencies” means Dollars, CAD, EUR, and such other currency as requested by Administrative Borrower and consented to by Administrative Agent and each Lender in the applicable Class.

“Approved Fund” means, with respect to any Lender, any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of each party whose consent is required by Section 10.4), and accepted by Administrative Agent, substantially in the form of Exhibit A or any other form approved by Administrative Agent.

“Attributed Principal Amount” means, on any day, with respect to the Receivables Financing Facility, the aggregate amount (with respect to any such transaction, the “Invested Amount”) paid to, or borrowed by, Borrowers or any of their Subsidiaries as of such date under the Receivables Financing Facility, minus the aggregate amount received by the Receivables Financier (including the buyback price paid by Borrowers or any of their Subsidiaries for any sold Receivables) and applied to the reduction of the Invested Amount under the Receivables Financing Facility.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Approved Currency, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.22.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product” means any financial accommodation extended to Obligors or their Subsidiaries by a Bank Product Provider in connection with (a) Hedging Agreements, or (b) Cash Management Services.

“Bank Product Agreements” means those agreements entered into from time to time by Obligors or their Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Obligors or their Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Bank Product Provider” means any Lender or any of its Affiliates (or any Person party to a Bank Product Agreement with Obligors or their Subsidiaries that was a Lender or an Affiliate of a Lender and a party to such Bank Product Agreement immediately prior to the assignment of all of such Lender’s Commitments and Loans hereunder); provided, however, that no such Person (other than Rabobank or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless Administrative Agent shall have received a Bank Product Provider Letter Agreement from such Person with respect to the applicable Bank Product within 60 days after the provision of such Bank Product to Obligors or their Subsidiaries, or, if such Bank Product Agreement was entered into prior to the Signing Date or prior to the date on which such Bank Product Provider or its Affiliate, as applicable, became a Lender under this Agreement, within 60 days after the Signing Date or 60 days after the date on which such Bank Product Provider or its Affiliate, as applicable, first became a Lender under this Agreement, as applicable.

“Bank Product Provider Letter Agreement” means a letter agreement in substantially the form of Exhibit B, or otherwise in form and substance reasonably satisfactory to Administrative Agent and Borrowers, and duly executed by the applicable Bank Product Provider, Borrowers, and Administrative Agent.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded, or replaced from time to time.

“Base Rate” means, at any time, the greatest of (a) the Prime Rate at such time, (b) 1/2 of 1.0% in excess of the Federal Funds Effective Rate at such time, and (c) Term SOFR for a one-month tenor in effect at such time plus 1.0%; provided that in no event shall the Base Rate as so determined be less than 1.0%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, or Term SOFR, as applicable, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, respectively. “Base Rate” only applies to Loans and Borrowings denominated in Dollars and, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Benchmark” means, initially, (a) with respect to any Obligations, interest, fees, commissions or other amounts denominated in Dollars or calculated with respect thereto, the Term SOFR Reference Rate, (b) with respect to Obligations, interest, fees, commissions or other amounts denominated in CAD or calculated with respect thereto, CDOR and (c) with respect to Obligations, interest, fees, commissions or other amounts denominated in EUR or calculated with respect thereto, EURIBOR; provided that if a Benchmark Transition Event, as applicable, and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark for any such currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clauses (a) and (b) of Section 2.22.

“Benchmark Replacement” means (a) with respect to CDOR, the first alternative set forth below that can be determined by Administrative Agent:

(i) the sum of: (A) Term CORRA and (B) 0.29547% (29.547 basis points) for an Available Tenor of one-month’s duration, and 0.32138% (32.138 basis points) for an Available Tenor of three-months’ duration, or

(ii) the sum of: (A) Daily Compounded CORRA and (B) 0.29547% (29.547 basis points) for an Available Tenor of one-month’s duration, and 0.32138% (32.138 basis points) for an Available Tenor of three-months’ duration; and

(b) with respect to any Benchmark Transition Event, the sum of: (i) the alternate benchmark rate that has been selected by Administrative Agent and Administrative Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities in the corresponding currency at such time in the U.S. syndicated loan market and (ii) the related Benchmark Replacement Adjustment;

provided that, if any Benchmark Replacement as determined pursuant to the foregoing clauses (a) or (b) would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

Notwithstanding the foregoing, Administrative Agent may (in its sole discretion) determine that a Benchmark Replacement pursuant to paragraph (a)(i) of this definition is not administratively feasible and shall not be applied, and that either paragraph (a)(ii) or paragraph (b) of this definition shall automatically be deemed to apply by providing notice to Administrative Borrower and Lenders at least 5 Business Days prior to the effective date for the Benchmark Replacement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark for a currency with an Unadjusted Benchmark Replacement for such currency, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent and Administrative Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities in the corresponding currency at such time in the U.S. syndicated loan market.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark for any Approved Currency:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark for such currency (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than CDOR, the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Bank of Canada (with respect to a CAD Benchmark), the Federal Reserve Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, the central bank for the currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to the then-current Benchmark for any Approved Currency, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement for the applicable currency has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.22 and (b) ending at the time that a Benchmark Replacement for the applicable currency has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.22.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers of such Person, (c) in the case of any partnership, the Board of Directors of the general partner of such Person, and (d) in any other case, the functional equivalent of the foregoing.

“Borrowers” has the meaning set forth in the preamble to this Agreement.

“Borrowing” means (a) Loans of the same Type and Class (subject to Section 2.2(f)) that is made, converted or continued on the same date and, in the case of Eurocurrency Loans or SOFR Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.3.

“Brand IP Agreement” has the meaning assigned to such term in the Separation Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, “Business Day” shall also exclude (a) when used in connection with Loans denominated in Dollars, a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities, (b) when used in connection with Loans denominated in EUR, any day that is not a TARGET Day, and (c) when used in connection with Loans denominated in CAD, any day on which banks are closed for the settlement of payments and foreign exchange transactions in Toronto, Canada.

“CAD” refers to lawful money of Canada.

“Canadian AML Legislation” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” applicable laws in Canada which are in effect, including any regulations, guidelines or orders thereunder.

“Canadian Defined Benefit Plan” means any “registered pension plan”, as that term is defined in subsection 248(1) of the Income Tax Act (Canada), which is or was sponsored, administered or contributed to, or required to be contributed to by, any Obligor or under which any Obligor has any actual or potential liability, and which contains a “defined benefit provision”, as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Mortgages” means each Mortgage executed by each Foreign Borrower and each other Foreign Obligor organized under the laws of Canada or any province or territory thereof, as grantor, to Administrative Agent to secure any of the Obligations, as amended, modified, restated or supplemented from time to time.

“Canadian Security Agreement” means the Pledge and Security Agreement (Canadian) dated as of the Initial Funding Date, executed in favor of Administrative Agent by each Foreign Borrower and each other Foreign Obligor organized under the laws of Canada or any province or territory thereof, as amended, modified, restated or supplemented from time to time.

“Capital Expenditures” means for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period but excluding normal maintenance which is properly charged to operation) which are required to be capitalized under GAAP on a balance sheet of such Person but excluding (a) expenditures that would otherwise qualify as Capital Expenditures made in connection with the replacement, substitution or restoration of fixed or capital assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (b) expenditures that would otherwise qualify as Capital Expenditures to the extent such expenditures constitute a reinvestment of Net Cash Proceeds from a Disposition, and (c) expenditures made in connection with any one or more Permitted Acquisitions.

“Capital Lease Obligations” means with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, with the amount of such obligations at any time for the purposes of this Agreement being the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Collateralize” means, to deposit in a Controlled Account or to pledge and deposit with or deliver to Administrative Agent, for the benefit of one or more of Issuing Lender or Lenders, as collateral for the LC Exposure or obligations of Lenders to fund participations in respect of the LC Exposure, cash or Deposit Account balances in the applicable currency or, if Administrative Agent and each applicable Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to Administrative Agent and each applicable Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the government of the United States, Canada, Mexico or any country that is a member state of the European Union or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within 24 months after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency); (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency); (c) certificates of deposit or bankers’ acceptances maturing within 3 months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), (ii) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000, and (iii) has a rating of at least AA- from S&P and Aa3 from Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency); (d) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $5,000,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency); and (e) other short term liquid investments approved in writing by Administrative Agent from time to time.

“Cash Management Services” means cash management, treasury, or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system, credit cards, credit card processing services, debit cards, stored value cards, gift cards, employee credit card programs, purchase cards (including so-called “procurement cards” or “P-cards”) and controlled disbursement accounts or services and overdraft services) provided by a depository bank to its customers in the Ordinary Course of Business.

“CB Loans” means, collectively, the Revolving Multicurrency Tranche Loans, Initial Term A-1 Loans and Delayed Draw Term A-1 Loans.

“CDOR” means, for any Interest Period for any Loan comprising part of the same Borrowing that is denominated in CAD, an interest rate per annum equal to the Canadian Dollar Offered Rate quoted by Refinitiv Benchmarks Services (UK) Limited for the applicable period as at approximately 10:20 a.m. (Toronto time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day; provided that, subject to Section 2.22, if such rate is not quoted on such day as contemplated, then CDOR on such day shall be calculated as the rate for such period applicable to CAD bankers’ acceptances quoted by Administrative Agent (or its Affiliate) as at approximately 10:20 a.m. (Toronto time) on such day or, if such day is not a Business Day, then on the immediately preceding Business Day; provided further, that in no event shall CDOR be less than the Floor.

“CDOR Cessation Date” has the meaning assigned to such term in Section 2.22(a).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, or treaty, (b) any change in any law, rule or regulation or treaty or in the administration, interpretation, implementation, or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline, or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events:

(a) prior to the Spin Date, Kellogg shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Equity Interests of each Borrower;

(b) from and after the Spin Date, any Person or “group” of Persons (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act), other than one or more Subsidiaries, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) or control of 50% or more on a fully diluted basis in voting power of the outstanding Equity Interests of WKKC;

(c) members of the Board of Directors of WKKC on the Initial Funding Date, plus any additional members of such Board of Directors whose nomination for election to such Board is recommended or approved by a majority of the then current members of such Board shall at any time fail to constitute a majority of such Board;

(d) at any time after the Spin Date, WKKC shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Equity Interests of each other Borrower;

(e) any Wholly-Owned Subsidiary of Borrowers shall cease to be a Wholly-Owned Subsidiary of Borrowers, except in connection with a transaction permitted by Section 6.3 or 6.4; or

(f) a “change of control” or similar event shall occur as provided in any Subordinated Indebtedness that constitutes Material Indebtedness or any Refinancing Indebtedness of the foregoing.

Notwithstanding the foregoing, the Transactions do not, and will not, result in a Change of Control.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving USD Tranche Loans, Revolving Multicurrency Tranche Loans, Initial Term A-1 Loans, Initial Term A-2 Loans, Delayed Draw Term A-1 Loans, Delayed Draw Term A-2 Loans, Incremental Term Loans, or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Multicurrency Tranche Commitment, Revolving USD Tranche Commitment, Initial Term A-1 Commitment, Initial Term A-2 Commitment, Delayed Draw Term A-1 Commitment, or Delayed Draw Term A-2 Commitment.

“CoBank” means CoBank, ACB, a federally chartered instrumentality of the United States.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the property over which a Lien has been or is intended to be granted to Administrative Agent pursuant to the Security Documents.

“Collateral Account” means a blocked, non-interest-bearing cash collateral account opened by Administrative Agent and constituting Collateral.

“Collateral Information Certificate” means that Collateral Information Certificate dated as of the Initial Funding Date, signed on behalf of each Obligor by a Responsible Officer in form and substance reasonably acceptable to Administrative Agent.

“Commitment” means a Revolving Credit Commitment, Term Commitment, or any combination thereof (as the context requires).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communication” has the meaning assigned to such term in Section 10.1(a).

“Company” means, individually, each Borrower, and each Subsidiary of a Borrower, and “Companies” means, collectively, Borrowers and each Subsidiary of a Borrower.

“Competitor” means any Person that is or becomes a competitor of WKKC or any of its Subsidiaries or an Affiliate of such competitor, in each case to the extent identified by Administrative Borrower as a “Disqualified Institution” by providing written (including email) notice to Administrative Agent from time to time; provided, such notice is received at least two Business Days prior to such date and no notice delivered by Administrative Borrower shall apply retroactively to disqualify any Person that has previously acquired an assignment or participation interest in the Loans.

“Compliance Certificate” has the meaning assigned to such term in Section 5.1(c).

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or any Benchmark Replacement or the use, administration, adoption or implementation of any Benchmark, including any Benchmark that references or is based on SOFR, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” “U.S. Government Securities Business Day”, “Business Day,” “CDOR”, “EURIBOR”, “Eurocurrency Rate”, “SOFR”, “Term SOFR” (and any related definition), the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), “Interest Payment Date”, timing and frequency of determining rates and making payments of interest (including, if there are multiple Available Tenors hereunder, the payment periods that correspond to such Available Tenors (or any one of them), the conventions, components and formulas utilized to calculate a Benchmark and the related setting of a Benchmark Replacement Adjustment in respect thereof), timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, Section 2.15 and other technical, administrative or operational matters) that Administrative Agent decides (in consultation with Administrative Borrower) may be appropriate to reflect the use, adoption and implementation of such Benchmark Replacement for such currency or any Benchmark and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice for commercial loans made in Canada or the United States, as the case may be (or, if Administrative Agent decides that the use or adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of such Benchmark Replacement for such currency or the use, administration of or conventions associated with any Benchmark exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period for the Consolidated Group, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (a) Consolidated Interest Expense for such period, (b) consolidated income tax expense (including, without duplication, foreign withholding taxes and any state single business unitary or other similar taxes) for such period, (c) all amounts attributable to depreciation and amortization for such period, (d) any non-cash charges for such period, (e) fees and expenses incurred in connection with the Transactions, (f) fees and expenses incurred in connection with the issuance of any Indebtedness or equity, acquisitions, investments or asset sales or divestitures permitted hereunder, (g) any extraordinary, non-recurring or unusual cash charges or losses for such period arising out of the restructuring, consolidation, severance or discontinuance of any portion of the operations, employees and/or management of any entities or businesses of Borrowers or any of the Subsidiaries, determined without giving effect to any extraordinary gains or losses for such period to the extent included in determining such Consolidated Net Income, all determined on a consolidated basis in accordance with GAAP, and (h) extraordinary or non-recurring charges, fees and expenses incurred in connection with the Permitted Capital Project; provided that, solely for purposes of determining compliance with the Financial Covenants, in the event

Borrowers or any Subsidiary acquired or disposed of any Person or line of business during the relevant period, Consolidated EBITDA will be determined giving pro forma effect to such acquisition or disposition as if such acquisition or disposition and any related incurrence or repayment of Indebtedness had occurred on the first day of the relevant period. The parties hereto agree that Consolidated EBITDA for the Fiscal Quarter ending (i) on September 30, 2022 shall be deemed to be $33,568,472.75, (ii) on December 31, 2022 shall be deemed to be $33,400,047.20, (iii) on March 31, 2023 shall be deemed to be $69,959,554.85, and (iv) on June 30, 2023 shall be deemed to be $88,576,286.76.

“Consolidated Group” means, collectively, WKKC and its Subsidiaries (including the other Borrowers), on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the sum of (a) the cash interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Consolidated Group for such period, determined on a consolidated basis in accordance with GAAP and (b) any amounts paid during such period in respect of interest or other financing costs of WKKC or any Subsidiary that have been or are required to be capitalized and are not included in consolidated interest expense for such period in accordance with GAAP; provided that, there shall be excluded from Consolidated Interest Expense (i) any such amounts incurred pursuant to a Receivables Financing Facility, (ii) any fees paid to Administrative Agent, and (iii) any payments made to obtain any interest rate Hedging Agreements; provided further that, solely for purposes of determining compliance with Section 7.2, in the event WKKC or any Subsidiary acquired or disposed of any Person or line of business during the relevant period, Consolidated Interest Expense will be determined giving pro forma effect to any incurrence or repayment of Indebtedness related to such acquisition or disposition as if such incurrence or repayment of Indebtedness had occurred on the first day of the relevant period.

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense under this Agreement for any period of four Fiscal Quarters ending prior to September 30, 2024, the amounts described in this definition shall be equal to such amounts from the Initial Funding Date through the last day of the applicable period multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Initial Funding Date through the last day of the applicable period.

“Consolidated Net Income” means, for any period, the net income or loss of the Consolidated Group for such period determined on a consolidated basis in accordance with GAAP; provided that (a) there shall be excluded the income of any Person (other than WKKC or any Subsidiary) in which any other Person (other than WKKC or any Subsidiary or any director holding qualifying shares or other third parties holding nominal amounts of shares, as required by or in compliance with applicable law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to WKKC or any of the Subsidiaries during such period, and (b) solely for purposes of determining compliance the Financial Covenants, in the event the Company or any Subsidiary acquired or disposed of any Person or line of business during the relevant period, Consolidated Net Income will be determined giving pro forma effect to such acquisition or disposition as if such acquisition or disposition and any related incurrence or repayment of Indebtedness had occurred on the first day of the relevant period, but shall not take into account any cost savings projected to be realized as a result of such acquisition or disposition other than cost savings permitted to be included under Regulation S-X of the SEC.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) the aggregate principal amount of all outstanding Funded Debt of the Consolidated Group as of such date, minus (ii) Qualified Cash as of such date, to (b) Consolidated EBITDA for the four Fiscal Quarter period then ended or most recently ended.

“Consolidated Total Assets” means, as of any date of determination, the consolidated total assets of the Consolidated Group as of such date, determined in accordance with GAAP.

“Control Agreements” means, collectively, those control agreements in form and substance reasonably acceptable to Administrative Agent entered into among (a) the depository institution maintaining any Deposit Account, the securities intermediary maintaining any securities account, or commodity intermediary maintaining any commodity account, (b) a Domestic Obligor or Defaulting Lender, as applicable, (c) Administrative Agent, and (d) to the extent applicable, the Receivables Financier, pursuant to which Administrative Agent obtains control (within the meaning of the applicable provision of the UCC) over such Deposit Account, securities account, or commodity account.

“Controlled Account” means each Deposit Account, securities account, or commodity account that is subject to a Control Agreement.

“Conversion Date” means with respect to the Delayed Draw Term Commitments, the earliest of (a) the first date on which the aggregate Delayed Draw Term Loans advanced hereunder are equal to the aggregate Delayed Draw Term Commitment then in effect and (b) the date that is 15 months from the Initial Funding Date.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Credit Extension” means the making of a Loan or the issuing, extending, renewing, or amending of a Letter of Credit.

“Daily Compounded CORRA” means, for any Business Day in an interest payment period, CORRA with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback) being established by Administrative Agent in accordance with the methodology and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded CORRA for CAD denominated business loans made in Canada; provided that if Administrative Agent decides that any such convention is not administratively feasible for Administrative Agent, then Administrative Agent may establish another convention in its reasonable discretion; and provided that if the administrator has not provided or published CORRA and a Benchmark Transition Event with respect to CORRA has not occurred, then, in respect of any day for which CORRA is required, references to CORRA will be deemed to be references to the last provided or published CORRA.

“Debt Fund Affiliate” means, with respect to any Person, any Affiliate of such Person that is a bona fide debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course.

“Debtor Relief Laws” means the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws (including the arrangement provisions of the Canada Business Corporations Act and any other applicable corporate legislation as such provisions relate to the arrangement of claims of creditors of an insolvent obligor) of the United States or Canada (or any applicable state, province or territory thereof) or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means a per annum interest rate equal to (a) in the case of any Loans, 2.0% plus the rate otherwise applicable to such Loan (including the Applicable Margin) or (b) in the case of any other Obligation, 2.0% plus the rate applicable to Base Rate Loans (including the Applicable Margin) as provided in Section 2.12(a).

“Defaulting Lender” means, subject to Section 2.21(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within 2 Business Days of the date when due, (b) has notified any Borrower, Administrative Agent, Swingline Lender or any Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by Administrative Agent or Borrowers, to confirm in writing to Administrative Agent and Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Laws, (ii) had appointed for it a receiver, receiver and manager, monitor, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization, arrangement or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, provincial, territorial or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of (x) the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (y) an Undisclosed Administration of such Lender so long as such ownership interest or Undisclosed Administration does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or Canada or any province or territory thereof, as applicable, or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such

Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) of this definition shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to Borrowers, each Issuing Lender, and each Lender.

“Delayed Draw Availability Period” means the period beginning on the first Business Day following consummation of the Spin-Off and ending on the earlier of the Conversion Date and the date of termination of the Delayed Draw Term Loan Commitments pursuant to the terms hereof.

“Delayed Draw Quarterly Percentage Amount” means the percentage of the aggregate principal amount of all Delayed Draw Term Loans on the Conversion Date as is set forth below for each Quarterly Date occurring during any of the periods set forth below:

Percentage	Quarterly Date
0.625%	March 31, 2024 through December 31, 2024
1.25%	March 31, 2025 through December 31, 2025
1.25%	March 31, 2026 through December 31, 2026
1.875%	March 31, 2027 through December 31, 2027
2.5%	March 31, 2028, and thereafter

“Delayed Draw Term A-1 Commitment” means, with respect to each Delayed Draw Term A-1 Lender, its obligation to make Delayed Draw Term A-1 Loans to any U.S. Borrower in an aggregate principal amount up to, and not to exceed, the amount set forth on such Lender’s signature page hereto under the caption “Delayed Draw Term A-1 Commitment”, or in the Assignment and Assumption pursuant to which such Delayed Draw Term A-1 Lender has become a party hereto, as applicable, in each case, as such commitment may be (a) reduced from time to time pursuant to Section 2.8 or 2.18(b) or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.4. As of the Signing Date, the aggregate amount of Delayed Draw Term A-1 Commitments is $125,000,000.

“Delayed Draw Term A-1 Lender” means a Lender with a Delayed Draw Term A-1 Commitment or an outstanding Delayed Draw Term A-1 Loan.

“Delayed Draw Term A-1 Loan” means a Loan made pursuant to Section 2.1(c)(i).

“Delayed Draw Term A-2 Commitment” means, with respect to each Delayed Draw Term A-2 Lender, its obligation to make Delayed Draw Term A-2 Loans to any U.S. Borrower in an aggregate principal amount up to, and not to exceed, the amount set forth on such Lender’s signature page hereto under the caption “Delayed Draw Term A-2 Commitment”, or in the Assignment and Assumption pursuant to which such Delayed Draw Term A-2 Lender has become a party hereto, as applicable, in each case, as such commitment may be (a) reduced from time to time pursuant to Section 2.8 or 2.18(b) or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.4. As of the Signing Date, the aggregate amount of Delayed Draw Term A-2 Commitments is $125,000,000.

“Delayed Draw Term A-2 Lender” means a Lender with a Delayed Draw Term A-2 Commitment or an outstanding Delayed Draw Term A-2 Loan.

“Delayed Draw Term A-2 Loan” means a Loan made pursuant to Section 2.1(c)(ii).

“Delayed Draw Term Commitment” means, collectively, the Delayed Draw Term A-1 Commitment and the Delayed Draw Term A-2 Commitment.

“Delayed Draw Term Lender” means, collectively, the Delayed Draw Term A-1 Lenders and the Delayed Draw Term A-2 Lenders.

“Delayed Draw Term Loan” means, collectively, the Delayed Draw Term A-1 Loan and the Delayed Draw Term A-2 Loan.

“Deposit Account” means a demand, time, savings, passbook, or similar account maintained with an organization engaged in the business of banking, including savings banks, savings and loan associations, credit unions, and trust companies. Neither investment property nor accounts evidenced by an instrument shall constitute a Deposit Account for purposes of this Agreement.

“Disclosed Matters” has the meaning assigned to such term in Section 3.6.

“Disposition” means any sale, assignment, lease, license, transfer, division, or other disposition of any property or assets (whether now owned or hereafter acquired) by any Company to any other Person (including any Sale and Leaseback Transaction) other than sales of Inventory in the Ordinary Course of Business. The term “Dispose” as a verb has a corresponding meaning.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale or similar event are be subject to the prior Full Satisfaction of the Obligations), (b) is redeemable at the option of the holder thereof (other than (i) solely for Qualified Equity Interests and cash in lieu of fractional shares or (ii) as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to Full Satisfaction of the Obligations), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Term Loan Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees, officers, directors, managers or consultants of Borrowers or the Subsidiaries or by any such plan to such employees, officers, directors, managers or consultants, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by a Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of the termination, death or disability of such officers, directors, managers or consultants.

“Disqualified Institution” means (a) any Disqualified Lending Institution, (b) any Competitor and (c) any Affiliate (other than a Debt Fund Affiliate) of such Disqualified Lending Institution or Competitor that is readily identifiable on the basis of such Affiliate’s name or identified as such by Administrative Borrower in writing to Administrative Agent at least three Business Days prior to such date; provided that (i) no notice delivered by Administrative Borrower shall apply retroactively to disqualify any Person that has previously acquired an assignment or participation interest in the Loans, and (ii) “Disqualified Institutions” shall exclude any Person that Administrative Borrower has designated as no longer being a “Disqualified Institution” by written (including email) notice delivered to Administrative Agent from time to time. The list of Disqualified Institutions provided by Administrative Borrower and any permitted updates thereto from time to time may be made available to any Lender that specifically requests a copy from Administrative Agent.

“Disqualified Lending Institution” means certain banks, financial institutions, institutional lenders and other entities that have been identified by Administrative Borrower as a “Disqualified Lending Institution” pursuant to that letter addressed to Administrative Agent dated as of the Signing Date.

“Distribution” means the distribution by Kellogg, following the consummation of the Internal Reorganization, of all the issued and outstanding common Equity Interests in WKKC on a pro rata basis to the holders of the shares of common stock, par value $0.25 per share, of Kellogg.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Other Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with such Other Currency last provided (either by publication or otherwise provided to Administrative Agent) by the applicable Reuters source (or such other publicly available source for displaying exchange rates as determined by Administrative Agent) on the date that is two Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by Administrative Agent using any method of determination it deems appropriate in its sole discretion. ny determination by Administrative Agent pursuant to clause (b) or (c) above shall be conclusive absent manifest error.

“Dollars” or “$” refers to the lawful money of the United States.

“Domestic Collateral Documents” means, collectively, the Domestic Security Agreement, the Control Agreements, the Domestic Mortgages, the Domestic Intellectual Property Security Agreements, and each other agreement, instrument, or document delivered by a Domestic Obligor that creates or purports to create a Lien in favor of Administrative Agent and all UCC financing statements and fixture filings required by the Domestic Security Agreement or any Domestic Mortgage, or such other agreement, instrument, or document to be filed with respect to the Liens on personal property and fixtures created pursuant thereto and each other security agreement or other document executed and delivered after the Initial Funding Date to secure any of the Obligations.

“Domestic Holding Company” means any Subsidiary of a Borrower organized under the laws of the United States, any state thereof, the District of Columbia, or any other jurisdiction within the United States, (a) that is treated as a disregarded entity for U.S. federal income tax purposes, (b) all of the assets (other than de minimis assets) of which consist of the Equity Interests of one or more Foreign Subsidiaries (other than a Subsidiary organized in Canada), (c) that is in compliance with Section 6.15, and (d) in which the pledge of all of the Equity Interests of such Subsidiary as Collateral would, as reasonably determined by Borrowers and set forth in a certificate of a Responsible Officer of Administrative Borrower delivered to Administrative Agent, result in material adverse tax consequences to Borrowers.

“Domestic Intellectual Property Security Agreements” means, collectively, all “Patent Security Agreements”, “Copyright Security Agreements”, “Trademark Security Agreements”, or similar agreements granting a Lien on intellectual property now or hereafter entered into by any Domestic Obligor in favor of Administrative Agent, as amended, modified, restated or supplemented from time to time.

“Domestic Mortgages” means each Mortgage given by any Domestic Obligor, as grantor, to Administrative Agent to secure any of the Obligations, as such agreements may be amended, modified, restated or supplemented from time to time.

“Domestic Obligor” means each U.S. Borrower and any other Obligor that is a Domestic Subsidiary.

“Domestic Security Agreement” means the Pledge and Security Agreement (Domestic) dated as of the Initial Funding Date executed in favor of Administrative Agent by U.S. Borrowers and each other Domestic Obligor, as amended, modified, restated or supplemented from time to time.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.4(b)(iii), 10.4(b)(vi), and (other than a Disqualified Institution) 10.4(b)(vii) (subject to such consents, if any, as may be required under Section 10.4(b)(iii)).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, permits, orders, decrees, judgments, injunctions, notices, or binding agreements issued, promulgated, or entered into by any Governmental Authority, regulating, relating to, or imposing liability or standards of conduct concerning pollution or protection of the environment, natural resources, or the generation, use, treatment, storage, handling, transportation, or release of, or exposure to, Hazardous Materials, as has been, is now, or may at any time hereafter be, in effect.

“Environmental Liability” means any liability, contingent, or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties, or indemnities, and including any Lien filed against any Mortgaged Property) in favor of any Governmental Authority, of any Obligor or any Subsidiary directly or indirectly resulting from or based upon (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing (to the extent of such liability).

“Equity Interest” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations, or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited), if such Person is a limited liability company, membership interests and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued on or after the Signing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Issuance” means any issuance or sale by any Company on or after the Signing Date of any of its Equity Interests or any other security or instrument representing an Equity Interest (or the right to obtain any Equity Interest) in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder and any successor thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with such Company or any of its Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 and 430 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived), (b) the failure to meet all applicable requirements of the minimum funding standards and minimum required contributions set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA with respect to a Plan or a Multiemployer Plan, including the failure to make sufficient contributions to a Plan for any plan year which, in the aggregate, are less than the minimum required contribution determined under Section 412 of the Code, Section 430 of the Code, or Section 303 of ERISA for the Plan for the plan year, or the existence with respect to any Multiemployer Plan of an “accumulated funding deficiency” (as defined in Section 431 of the Code or Section 304 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the filing of a notice of intent to terminate a Plan under, or the treatment of a Plan amendment as a termination under, Section 4041 of ERISA or the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or a cessation of operations with respect to a Plan within the meaning of Section 4062(e) of ERISA, (e) the receipt by any Company, any of its ERISA Affiliates, or any plan administrator of any notice from the PBGC relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan or the occurrence any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, (f) the determination that any Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA), (g) a complete or partial withdrawal by any Company or any ERISA Affiliate from a Multiemployer Plan or the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the withdrawal or partial withdrawal from any Multiemployer Plan, (h) the receipt by any Company or any of its ERISA Affiliates of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate; (j) the engagement by any Company or any ERISA Affiliate in a transaction that could reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon any Borrower pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (l) the making of an amendment to a Plan that could reasonably be expected to result in the posting of bond or security under Section 436(f)(1) of the Code.

“Erroneous Payment” has the meaning assigned to it in Section 9.14(a).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.14(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EUR” means the single currency of any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“EURIBOR” means, with respect to Borrowing denominated in EUR, a rate per annum equal to the Euro Interbank Offered Rate as administered by the European Money Markets Institute (or any other Person that takes over the administration of such rate) for a period equal in length to such Interest Period, as displayed on the Reuters screen page that displays such rate (currently page EURIBOR01) (or, in the event such rate does not appear on a Reuters page or screen, on the appropriate page of such other information service that publishes such rate as shall be selected by Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period; provided that in no event shall EURIBOR be less than the Floor. In the event that such rate is not available at such time for any reason, then EURIBOR with respect to such Borrowing for such Interest Period shall be the rate at which EUR deposits in the amount of the requested Borrowing and for a maturity comparable to such Interest Period are offered by Rabobank in immediately available funds in the EUR interbank market at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to a Eurocurrency Rate.

“Eurocurrency Loan” means a Loan that bears interest at a rate based on a Eurocurrency Rate.

“Eurocurrency Rate” means, for any Interest Period with respect to any Loan or Borrowing:

(a) denominated in EUR, EURIBOR; and

(b) denominated in CAD, CDOR.

“Event of Default” has the meaning assigned to such term in Section 8.1.

“Event of Loss” means with respect to any inventory, equipment or fixed asset of any Company, any of the following: (a) any loss, destruction or damage of such asset, or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such asset, or confiscation of such asset or requisition of the use of such asset.

“Evergreen Letter of Credit” has the meaning assigned to it in Section 2.5(o).

“Excess Amount” has the meaning assigned to such term in Section 7.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Accounts” means, with respect to each Obligor, each (a) deposit account maintained in connection with an employee benefit plan provided to such Obligor’s employees to the extent the funds on deposit therein are held for the benefit of such Obligor’s employees and are not the assets of such Obligor, (b) account that is a payroll, withholding tax, or tax trust or fiduciary account, so long as Borrowers and their Subsidiaries do not deposit or maintain funds in such payroll accounts or tax accounts in excess of amounts necessary to satisfy current payroll liabilities, payroll taxes or other wage and benefit payments, (c) accounts established solely to receive proceeds of Receivables subject to the Receivables Financing Facility so long as Borrowers and their Subsidiaries do not deposit other funds in accounts; (d) overnight investment accounts, (e) any accounts of any Obligor holding funds in escrow with respect to any proposed, pending or consummated Permitted Acquisition or any accounts of any Obligor holding funds for the benefit of any insurance carrier of any Obligor, and (f) petty cash account of such Obligor, provided that the petty cash accounts of the Loan Parties shall cease to constitute Excluded Accounts if the aggregate funds on deposit in all petty cash accounts of the Loan Parties taken together exceed $5,000,000 at any one time.

“Excluded Subsidiary” means, unless otherwise elected by Borrowers (pursuant to the terms of Section 5.8) (a) any Subsidiary that is not a Wholly-Owned Subsidiary of Borrowers or any Obligor, (b) any Subsidiary for which guarantees of the Obligations are prohibited by law (including as a result of applicable financial assistance, directors’ duties or corporate benefit requirements, or require consent, approval, license or authorization of a Governmental Authority, unless such consent, approval, license or authorization has been received); provided, that there shall be no obligation to obtain such consent, (c) any Tax Preferred Subsidiary a guaranty by which could reasonably be expected to result in any material adverse tax, accounting or regulatory consequences to Borrowers or one of their respective Subsidiaries, (d) any not-for-profit Subsidiaries, (e) any special purpose vehicle, including a securitization vehicle (or similar entity), and (f) captive insurance Subsidiaries; provided that, notwithstanding the foregoing, in no event shall a Foreign Borrower be deemed to be an Excluded Subsidiary for purposes of this Agreement.

“Excluded Swap Obligation” means, with respect to any Obligor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Obligor of, or the grant by such Obligor of a security interest to secure, such Swap Obligation (or a Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Obligor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Obligor or the grant of such security interests becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interests is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrowers under Section 2.18(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(g), (d) any U.S. federal withholding Taxes imposed under FATCA, and (e) any Canadian Taxes resulting from (i) the Obligor not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with the Recipient, (ii) the Recipient being a “specified non-resident shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of the Obligor, or (iii) the Recipient not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of an Obligor, in each case, other than where such non-arm’s length or specified non-resident shareholder relationship arises solely as a result of such Recipient having executed, delivered, become a party to, engaged in any other transaction pursuant to, received or perfected a security interest under, or received, exercised or enforced any rights under, any Loan Documents.

“Farm Credit Bank” means a lending institution organized and existing pursuant to the provisions of the Farm Credit Act of 1971, as amended, and under the regulation of the Farm Credit Administration.

“Farm Credit Equities” means any Borrowers’ stock, patronage refunds issued in the form of stock or otherwise constituting allocated units, patronage surplus (including any such surplus accrued by a Farm Credit Bank for the account of Borrowers) and other equities in any Farm Credit Bank acquired in connection with, or because of the existence of, Borrowers’ patronage loan from such Farm Credit Bank (or its affiliate), and the proceeds of any of the foregoing.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCB Loans” means, collectively, the Revolving USD Tranche Loans, Initial Term A-2 Loans and Delayed Draw Term A-2 Loans.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that in no event shall the Federal Funds Effective Rate be less than zero.

“Fee Letter” means, collectively (a) that certain fee letter, dated as of the Signing Date, by and among Rabobank and CoBank, as “Joint Lead Arrangers” hereunder, and Borrowers, setting forth certain fees relating to this Agreement to be paid to Rabobank and CoBank, on their behalf and on behalf of the Lenders, and (b) that certain fee letter, dated as of the Signing Date, by and between Administrative Agent and Borrower, setting forth certain fees relating to this Agreement to be paid to Administrative Agent.

“Financial Covenants” means, collectively, the financial covenants or tests set forth in Sections 7.1, 7.2 and 7.3.

“Financing Transactions” means (a) the execution, delivery and performance by each Obligor of the Loan Documents to which it is to be a party and (b) the borrowing of Loans and the use of the proceeds thereof and the issuance of Letters of Credit hereunder on the Initial Funding Date.

“Fiscal Quarter” means each calendar quarter.

“Fiscal Year” means each calendar year.

“Floor” means a rate of interest equal to 0.0%.

“Foreign Borrowers” means, collectively, WKK Canada and any Foreign Subsidiary designated as an Additional Borrower pursuant to Section 2.2(g) after the Signing Date.

“Foreign Collateral Documents” means, collectively, the Canadian Security Agreement, any Canadian Mortgages, and each other agreement, instrument, or document delivered by a Foreign Obligor that creates or purports to create a Lien in favor of Administrative Agent, including all PPSA and intellectual property filings required by the Canadian Security Agreement and any Canadian Mortgages, and such other agreements, instruments, or documents to be filed with respect to the Liens on personal property and fixtures created pursuant thereto and each other security agreement or other document executed and delivered by a Foreign Obligor after the Signing Date to secure any of the Obligations.

“Foreign Lender” means any Lender or Participant that is not a U.S. Person.

“Foreign Obligor” means each Foreign Borrower and any other Obligor that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary of a Borrower that is (a) not a U. S. Person and (b) a controlled foreign corporation (within the meaning of Section 957(a) of the Code) with respect to which such Borrower (or any corporation which in addition to such Borrower is a member of an affiliated group, within the meaning of Section 1504(a) of the Code, for which a consolidated return is filed pursuant to Section 1501 of the Code) is a United States shareholder within the meaning of Section 951(b) of the Code.

“Form 10” means the Registration Statement on Form 10 (including the exhibits thereto) filed by WKKC with the SEC on July 24, 2023, as amended by Amendment No. 1 to Form 10 filed with the SEC on August 1, 2023, and Amendment No. 2 to Form 10 filed with the SEC on August 23, 2023, as further amended, supplemented or otherwise modified from time to time.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Pro Rata Share of the outstanding LC Exposure with respect to Letters of Credit issued by such Issuing Lender other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to Swingline Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fully Satisfied” or “Full Satisfaction” means, as of any date, that on or before such date:

(a) with respect to the Loans and Letters of Credit: (i) the principal of and interest accrued to such date on the Loans and outstanding LC Disbursements (other than the contingent LC Exposure) shall have been paid in full in cash, (ii) all fees, expenses, and other amounts then due and payable (other than the contingent LC Exposure and other contingent amounts for which a claim has not been made) shall have been paid in full in cash, (iii) the Commitments shall have expired or irrevocably been terminated, and (iv) the contingent LC Exposure, if any, shall have been secured by: (A) the grant of a first-priority, perfected Lien on cash in an amount at least equal to 103% of the amount of such LC Exposure or other collateral which is acceptable to Issuing Lender in its sole discretion, (B) the issuance of a “back-to-back” letter of credit in form and substance acceptable to Issuing Lender with an original face amount at least equal to 103% of the amount of such LC Exposure and issued by an issuing bank satisfactory to Issuing Lender in its sole discretion or (C) with the consent of the applicable Issuing Lender, rolled in to a new credit facility; and

(b) with respect to the Bank Product Obligations: (i) all termination payments, fees, expenses, and other amounts then due and payable under the related Bank Product Agreements shall have been paid in full in cash, and (ii) all contingent amounts which could be payable under the related Bank Product Agreements shall have been secured by: (A) the grant of a first-priority, perfected Lien on cash in an amount at least equal to 103% of the amount of such contingent amounts or other collateral which is acceptable to the applicable Bank Product Provider or (B) the issuance of a letter of credit in form and substance acceptable to the applicable Bank Product Provider and in an amount at least equal to 103% of the amount of such contingent obligations and issued by an issuing bank reasonably satisfactory to such applicable Bank Product Provider; provided the amount of such Bank Product Obligations shall be determined in accordance with Section 9.13.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding, or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means, with respect to any member of the Consolidated Group on any date of determination, without duplication, all obligations of the type described in clauses (a), (b) (but in the case of earn-out obligations, only to the extent such obligation is not contingent or is required to be accounted for as a liability on the balance sheet of the Consolidated Group in accordance with GAAP and is not paid within a period of more than 5 Business Days thereafter), (c) (but only to the extent that any letter of credit or acceptance facility has been drawn and not reimbursed for a period of more than 3 Business Days), (d) and (f) of the definition of “Indebtedness” and any Guarantee of any of the foregoing for which a demand for payment has been received, and specifically including, without limitation, the amount of all Obligations hereunder; provided that, (x) Indebtedness incurred pursuant to the Receivables Financing Facility, and (y) any Guarantee provided by Administrative Borrower in respect of the supply chain payables finance facility of any Subsidiary, in each case, shall not be included as Funded Debt for purposes hereof.

“GAAP” means generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the US accounting profession).

“Governmental Authority” means the government of the United States of America, Canada or any other applicable nation, or of any political subdivision thereof, whether state, provincial, territorial, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof or pledge any assets to secure the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, or (e) entered into for the purpose of assuring in any other manner the holder of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such holder against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as reasonably determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning. Notwithstanding the foregoing, the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business or customary and reasonable indemnification obligations or product warranties.

“Guarantor” means each Subsidiary Guarantor, and any other Person executing a Guaranty Agreement.

“Guaranty Agreement” means a guaranty agreement delivered to Administrative Agent from time to time by any Person providing a Guarantee of any of the Obligations, in form and substance reasonably acceptable to Administrative Agent.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes, or other pollutants or contaminants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious, or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law, in each case due to their hazardous, toxic, dangerous or deleterious properties or characteristics.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, currency options, spot contracts, collar transactions, commodity price protection agreement, rate swap transactions, basis swaps, forward rate transactions, or other interest rate, currency exchange rate, or commodity price hedging arrangement, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), designed to provide protection against fluctuations in interest rates, currency exchange rates, or commodity prices, whether or not any such transaction is governed by or subject to any master agreement.

“Illegality Notice” has the meaning assigned to such term in Section 2.18(a).

“Immaterial Subsidiary” means any Subsidiary of Borrowers other than a Material Subsidiary.

“Increased Leverage Period” has the meaning assigned to such term in Section 7.1.

“Incremental Facility” has the meaning assigned to such term in Section 2.19.

“Incremental Facility Notice” has the meaning assigned to such term in Section 2.19.

“Incremental Revolving Credit Commitment” has the meaning assigned to such term in Section 2.19.

“Incremental Term Loan” has the meaning assigned to such term in Section 2.19.

“Indebtedness” of any Person (the “Subject Person”) means, without duplication, (a) all indebtedness for borrowed money (including all obligations evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily paid), (b) the deferred purchase price of assets or services which in accordance with GAAP would be shown to be a liability on such Person’s balance sheet, including seller notes and earn-out obligations but specifically excluding accrued expenses and trade payables arising or incurred in the Ordinary Course of Business and, in connection with such trade payables, payable on trade terms customary in the industry, (c) the maximum stated amount of all letters of credit issued or acceptance facilities established for the account of such Subject Person and, without duplication, all drafts drawn thereunder, (d) all Capital Lease Obligations, (e) all Synthetic Lease Obligations and all obligations under any receivables purchase facility, securitization facility or other similar off-balance sheet financing product to which such Subject Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes, (f) any Disqualified Equity Interests of such Subject Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests, (g) any obligations of such Subject Person under conditional sales contracts and similar title retention instruments with respect to property acquired, (h) all obligations under any Hedging Agreement (measured at the Termination Value thereof), (i) indebtedness owing by a partnership in which such Subject Person is a general partner to the extent of recourse to such Subject Person for the payment of such indebtedness, (j) all indebtedness referred to in clauses (a) through (i) of this definition of another Person secured by any Lien on any property of such Subject Person, whether or not such indebtedness has been assumed, in an amount not to exceed the fair market value of the property of such Subject Person securing such indebtedness, and (k) all Guarantees by such Subject Person of indebtedness referred to in clauses (a) through (i) of this definition of others.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.3(b).

“Initial Funding Date” means the date on which the conditions set forth in Section 4.2 are satisfied (or waived in accordance with Section 10.2).

“Initial Term A-1 Commitment” with respect to each Initial Term A-1 Lender, its obligation to make an Initial Term A-1 Loan to the U.S. Borrower on the Initial Funding Date in an aggregate principal amount up to, and not to exceed, the amount set forth on such Lender’s signature page hereto under the caption “Initial Term A-1 Commitment”. The initial aggregate amount of the Initial Term A-1 Lenders’ Initial Term A-1 Commitments is $250,000,000.

“Initial Term A-1 Lender” means a Lender with an Initial Term A-1 Commitment or an outstanding Initial Term A-1 Loan.

“Initial Term A-1 Loan” means a Loan made pursuant to Section 2.1(b)(i).

“Initial Term A-2 Commitment” with respect to each Initial Term A-2 Lender, its obligation to make an Initial Term A-2 Loan to the U.S. Borrower on the Initial Funding Date in an aggregate principal amount up to, and not to exceed, the amount set forth on such Lender’s signature page hereto under the caption “Initial Term A-2 Commitment”. The initial aggregate amount of the Initial Term A-2 Lenders’ Initial Term A-2 Commitments is $250,000,000.

“Initial Term A-2 Lender” means a Lender with an Initial Term A-2 Commitment or an outstanding Initial Term A-2 Loan.

“Initial Term A-2 Loan” means a Loan made pursuant to Section 2.1(b)(ii).

“Initial Term Commitment” means, collectively, the Initial Term A-1 Commitment and the Initial Term A-2 Commitment.

“Initial Term Lender” means, collectively, the Initial Term A-1 Lenders and Initial Term A-2 Lenders.

“Initial Term Loan” means, collectively, the Initial Term A-1 Loan and the Initial Term A-2 Loan.

“Interest Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Consolidated EBITDA, to (b) Consolidated Interest Expense, in each case for the four Fiscal Quarter period then ended.

“Interest Election Request” means a request by Borrowers to convert or continue a Borrowing in accordance with Section 2.7.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the second Business Day following each Quarterly Date; and (b) with respect to any Eurocurrency Loan or any SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing or a SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period. For the avoidance of doubt, Interest Payment Dates shall also occur: (a) in the event of any repayment or prepayment of a Eurocurrency Loan or SOFR Loan, with respect to the principal amount repaid or prepaid, the date of such repayment or prepayment, (b) in the event of any conversion of such Eurocurrency Loan or SOFR Loan to Dollars and Base Rate Loan in accordance with the terms hereof, the effective date of such conversion and (c) on the Term Loan Maturity Date or Revolving Credit Maturity Date (as applicable).

“Interest Period” means, (a) with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three, or six months thereafter (in each case, subject to the availability for the interest rate applicable to the relevant currency), as Borrowers may elect in accordance with Section 2.7, and (b) with respect to any SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three, or six months thereafter; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the Term Loan Maturity Date and Revolving Credit Maturity Date, as applicable; and provided further, that no tenor that has been removed from this definition of “Interest Period” pursuant to Section 2.22 shall be available for specification in the applicable Borrowing Request or Interest Election Request for the applicable currency. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internal Reorganization” means (a) the transfer from Kellogg (or its Subsidiary) to WKKC of (i) all WKKC Assets and WKKC Liabilities (as such terms are defined in the Separation Agreement) and (ii) all equity interests in the entities that will be Subsidiaries of WKKC following the Spin-Off, and (b) the transfer from WKKC (or its Subsidiary) to Kellogg of all Kellanova Assets and Kellanova Liabilities (as such terms are defined in the Separation Agreement), all as described in the Separation Agreement and in the Form 10 at the time the Form 10 becomes effective under the Exchange Act.

“Inventory” means, with respect to any Person, all of the “inventory” (as such term is defined in the UCC) of such Person.

“Invested Amount” has the meaning assigned to such term in the definition of “Attributed Principal Amount.”

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services, or securities or otherwise) of bonds, notes, debentures, or Equity Interests or other securities or substantially all the assets of, or any line of business or division of, any other Person, or the acquisition of assets of another Person that constitute a business unit (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale), whether direct or indirect or in one transaction or series of transactions; (b) the making of any advance, loan or other extension of credit or capital contribution to, any other Person; (c) the entering into of any Guarantee or assumption of debt of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; (d) the entering into of any Hedging Agreement; or (e) the entering into of any joint venture. For purposes of Section 6.5 and covenant compliance, the amount of any Investment shall be the amount actually invested (which, in the case of any Investment constituting the contribution of an asset or property, shall be based on the fair market value of such asset or property at the original time such Investment is made) plus the cost of all additions thereto, without adjustment for subsequent increases or decreases in the value of such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, or the payment of interest or dividends on, the original principal amount of any such Investment), minus Returns in respect of such Investment; provided that in the event that any Investment is made by Borrowers or any of their Subsidiaries in any Person through substantially concurrent interim transfers of any amount through Borrowers or any Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 6.5.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuing Lender” means, individually and collectively as the context may require, (a) Rabobank, in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.5(k), and (b) in Rabobank’s sole discretion with the approval of Administrative Borrower, any Lender selected by Rabobank that agrees to issue a Letter of Credit hereunder in lieu of Rabobank.

“Judgment Currency” has the meaning assigned to such term in Section 10.25.

“Kellogg” means Kellogg Company, a Delaware corporation.

“Kellogg Cash Transfer” means the cash dividend to be paid by WKKC to Kellogg on the Initial Funding Date pursuant to the terms of the Separation Agreement.

“LCA Election” has the meaning assigned to such term in Section 1.7(b).

“LCA Test Date” has the meaning assigned to such term in Section 1.7(b).

“LC Disbursement” means a payment made by Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of Borrowers at such time. The LC Exposure of any Revolving Credit Lender at any time shall be its Pro Rata Share of the total LC Exposure at such time.

“Lenders” means the Persons party hereto as a “Lender” and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption and any Additional Lender in connection with an Incremental Facility, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes Swingline Lender.

“Letter of Credit” means any standby or commercial letter of credit issued pursuant to this Agreement; provided, however, no letter of credit issued by an Issuing Lender (other than a Person that is also Administrative Agent or one of its Affiliates) shall be deemed a “Letter of Credit” for purposes of this Agreement unless Administrative Agent shall have received written notice thereof from such Issuing Lender as required pursuant to Section 2.5(p).

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively and individually, any application therefor and any other agreements, instruments or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at the risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, option, levy, execution, attachment, garnishment, hypothecation, assignment for security, deposit arrangement, encumbrance, charge, security interest, or other preferential arrangement in the nature of a security interest of any kind or nature whatsoever, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Condition Acquisition” means any Permitted Acquisition or Investment by an Obligor of any assets, business or Person permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan Documents” means, collectively, this Agreement, the Letter of Credit Documents, any Guaranty Agreements, the Security Documents, the Receivables Intercreditor Agreement, the Collateral Information Certificate, the Fee Letters, all Borrowing Requests, all Interest Election Requests, all Incremental Facility Notices, all Subordination Agreements, all requests for the issuance of Letters of Credit, and all other documents, instruments, certificates, promissory notes and agreements executed, delivered, or acknowledged by an Obligor (other than Organizational Documents and any Bank Product Agreements) in connection with or contemplated by this Agreement.

“Loans” mean the loans made by the Lenders to any Borrower pursuant to this Agreement in the form of a Term Loan, Revolving Credit Loan, or Swingline Loan.

“Majority Lenders” of any Class means, at any time, Lenders with Revolving Credit Exposures, outstanding Term Loans, and unused Commitments of such Class representing more than 50% of the sum of the total Revolving Credit Exposures, outstanding Term Loans and unused Commitments of such Class at such time; provided that, the Revolving Credit Exposures, outstanding Term Loans and Commitments of any Class held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Margin Stock” means “margin stock” within the meaning of Regulations U and X of the Board.

“Material Acquisition” means any Permitted Acquisition for which the aggregate Permitted Acquisition Consideration exceeds $75,000,000.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect upon (a) the business, assets, results of operations or financial condition of Borrowers and their Subsidiaries, taken as a whole, (b) the ability of Borrowers and the Guarantors (taken as a whole) to perform their material payment obligations under the Loan Documents, (c) the legality, validity, binding effect, or enforceability of this Agreement or any other Loan Document, (d) the material rights and remedies (taken as a whole) of or benefits available to Administrative Agent or the Lenders under this Agreement or any of the other Loan Documents, or (e) the value of the Collateral, taken as a whole.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), of any Company in an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding the greater of (x) $37,500,000 and (y) 15.0% of Applicable EBITDA. For purposes of determining Material Indebtedness, the principal amount of the obligations of any Person in respect of any Hedging Agreement at any time shall be the Termination Value thereof.

“Material Intellectual Property” means all intellectual property that is: (i) necessary for the conduct of, or material to the business of, Borrowers and their Subsidiaries (taken as a whole) and (ii) owned by or exclusively licensed to any Borrower or any of its Subsidiaries.

“Material Real Property” means any parcel of real property in the United States or Canada owned in fee simple by an Obligor that (together with any adjoining parcels constituting a single site or operating property) has a fair market value (as determined by Administrative Borrower in good faith) in excess of $20,000,000.

“Material Subsidiary” means any Subsidiary that (a) the portion of Consolidated Total Assets attributable, on a stand-alone basis, to such Subsidiary (and its Subsidiaries) exceeds 5% of the Consolidated Total Assets as of the end of the most recently completed Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1, or (b) the portion of total revenue (after excluding all intercompany transactions) attributable, on a stand-alone basis, to such Subsidiary (and its Subsidiaries) exceeds 5% of total revenue of the Consolidated Group as of the end of the most recently completed four-Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1; provided that, in the event that all Subsidiaries that would otherwise not be Material Subsidiaries pursuant to the foregoing clause (a) or (b) shall in the aggregate account for a percentage in excess of 10% of the Consolidated Total Assets or 10% of total revenue of the Consolidated Group as of the end of and for the most recently completed Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1, then one or more of such Subsidiaries shall be designated by Administrative Borrower (or, if Administrative Borrower shall make no designation within 60 days following delivery of the applicable financial statements, then one or more of such Subsidiaries in descending order based on their respective contributions to Consolidated Total Assets), shall be deemed to be Material Subsidiaries for all purposes hereunder to the extent necessary to eliminate such excess; provided further, that (x) any Subsidiary that owns or licenses any Material Intellectual Property and (y) any Subsidiary that becomes an Additional Borrower pursuant to Section 2.2(g) shall, in each case, be deemed a Material Subsidiary for all purposes of this Agreement.

“Maximum Rate” has the meaning assigned to such term in Section 10.12.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or Deposit Account balances, an amount equal to 103% of the Fronting Exposure of Issuing Lender with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by Administrative Agent and Issuing Lender in their sole discretion.

“Moody’s” means Moody’s Investor Service, Inc.

“Mortgage Trigger Event” has the meaning assigned to such term in Section 5.9.

“Mortgaged Property” means each parcel of Material Real Property with respect to which a Mortgage is granted (or is required to be granted) pursuant to Section 5.9.

“Mortgages” means each mortgage, deed to secure debt, deed of trust and similar agreement delivered by any Obligor for the benefit of Administrative Agent and the Secured Parties to secure the Obligations, in each case in form and substance reasonably satisfactory to Administrative Agent.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA to which any Company or any of its ERISA Affiliates is bound.

“Multiple Employer Plan” means a Plan with respect to which Borrower or any ERISA Affiliate is a contributing sponsor, and that has two or more contributing sponsors at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means, (a) in connection with any Disposition or any Event of Loss, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or return of funds held in escrow or otherwise, but only as and when received) of such Disposition or Event of Loss, net of (i) reasonable and customary attorneys’ fees, accountants’ fees, sales commissions, investment banking fees, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien permitted hereunder on any asset which is the subject of such Disposition or Event of Loss (other than any Lien pursuant to a Security Document), (iii) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to a Borrower or a Subsidiary, such amounts net of any related expenses shall constitute Net Cash Proceeds), (iv) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities until such time as such reserve is no longer required, (v) other reasonable and customary fees and expenses actually incurred in connection therewith and the amount of cash reserves required to be established pursuant to GAAP to fund contingent liabilities reasonably estimated to be payable and attributable to such Disposition or Event of Loss and net of taxes paid or reasonably estimated to be payable and any repatriation costs associated with receipt by the applicable taxpayer of such proceeds as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and (vi) in the case of any non-Wholly Owned Subsidiary, the pro rata amounts attributable to minority interests and not available for distribution to or for the account of any Borrower or a Wholly-Owned Subsidiary and (b) in connection with any sale of debt securities or incurrence of Indebtedness, including any Permitted Refinancing Notes, the cash proceeds received from such sale or incurrence, net of reasonable and customary attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions, upfront fees, placement fees and other customary fees and expense actually incurred in connection therewith and net of any Taxes paid or reasonably estimated to be payable as a result thereof.

“Non-Brand IP Agreement” has the meaning assigned to such term in the Separation Agreement.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 10.2 and (b) has been approved by Administrative Agent and the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning assigned to it in Section 2.5(o).

“Notice of Incremental Revolving Credit Commitment” has the meaning assigned to such term in Section 2.19.

“Notice of Incremental Term Loan Borrowing” has the meaning assigned to such term in Section 2.19.

“Obligations” means (a) all of the obligations, indebtedness and liabilities of the Obligors to the Lenders, Swingline Lender, Issuing Lender, and Administrative Agent under this Agreement or any of the other Loan Documents, including principal, interest, fees, prepayment premiums (if any), expenses, reimbursements and indemnification obligations and other amounts, and (b) all of the Bank Product Obligations, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, and expenses that accrue after the commencement by or against any Obligor of any proceeding under any Debtor Relief Law, regardless of whether such interest, fees, and expenses are allowed or allowable in whole or in part as a claim in such proceeding.

“Obligor” means each Borrower and each Guarantor.

“Ordinary Course of Business” means (a) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of a Borrower or such Subsidiary, as applicable, (b) customary and usual in the industry or industries of a Borrower and its Subsidiaries in the United States or any other jurisdiction in which a Borrower or any Subsidiary does business, as applicable or (c) generally consistent with the past practice of a Borrower or such Subsidiary, as applicable.

“Organizational Documents” means, with respect to any Person (a) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (b) in the case of any limited liability company, the certificate or articles of formation and operating agreement (or similar documents) of such Person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such Person, (e) in any other case, the functional equivalent of the foregoing, and (f) any shareholder, voting trust, or similar agreement between or among any holders of Equity Interests of such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Currencies” means all Approved Currencies other than Dollars.

“Other Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Other Currency as determined by Administrative Agent or the Issuing Lender, as applicable, in its sole discretion by reference to the applicable Reuters page (or such other publicly available service for displaying exchange rates as determined by Administrative Agent or the Issuing Lender, as applicable, from time to time), to be the exchange rate for the purchase of such Other Currency with Dollars on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Other Currency Equivalent” shall be determined by Administrative Agent or the Issuing Lender, as the case may be, using any reasonable method of determination it deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing, or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)).

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by Administrative Agent, the Issuing Lender, or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Other Currency, an overnight rate determined by Administrative Agent or the Issuing Lender, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning assigned to such term in Section 10.4.

“Participant Register” has the meaning assigned to such term in Section 10.4.

“Payment Recipient” has the meaning assigned to it in Section 9.14(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” means an acquisition by a Borrower or any of its Wholly-Owned Domestic Subsidiaries of all or substantially all the assets of, or any line of business or division or business unit of or line of products, any other Person, or all or a majority of the Equity Interests of any Person; provided (a) all assets acquired (other than immaterial assets) are usable in, and the assets (other than immaterial assets) of such Person will be operated or used in a line of business permitted under Section 6.3(b), (b) Administrative Agent shall have received in accordance with the requirements of Sections 5.8 and 5.9 all documents reasonably required by Administrative Agent to have a first-priority perfected security interest (subject to Permitted Encumbrances) in the Acquired Entity or Business acquired or created in such acquisition, together with all opinions of counsel, certificates, resolutions and other documents required by Sections 5.8 and 5.9, in each case in form and substance reasonably acceptable to Administrative Agent, (c) the aggregate Permitted Acquisition Consideration for all purchases or acquisitions after the Signing Date of assets not located in the United States, any state thereof or the District of Columbia or Canada or any province or territory thereof, or any Person that, following such purchase or acquisition, does not become an Obligor, shall not exceed the greater of (x) $30,000,000 and (y) 12.5% of Applicable EBITDA, (d) such acquisition shall not be hostile and shall have been approved by the Board of Directors and shareholders of the target, (e) if the

Permitted Acquisition Consideration for such acquisition is greater than $25,000,000, not later than 5 Business Days prior to the anticipated closing date of such acquisition, Borrowers shall provide to Administrative Agent and Lenders with its due diligence package of readily available information regarding the Acquired Entity or Business and such other information as Administrative Agent may reasonably request, which may include the total amount of such acquisition and other terms and conditions of the acquisitions, the full name and jurisdiction of organization of any new Subsidiary created or acquired for the purpose of effecting such acquisition if readily available, copies of historical and projected financial statements of the Acquired Entity or Business if readily available, copies of material agreements of the Acquired Entity or Business, and copies of any agreements, schedules or due diligence delivered in connection with the consummation of such acquisition, and (f) Borrowers shall have provided to Administrative Agent a certificate of a Responsible Officer of Administrative Borrower (supported by reasonably detailed calculations) certifying that, subject to the limitations in Section 1.7 in connection with a Limited Condition Acquisition, (i) Borrowers are in compliance with the Financial Covenants immediately before and after giving effect to such acquisition, measured on a pro forma basis as of the last day of the immediately preceding Fiscal Quarter for which financial statements have been delivered to Administrative Agent, and (ii) no Event of Default then exists or would be caused by such acquisition.

“Permitted Acquisition Consideration” means the purchase consideration for any Permitted Acquisition payable by any Borrower or any other Company and all other payments by Borrower or such other Company in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash, by way of seller financing or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness.

“Permitted Capital Project” has the meaning set forth on Schedule 1.1(b).

“Permitted Encumbrances” means: (a) Liens for taxes or governmental charges or levies not yet due or being contested in good faith by appropriate proceedings diligently conducted for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to such Lien is not yet subject to foreclosure or sale on account thereof); (b) Liens in respect of property imposed by law arising in the Ordinary Course of Business such as materialmen’s, carrier’s, mechanic’s, landlord’s, warehousemen’s, grower’s and other like Liens provided that such Liens secure only amounts not more than 30 days past due or are being contested in good faith by appropriate proceedings diligently conducted for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to such Lien is not yet subject to foreclosure, sale or loss on account thereof); (c) pledges or deposits made in the Ordinary Course of Business in connection with worker’s compensation insurance, unemployment insurance, pensions or social security, property, casualty, or liability insurance, or other insurance programs; (d) Liens on cash deposits in connection with or to secure performance of utilities, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (other than obligations in respect of the payment of borrowed money) in each case incurred in the Ordinary Course of Business; (e) easements, rights-of-way, servitudes, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the value of such property or use of such property for its intended purposes or interfering with the ordinary conduct of business of any Obligor; (f) Liens securing Capital Lease Obligations or purchase money Indebtedness (which shall include Indebtedness incurred within 90 days of the acquisition, improvement or completion of construction of a fixed or capital asset to finance (or refinance in accordance with Section 6.1(d)) all or a portion of the purchase price or cost of improvement or construction of such asset) to the extent the Capital Lease Obligations or Indebtedness secured by such Lien is permitted by Section 6.1(d) and provided (x) such Lien attaches only to the asset so purchased, constructed or leased and the proceeds thereof and customary security deposits; (g) non-exclusive licenses or sublicenses, or exclusive licenses or sublicenses of Intellectual Property, in each case, (A) entered into in the Ordinary Course of Business which do not materially interfere with the business of Borrowers or their Subsidiaries, taken as a whole (including as to patents, trademarks, copyrights, and other intellectual property rights) or (B) in connection with or in furtherance of any rights or obligations under the Non-Brand IP Agreement and the Brand IP Agreement, and leases or subleases granted to others, in the Ordinary Course of Business not interfering in any material respect with the business of Borrowers or any of its Subsidiaries, and the interest of lessors or sublessors in property subject to an operating lease (including any precautionary UCC or PPSA financing statements filed in connection with such operating lease); (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (i) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 8.1 provided the enforcement of such Lien is effectively stayed; (j) Liens solely on any cash earnest money deposits made by a Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Permitted Acquisition or Capital Expenditure to the extent otherwise permitted by this Agreement; (k) customary Liens (including the right of set-off) in favor of banking institutions encumbering deposits held by such banking institutions or in favor of collecting banks or nominating banks in each case incurred in the Ordinary Course of Business (including Liens of an issuer of a letter of credit or nominated person (as defined in the UCC) in such letter of credit and the documents presented thereunder); (l) Liens in favor of a Farm Credit Bank (including the right of setoff) in the Farm Credit Equities and in any cash patronage; (m) Liens on Receivables and any Receivables Related Property pursuant to the Receivables Financing Facility (and at all times subject to the Receivables Intercreditor Agreement); (n) Liens in favor of Administrative Agent granted pursuant to the Security Documents; (o) Liens granted in the Ordinary Course of Business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under clause (s) of Section 6.1; (p) to the extent constituting Liens, options, put and call arrangements, rights of first refusal and similar rights relating to Equity Interests in joint venture or other Investments in each case permitted pursuant to Section 6.5; (q) Liens on cash or Cash Equivalents securing obligations under Hedging Agreements permitted under Section 6.13; (r) Liens on goods arising out of conditional sale, title retention, consignment or similar arrangements with vendors for the sale or purchase of such goods entered into by any Borrower or any Subsidiary of any Borrower in the Ordinary Course of Business; (s) Liens from UCC financing statement filings regarding consignments entered into by and Borrower or any Subsidiary of any Borrower in the Ordinary Course of Business; (t) Liens on cash collateral in support of Letters of Credit issued pursuant to Section 6.1(u) in an aggregate amount not exceeding $5,000,000 at any time outstanding; (u) Liens on property of a non-Obligor securing Indebtedness permitted pursuant to Section 6.1(t); (v) survey exceptions to a title policy with respect to surveys, minor encumbrances, ground leases, easements, or reservations of, rights of others for, licenses, rights of way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines, and other similar purposes, or zoning, building codes, or other restrictions (including, minor defects or irregularities in title and similar encumbrances) as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its property which were not incurred in connection with Indebtedness for borrowed money and which do not individually or in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business, as currently conducted or as contemplated to be conducted; (w) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods in the Ordinary Course of Business; (x) Liens existing on the date hereof listed on Schedule 6.2 and any modifications, replacements, refinancings, renewals or extensions thereof that do not expand the scope of the underlying collateral; and (y) Liens in favor of any Company on assets of a non-Obligor securing Indebtedness to such Obligor permitted under Section 6.1.

“Permitted Refinancing Notes” means one or more series of unsecured notes, so long as (a) as of the date of the issuance thereof, no Event of Default shall have occurred and be continuing or would result therefrom, (b) the aggregate principal amount thereof shall not exceed the principal amount (or accreted value, if applicable) of the Loans being refinanced thereby plus accrued interest, fees, premiums (if any) and penalties thereon and fees and expenses associated with the refinancing, (c) such Permitted Refinancing Notes shall have a final scheduled maturity date no earlier than the then-final scheduled maturity date of the Loans being refinanced thereby, and have a weighted average life to maturity that is equal to or greater than the weighted average life to maturity of, in each case, the Loans being refinanced, (d) no Permitted Refinancing Notes shall be subject to any amortization prior to the final maturity thereof, or be subject to any mandatory redemption or prepayment provisions or rights (except customary assets sale or change of control provisions), (e) such Permitted Refinancing Notes shall not at any time be incurred or guaranteed by any Person other than an Obligor, (f) except as otherwise expressly set forth herein, (i) the pricing (including interest, fees and premiums), optional prepayment and redemption terms with respect such Permitted Refinancing Notes shall be determined by Borrowers and the lenders or investors providing such Permitted Refinancing Notes, and (ii) the other terms of such Permitted Refinancing Notes shall be, when taken as a whole, either reasonably acceptable to Administrative Agent or otherwise no more favorable (as reasonably determined by Administrative Agent) to the lenders or holders providing such Permitted Refinancing Notes than those applicable to the Loans (except to the extent (x) such terms are added in the Loan Documents for the benefit of the Lenders pursuant to an amendment hereto or thereto subject solely to the reasonable satisfaction of Administrative Agent or (y) applicable solely to periods after the latest maturity date for the Loans at the time of such incurrence), and (g) the Net Cash Proceeds of such Permitted Refinancing Notes shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Loans in accordance with Section 2.10(b).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority, or other entity.

“Plan” means any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is maintained or is contributed to by any Company or any of its ERISA Affiliates, and in respect of which any Company or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 10.1(d).

“PPSA” means the Personal Property Security Act (Ontario), and, where the context so requires, the personal property security laws of the other common law provinces and territories of Canada and the Civil Code of Quebec as in effect from time to time, including the regulations thereto.

“Prime Rate” means the rate of interest per annum published in the Wall Street Journal as the U.S. dollar “prime rate” for such day and if the Wall Street Journal does not publish such rate on such day then such rate as most recently published prior to such day; provided that in no event shall the Prime Rate be less than zero.

“Pro Rata Share” means (a) with respect to any Revolving Credit Lender for purposes of any rights or obligations hereunder affecting or involving Revolving Credit Lenders and not Term Lenders (including any reimbursement obligations in respect of any indemnity claim arising out of an action or omission of Swingline Lender or Issuing Lender under this Agreement), the percentage (carried out to the ninth decimal place) of the total Revolving Credit Commitments represented by such Revolving Credit Lender’s Revolving Credit Commitment, (b) with respect to any Class of Revolving Credit Lenders for purposes of any rights or obligations hereunder affecting or involving such Class of Revolving Credit Lenders and not any other Class of Revolving Credit Lenders (including any reimbursement obligations in respect of any indemnity claim arising out of an action or omission of Swingline Lender or Issuing Lender under this Agreement), the percentage (carried out to the ninth decimal place) of the total Revolving Credit Commitments represented by the Revolving Credit Commitments of such Class of Revolving Credit Lenders, (c) with respect to any Class of Delayed Draw Term Lenders for purposes of any rights or obligations hereunder affecting or involving such Class of Delayed Draw Term Lenders and not any other Class of Delayed Draw Term Lenders, the percentage (carried out to the ninth decimal place) of the total Delayed Draw Term Commitments represented by the Delayed Draw Term Commitments of such Class of Delayed Draw Term Lenders, and (d) with respect to any Lender in respect of any rights or obligations affecting or involving all Lenders (including any reimbursement obligations in respect of any indemnity claim arising out of an action or omission of Administrative Agent under this Agreement), the percentage (carried out to the ninth decimal place) of the total Commitments or Loans, of all Classes hereunder represented by the aggregate amount of such Lender’s Commitments or Loans, as the case may be, of all Classes hereunder. If the Commitments of any Class have terminated or expired, the Pro Rata Share with respect to such Class shall be determined based upon (i) in the case of the Term Lenders, the outstanding principal amount of the Term Loans of such Class at such time, and (ii) in the case of the Revolving Credit Lenders, the Revolving Credit Exposure of all such Revolving Credit Lenders at such time.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Obligors and their Subsidiaries in deposit accounts or securities accounts, or any combination thereof.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Obligor that has total assets exceeding USD$10,000,000 at the time the relevant Guarantee or grant of the relevant security interests becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interest” means and refers to any Equity Interests issued by WKKC (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Quarterly Dates” means the last day of March, June, September, and December of each year through the later of the Revolving Credit Maturity Date and the Term Loan Maturity Date.

“Quarterly Percentage Amount” means, with respect to the Initial Term Loans, the percentage of the original aggregate principal amount of the Initial Term Loans as is set forth below for each Quarterly Date occurring during any of the periods set forth below:

Percentage	Quarterly Date
0.625%	March 31, 2024 through December 31, 2024
1.25%	March 31, 2025 through December 31, 2025
1.25%	March 31, 2026 through December 31, 2026
1.875%	March 31, 2027 through December 31, 2027
2.5%	March 31, 2028, and thereafter

“Quebec Secured Parties” has the meaning assigned to such term in Section 9.15.

“Rabobank” means Coöperatieve Rabobank U.A., New York Branch.

“Ratio Debt” means unsecured Indebtedness of any Company; provided that at the time of incurrence thereof (a) the scheduled final maturity date of any Ratio Debt shall not mature prior to the date that is ninety-one (91) days following then-final scheduled maturity date of the Loans, (b) the weighted average life to maturity of any Ratio Debt will be no shorter than the remaining weighted average life to maturity of the Term Loans, (c) any such Ratio Debt shall not be guaranteed by any Person that is not a Guarantor (unless a guaranty from such Person is affirmatively declined in writing by Administrative Agent as credit support for the Obligations, it being agreed, for the avoidance of doubt, that a Person qualifying as an Excluded Subsidiary shall not result in Administrative Agent being deemed to have declined such guaranty), and (d) except as otherwise specifically addressed herein, all terms of Ratio Debt shall be determined by Borrowers.

“RBSL” has the meaning assigned to such term in Section 2.22(a).

“Receivables” means any right of payment from or on behalf of any obligor arising from the sale or financing by any Obligor of merchandise or services, and monies due thereunder, records related thereto, and the right to payment of any interest or finance charges and other obligations with respect thereto.

“Receivables Financier” means Rabobank or its Affiliates, acting in the capacity of purchaser under the Receivables Financing Facility.

“Receivables Financing Facility” means any receivables financing transaction or series of financing transactions entered into by and between an Obligor and the Receivables Financier, together with all schedules, confirmations and facility contracts related thereto.

“Receivables Intercreditor Agreement” means any intercreditor agreement in connection with a Receivables Financing Facility entered into by and between Administrative Agent, on behalf of the Secured Parties, and the Receivables Financier, and consented to by the Obligors, in form and substance reasonably acceptable to Administrative Agent and as the same may from time to time be amended, modified, supplemented, extended, renewed or restated.

“Receivables Related Property” means with respect to any Receivables Financing Facility, the Receivables subject to such Receivables Financing Facility, together with any property purporting to secure payment of such Receivables, UCC financing statements or similar instruments covering any collateral securing payment of such Receivables and all guaranties, indemnities, insurance and other agreements supporting or securing such Receivables.

“Recipient” means (a) Administrative Agent, (b) any Lender, and (c) any Issuing Lender, as applicable.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as: (a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, plus the amount of any premiums, make-whole amounts or penalties and accrued and unpaid interest paid thereon, the fees and expenses incurred in connection therewith (including any closing fees and original issue discount) and by the amount of the unfunded commitments with respect thereto (b) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders, (c) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions (taken as a whole) that are at least as favorable in all material respects to the Secured Parties as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (d) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Obligor other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended or secured by any property other than property that secured the Indebtedness that was refinanced, renewed or extended.

“Register” has the meaning assigned to such term in Section 10.4.

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Consolidated Group in connection therewith that are not applied to prepay the Loans as a result of the delivery by a Borrower to Administrative Agent of a Reinvestment Notice.

“Reinvestment Event” means any Disposition or Event of Loss in respect of which a Borrower has delivered a Reinvestment Notice to Administrative Agent.

“Reinvestment Notice” means a written notice executed by a Responsible Officer stating that no Default under Section 8.1(a) or 8.1(f) or Event of Default has occurred and is continuing and that Borrowers (directly or indirectly through a Subsidiary) intend and expect to use all or a specified portion of the Net Cash Proceeds of a Disposition or Event of Loss to invest in assets or properties useful in its or such Subsidiary’s business (including as capital improvements to existing fixed assets); provided that to the extent such Net Cash Proceeds relate to assets or properties of an Obligor, such investment shall be in assets or properties owned by an Obligor.

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to invest in assets or properties useful in a Borrower’s or a Subsidiary’s business (including as capital improvements to existing fixed assets); provided that to the extent such Net Cash Proceeds relate to assets or properties of a Borrower or any Subsidiary Guarantor, such investment shall be in assets or properties owned by a Borrower or a Subsidiary Guarantor.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring 365 days after such Reinvestment Event (or if a Borrower or a Subsidiary has committed to reinvest such proceeds within such 365 days, within 180 days following such 365 days) and (b) the date on which Borrowers shall have determined not to, or shall have otherwise ceased to, invest in assets or properties useful in a Borrower’s or its Subsidiary’s business (provided that to the extent such Net Cash Proceeds relate to assets or properties of a Borrower or any Subsidiary Guarantor, such investment shall be in assets or properties owned by a Borrower or a Subsidiary Guarantor) with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, attorneys-in-fact, and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means (a) with respect to a Benchmark applicable to Obligations, interest, fees, commissions or other amounts denominated in Dollars or a Benchmark Replacement in respect of any such Benchmark, the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto, (b) with respect to a Benchmark applicable to Obligations, interest, fees, commissions or other amounts denominated in CAD or a Benchmark Replacement in respect of any such Benchmark, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto, and (c) with respect to a Benchmark applicable to Obligations, interest, fees, commissions or other amounts denominated in any Other Currency (other than CAD) or a Benchmark Replacement for any such Benchmark, (i) the central bank for the applicable currency or any central bank or other supervisor which is responsible for supervising (1) such Benchmark or Benchmark Replacement for such currency or (2) the administrator of such Benchmark or Benchmark Replacement for such currency or (ii) any working group or committee officially endorsed or convened by: (1) the central bank for such currency, (2) any central bank or other supervisor that is responsible for supervising either (x) such Benchmark or Benchmark Replacement for such currency or (y) the administrator of such Benchmark or Benchmark Replacement for such currency, or (3) the Financial Stability Board, or a committee officially endorsed or convened by the Financial Stability Board, or any successor thereto.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, outstanding Term Loans, and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures, total outstanding Term Loans and unused Commitments at such time; provided that, the Commitments of, and the portion of the Revolving Credit Exposure and outstanding Term Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, principal accounting officer, treasurer, or controller of any Person. Any document delivered hereunder that is signed by a Responsible Officer of any Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be presumed to have acted on behalf of such Person.

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities, or other property) with respect to any Equity Interest of or issued by such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, or termination of any Equity Interest of or issued by such Person or any payment of management fees or consulting fees to any holder of Equity Interests of such Person.

“Returns” means, with respect to any Investment, any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a Disposition or otherwise) and other amounts or assets valued at fair market value received or realized in respect of such Investment.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Loan denominated in an Other Currency, (ii) each date of a continuation of a Loan denominated in an Other Currency pursuant to the terms of this Agreement and (iii) such additional dates as Administrative Agent shall determine or the Majority Lenders of any Class shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment and/or extension of a Letter of Credit denominated in an Other Currency, (ii) each date of any payment by the applicable Issuing Lender under any Letter of Credit denominated in an Other Currency, and (iii) such additional dates as Administrative Agent or the applicable Issuing Lender shall determine or the Majority Lenders of any Class shall require.

“Revolving Credit Availability Period” means the period from and including the Initial Funding Date and ending on the earlier of the Business Day immediately preceding the Revolving Credit Maturity Date and the date of termination of the Revolving Credit Commitments pursuant to the terms hereof.

“Revolving Credit Commitment” collectively, the Revolving USD Tranche Commitment and the Revolving Multicurrency Tranche Commitment.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate amount of the Revolving Multicurrency Tranche Exposures and Revolving USD Tranche Exposures of such Lender at such time.

“Revolving Credit Lender” means, collectively, the Revolving Multicurrency Tranche Lenders and Revolving USD Tranche Lenders.

“Revolving Credit Loan” means, collectively, the Revolving Multicurrency Tranche Loans and Revolving USD Tranche Loans.

“Revolving Credit Maturity Date” means September 12, 2028.

“Revolving Multicurrency Tranche Commitment” means at any time, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Multicurrency Tranche Loans to any Borrower and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Multicurrency Tranche Exposure at such time hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.8 or 2.18(b), or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.4, or (c) increased pursuant to Section 2.19. The initial amount of each Lender’s Revolving Multicurrency Tranche Commitment is set forth below its name on its signature page hereto, or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. The initial aggregate amount of the Lenders’ Revolving Multicurrency Tranche Commitments is $175,000,000.

“Revolving Multicurrency Tranche Exposure” means, with respect to any Revolving Credit Lender at any time, the sum of the Dollar Equivalent of the outstanding principal amount of such Lender’s Revolving Multicurrency Tranche Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Multicurrency Tranche Lender” means a Lender with a Revolving Multicurrency Tranche Commitment or, if the Revolving Multicurrency Tranche Commitments have terminated or expired, a Lender with Revolving Multicurrency Tranche Exposure.

“Revolving Multicurrency Tranche Loan” means a Loan made pursuant to Section 2.1(a)(i).

“Revolving USD Tranche Commitment” means at any time, with respect to each Lender, the commitment, if any, of such Lender to make Revolving USD Tranche Loans to any U.S. Borrower, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving USD Tranche Exposure at such time hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.8 or 2.18(b), or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.4, or (c) increased pursuant to Section 2.19. The initial amount of each Lender’s Revolving USD Tranche Commitment is set forth below its name on its signature page hereto, or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. The initial aggregate amount of the Lenders’ Revolving USD Tranche Commitments is $175,000,000.

“Revolving USD Tranche Exposure” means, with respect to any Revolving Credit Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving USD Tranche Loans.

“Revolving USD Tranche Lender” means a Lender with a Revolving USD Tranche Commitment or, if the Revolving USD Tranche Commitments have terminated or expired, a Lender with Revolving USD Tranche Exposure.

“Revolving USD Tranche Loan” means a Loan made pursuant to Section 2.1(a)(ii).

“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.

“Sale and Leaseback Transaction” means any sale or other transfer of property by any Person with the intent to lease such property as lessee.

“Sanctioned Person” has the meaning assigned to such term in Section 3.17.

“Sanctions” means any sanctions administered by or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, Foreign Affairs, Trade and Development Canada, Public Safety Canada, the Government of Canada, the Netherlands, or other relevant sanctions authority.

“Schedule Date” means, with respect to each Schedule hereto delivered to and accepted by Administrative Agent on the Signing Date, Initial Funding Date and the date of a Mortgage Trigger Event, as required hereby, the date of such Schedule or, if not so dated, the date of delivery of such Schedule.

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” means, collectively, Administrative Agent, the Lenders, Issuing Lender, Swingline Lender, and each Bank Product Provider.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Security Agreements” means, collectively, the Domestic Security Agreement, the Canadian Security Agreement and each other pledge agreement, security agreement or similar document delivered by any Obligor pursuant to Section 5.8 hereof.

“Security Documents” means, collectively, (a) the Domestic Collateral Documents and the Foreign Collateral Documents, and any other agreement, instrument, or document to be filed with respect to the Liens created pursuant thereto and each other security agreement or other document executed and delivered after the Signing Date to secure any of the Obligations and (b) any amendments, supplements, modifications, renewals, restatements, replacements, consolidations, substitutions and extensions of any of the foregoing in accordance with their respective terms.

“Separation Agreement” means that certain Separation and Distribution Agreement to be entered into on or prior to the Initial Funding Date by and between Kellogg and WKKC, substantially in the form filed as an exhibit to the Form 10 filed with the SEC prior to the Signing Date, or as modified thereafter in accordance with Sections 4.2(c) and 6.10.

“Signing Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 10.2).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“Solvent” means, with respect to any Person, that as of the date of determination, (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date of determination; (c) such Person has not incurred and does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (d) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances; provided, however, that “Solvent” shall also mean with respect to any Person organized under the laws of Canada or any province or territory thereof, that such Person is not an “insolvent person” (as such term is defined in the Bankruptcy and Insolvency Act (Canada)) or “debtor company” (as such term is defined in the Companies’ Creditors Arrangement Act (Canada)). For purposes of this definition, (i) the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5), (ii) “debt” means liability on a “claim,” and (iii) “claim” means any (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Transaction” means (a) any Permitted Acquisition, or any other Investment that results in a Person becoming a Subsidiary, any disposition that results in a Person ceasing to be a Subsidiary, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person, any disposition of a business unit, line of business or division, in each case whether by merger, consolidation, amalgamation or otherwise, or (b) any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes without any adjustment to the commitments thereunder), Restricted Payment or other event that by the terms of this Agreement requires a test to be calculated for “pro forma compliance” or on a “pro forma basis” or after giving “pro forma effect.”

“Spin Date” means the date on which the Spin-Off is completed.

“Spin-Off” means the Distribution and the Internal Reorganization collectively.

“Spin-Off Certificate” means a certificate of a Responsible Officer of Administrative Borrower, dated as of the Initial Funding Date, certifying that in the good faith judgment of the Administrative Borrower, subject to the consummation of the funding on the Initial Funding Date, the Distribution shall occur no later than one (1) Business Day of the delivery of such certificate.

“Spin-Off Documents” means the Separation Agreement, the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the HQ Lease Agreement, the Management Services Agreement, the Manufacturing and Supply Agreement, the Non-Brand IP Agreement, the Brand IP Agreement, the Data Processing Agreement, and each of the other Ancillary Agreements but excluding the Transfer Documents (in each case of the foregoing capitalized terms that are not defined herein, as such terms are respectively defined in the Separation Agreement).

“Subordinated Indebtedness” means unsecured Indebtedness owing by an Obligor at any time; provided that (a) such Indebtedness does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof prior to the date that is 91 days after the later of the Revolving Credit Maturity Date and Term Loan Maturity Date at the time of incurrence, (b) such Indebtedness is subordinated in right of payment and action to the Obligations in a manner reasonably acceptable to Administrative Agent, (c) such Indebtedness is not cross defaulted to this Agreement and contains other terms that are reasonably acceptable to Administrative Agent, provided that all covenants and events of default (including change of control provisions) are not more restrictive than the covenants and events of default contained in this Agreement, and (d) both immediately before and after giving effect to incurrence of such Indebtedness, Borrowers would be in compliance with the Financial Covenants on a pro forma basis as of the end of the most recent Fiscal Quarter for which financial statements have been delivered to the Lenders, and no Default or Event of Default shall exist under this Agreement.

“Subordination Agreement” means collectively, any subordination agreement delivered to Administrative Agent from time to time in connection with Subordinated Indebtedness permitted hereunder, in form and substance reasonably satisfactory to Administrative Agent.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person of which more than 50% of the Equity Interests or more than 50% of the ordinary voting power, are as of such date, owned, controlled or held by the parent (either directly or through one or more intermediaries or both). Unless otherwise specified, “Subsidiary” means a Subsidiary of WKKC.

“Subsidiary Guarantors” means (a) as of the Initial Funding Date after giving effect to the Internal Reorganization and the Distribution, each Subsidiary listed on Schedule 1.1(a) hereto (to be updated on the Initial Funding Date), and (b) each other Subsidiary that executes a Guaranty Agreement or joinder agreement to a Guaranty Agreement following the Initial Funding Date pursuant to Section 5.8, together with their respective successors and permitted assigns.

“Swap Obligation” means, with respect to any Obligor, any obligation to pay or perform under any agreement, contract, or transaction, that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Credit Lender at any time shall be its Pro Rata Share of the total Swingline Exposure at such time.

“Swingline Lender” means Rabobank, in its capacity as lender of Swingline Loans hereunder, or any other Lender selected by Rabobank with the approval of Borrowers that shall agree with Administrative Agent to act as Swingline Lender.

“Swingline Loan” means a Loan made pursuant to Section 2.4. All Swingline Loans shall be denominated in Dollars.

“Swingline Loan Maturity Date” has the meaning set forth in Section 2.4(b).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in EUR.

“Tax Affiliate” means (a) any Borrower and its Subsidiaries and (b) any Affiliate of a Borrower with which such Borrower files or is eligible to file consolidated, combined, or unitary tax returns.

“Tax Preferred Subsidiary” means a Domestic Holding Company, a Foreign Subsidiary (other than a Subsidiary organized in Canada), and any Subsidiary of either of the foregoing.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or other similar charges imposed by any Governmental Authority, including any interest, additions to tax, or penalties applicable thereto imposed by any Governmental Authority, and whether disputed or not.

“Term Commitment” means, with respect to each Lender, its Initial Term Commitment and/or Delayed Draw Term Commitment, as the context may require.

“Term CORRA” means, for the applicable corresponding tenor, the forward-looking term rate based on CORRA that has been selected or recommended by the Relevant Governmental Body, and that is published by an authorized benchmark administrator and is displayed on a screen or other information service, as identified or selected by Administrative Agent in its reasonable discretion at approximately a time and as of a date prior to the commencement of an Interest Period determined by Administrative Agent in its reasonable discretion in a manner substantially consistent with market practice.

“Term CORRA Notice” means the notification by Administrative Agent to the applicable class of Lenders and Administrative Borrower of the occurrence of a Term CORRA Transition Event.

“Term CORRA Transition Date” means, in the case of a Term CORRA Transition Event, the date that is set forth in the Term CORRA Notice provided to the applicable Class of Lenders and Administrative Borrower, for the replacement of the then-current Benchmark with respect to amounts denominated in CAD with the Benchmark Replacement described in clause (a)(i) of such definition, which date shall be at least thirty (30) Business Days from the date of the Term CORRA Notice.

“Term CORRA Transition Event” means the determination by Administrative Agent that (a) Term CORRA has been recommended for use by the Relevant Governmental Body, and is determinable for any Available Tenor, (b) the administration of Term CORRA is administratively feasible for Administrative Agent and (c) a Benchmark Replacement, other than Term CORRA, has replaced CDOR in accordance with Section 2.22(a).

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan” means, collectively, the Initial Term Loans, Delayed Draw Term Loans, and any Incremental Term Loans in each case to the extent outstanding or in existence. All Term Loans shall be denominated in Dollars.

“Term Loan Maturity Date” means September 12, 2028.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference

Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Value” means, in respect of any Hedging Agreement, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreement, (a) for any date on or after the date such Hedging Agreement has been closed out and termination value determined in accordance therewith, such termination value, and (b) for any date prior to the date referenced in clause (a) of this definition the amount determined as the mark-to-market value for such Hedging Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreement (which may include any Lender or any Affiliate of any Lender).

“Title Companies” has the meaning assigned to such term in Section 5.9(c).

“Tranche” means, with respect to any Delayed Draw Term Loans or Incremental Term Loans, all Delayed Draw Term Loans or Incremental Term Loans, respectively, made on the same date pursuant to the terms of the same Borrowing Request.

“Transaction Costs” means the fees, costs, and expenses payable by the Obligors in connection with the consummation of the Transactions.

“Transaction Documents” means, collectively, the Spin-Off Documents and the Loan Documents.

“Transactions” means (a) the Financing Transactions, (b) the Internal Reorganization, (c) the Distribution, (d) the Kellogg Cash Transfer and (e) the payment of Transaction Costs.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to (a) the applicable Eurocurrency Rate, (b) Term SOFR or (c) the Base Rate.

“UCC” means the New York Uniform Commercial Code as adopted in the State of New York; provided, in connection with any Lien granted under any Security Document, if the laws of any other jurisdiction would govern the perfection or enforcement of such Lien, “UCC” means the Uniform Commercial Code as in effect in such jurisdiction with respect to such Lien.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration” means in relation to a solvent Person, the precautionary appointment of an administrator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such person is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Undrawn Availability” means, as of any date of determination, the amount (if any) by which (a) the aggregate Revolving Credit Commitment of any Lender in effect on such date exceeds (b) the aggregate Revolving Credit Exposure of such Lender on such date.

“United States” and “U.S.” mean the United States of America.

“U.S. Borrower” means, collectively, WKKC and any Domestic Subsidiary designated as an Additional Borrower pursuant to Section 2.2(g) after the Signing Date.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(g).

“USA Patriot Act” has the meaning assigned to such term in the definition of “Anti-Terrorism Laws”.

“Voting Participant” has the meaning assigned to such term in Section 10.4.

“Voting Participant Notification” has the meaning assigned to such term in Section 10.4.

“Wholly-Owned” means a Person in which (other than directors’ qualifying shares and/or other nominal amounts of shares required by law to be held by Persons other than Borrowers or any Wholly-Owned Subsidiary) 100% of the Equity Interests, at the time as of which any determination is being made, is owned, beneficially and of record, by a Borrower, or by one or more of the other Wholly-Owned Subsidiaries of a Borrower, or both.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Obligor and Administrative Agent.

“WKK Canada” means WK Kellogg Canada Corp., a corporation incorporated pursuant to the laws of Canada.

“WKKC” means WK Kellogg Co, a Delaware corporation.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a Revolving Credit Loan) or by Type (e.g., a Eurocurrency Loan) or by Class and Type (e.g., a Eurocurrency Revolving Credit Loan). Borrowings also may be classified and referred to by Class (e.g., a Revolving Credit Loan Borrowing) or by Type (e.g., a Eurocurrency Borrowing) or by Class and Type (e.g., a Eurocurrency Revolving Credit Loan Borrowing).

1.3 Interpretation. With reference to this Agreement and each other Loan Document, unless other specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (iii) the words “herein”, “hereof”, and “hereunder”, and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) unless otherwise specified, all references in any Loan Document to Sections, Exhibits, and Schedules shall be construed to refer to Sections of, and Exhibits, and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) any table of contents, captions and headings are for convenience of reference only and shall not affect the construction of this Agreement or any other Loan Document, (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights and (viii) all references to “knowledge” of any Borrower or any Subsidiary of a Borrower means the actual knowledge of a Responsible Officer.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) For all purposes under the Loan Documents, in connection with any division or plan of division of a Company under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person; and (b) if, any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.4 Rounding. Any financial ratios required to be maintained by Borrowers and their Subsidiaries pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit available to be drawn at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.6 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed, and all accounting determinations and computations required under the Loan Documents shall be made, in accordance with GAAP, as in effect from time to time, consistently applied; provided that, (a) if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrowers or the Required Lenders (through Administrative Agent) shall so request, Administrative Agent, the Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (ii) Borrowers shall provide to Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP, and

(b) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Section 7 shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Obligor or any Subsidiary of any Obligor at “fair value” (and such Indebtedness shall be deemed to be carried at 100% of the principal amount thereof).

1.7 Limited Condition Acquisitions. Notwithstanding anything herein to the contrary, in connection with a Limited Condition Acquisition or any action being taken solely in connection with a Limited Condition Acquisition, for purposes of:

(a) determining compliance with any provision of this Agreement which requires the calculation of the Consolidated Net Leverage Ratio or any Financial Covenant (excluding any calculation for purposes of determining the Applicable Margin) or any other ratio,

(b) determining compliance with any provision of this Agreement which requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable,

(c) determining compliance with any representations or warranties in this Agreement in connection with obtaining an Incremental Term Loan (but subject to the consent of the Lenders and Additional Lenders providing such Incremental Term Loan), or

(d) testing availability under baskets set forth in this Agreement,

in each case, at the option of Administrative Borrower (Administrative Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of such ratio or other provisions, determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom, determination of compliance with any representations or warranties or the satisfaction of any other conditions shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”) after giving pro forma effect to such Limited Condition Acquisition and the actions to be taken in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if such Limited Condition Acquisition and other actions had occurred on such date, and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive Fiscal Quarters ending prior to the LCA Test Date for which financial statements have been delivered to Administrative Agent, the applicable Obligor could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, (x) such ratio or basket shall be deemed to have been complied with unless an Event of Default described in clause (a), (b), (h) or (i) of Section 8.1 shall exist immediately prior to or after giving effect for any Limited Condition Acquisition, (y) for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default, or other specified Event of Default (other than any Event of Default described in clause (a), (b), (h) or (i) of Section 8.1), as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of Borrower, be deemed satisfied, so long as no Default, Event of Default, or other specified Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Acquisition are entered into (after giving effect to the Limited Condition Acquisition on a pro forma basis) and (z) for purposes of determining compliance with any provision of this Agreement which requires that any representations and warranties of any Obligor be true and correct in any respect, such condition shall, at the option of Administrative Borrower, be deemed satisfied, so long as (x) such representations and warranties are true in all material respects on and as of the date the definitive agreements for the applicable Limited Condition Acquisition were entered into with the same effect as though made on and as of such date and (y) certain customary “specified representations” and certain customary “specified acquisition agreement representations” are true in all material respects on and as of the date the applicable Limited Condition Acquisition is consummated with the same effect as though made on and as of such date, in each case, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided, that any such representation and warranty that is qualified as to “materiality” or similar language shall be true and correct in all respects on such respective dates. In addition, if the proceeds of an Incremental Term Loan are to be used to finance a Limited Condition Acquisition, then at the option of Borrower and subject to the agreement of the Lenders and Additional Lenders providing such Incremental Term Loan, the availability of such financing may be subject to customary “SunGard” or “certain funds” conditionality, including by limiting representations made at funding such Incremental Term Loan to “specified representations” (conformed as necessary for such Limited Condition Acquisition). For the avoidance of doubt, if Borrower has timely made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such basket or ratio will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or actions is permitted to be consummated or taken. If Borrower has timely made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket availability shall be required to be satisfied both (x) on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any pro forma increase in Consolidated EBITDA resulting from such Limited Condition Acquisition, any incurrence of Indebtedness and the use of proceeds thereof) have been consummated, and (y) assuming such Limited Condition Acquisition and other transactions in connection therewith (including any such pro forma increase in Consolidated EBITDA, incurrence of Indebtedness and the use of proceeds thereof) have not been consummated. Notwithstanding the foregoing, in no event shall any Event of Default described in clause (a), (b), (h) or (i) of Section 8.1 exist immediately prior to or after giving effect for any Limited Condition Acquisition.

1.8 Exchange Rates; Currency Equivalents.

(a) Administrative Agent or the Issuing Lender, as applicable, shall determine the Dollar Equivalent amounts of Loans denominated in Other Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Borrowers hereunder or calculating the Financial Covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by Administrative Agent or the Issuing Lender, as applicable. For purposes of financial statements delivered by Borrowers hereunder or calculating financial covenants hereunder or determining compliance with the caps, thresholds or baskets set forth in this Agreement and the other Loan Documents, the applicable amounts of any currency (other than Dollars) shall be such Dollar Equivalent amount. Notwithstanding the foregoing, for purposes of determining compliance with Section 6.1, Section 6.2, Section 6.4, Section 6.5, Section 6.6 and Section 6.9 with respect to any amount of any Indebtedness, Lien, Investment, Disposition, Restricted Payment or prepayment of Subordinated Debt in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time of such Indebtedness, Lien, Investment, Disposition, Restricted Payment or prepayment of Subordinated Debt; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.8 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Lien, Investment, Disposition or Restricted Payment may be incurred or consummated at any time under such Sections and any such changes in rates or exchanges occurring after such time shall not result in an increase in capacity under any provisions within such Sections.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Other Currency, such amount shall be the relevant Other Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Other Currency, with 0.5 of a unit being rounded upward), as determined by Administrative Agent or the Issuing Lender, as the case may be.

1.9 Quebec Terms. For purposes of any assets, liabilities or entities located in the Province of Quebec and for all other purposes pursuant to which the interpretation or construction of this Agreement or any other Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim”, “reservation of ownership” and a resolutory clause, (f) all references to filing, perfection, priority, remedies, registering or recording under the Uniform Commercial Code or the PPSA shall include publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” hypothec as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction liens” or “mechanics, materialmen, repairmen, construction contractors or other like Liens” shall include “legal hypothecs” and “legal hypothecs in favour of persons having taken part in the construction or renovation of an immovable”, (l) “joint and several” shall include “solidary”, (m) “gross negligence or wilful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (o) “easement” shall include “servitude”, (p) “priority” shall include “rank” or “prior claim”, as applicable (q) “survey” shall include “certificate of location and plan”, (r) “state” shall include “province”, (s) “fee simple title” shall include “absolute ownership” and “ownership” (including ownership under a right of superficies), (t) “accounts” shall include “claims”, (u) “legal title” shall be including “holding title on behalf of an owner as mandatary or prete-nom”, (v) “ground lease” shall include “emphyteusis” or a “lease with a right of superficies”, as applicable, (w) “leasehold interest” shall include “rights resulting from a lease”, (x) “lease” shall include a “leasing contract” and (y) “foreclosure” shall include “the exercise of hypothecary recourse”, and (z) “guarantee” and “guarantor” shall include “suretyship” and “surety”, respectively. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de credit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisages par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

1.10 Pro Forma Calculations. For purposes of calculating the Financial Covenants for any fiscal period (a “Reference Period”) for all purposes in this Agreement, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (a) during such Reference Period or (b) subsequent to such Reference Period and prior to or simultaneously with the event for which the calculation of any such ratio is made on a pro forma basis shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and Consolidated Interest Expense and the component financial definitions used in either of the foregoing attributable to any Specified Transaction) had occurred on the first day of such Reference Period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date such calculation is being made had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness). Interest on Capital Lease Obligations shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of Administrative Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. If, since the beginning of any applicable Reference Period, any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into any Borrower or any of its Subsidiaries since the beginning of such period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.10, then the Financial Covenants shall be calculated to give pro forma effect thereto in accordance with this Section 1.10. Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of Administrative Borrower based upon amounts that are reasonably identifiable and factually supportable.

2.	THE CREDITS

2.1 The Commitments.

(a) Revolving Credit Loans. Subject to the terms and conditions set forth herein, (i) each Revolving Multicurrency Tranche Lender agrees, severally and not jointly with any other Lender, to make Revolving Credit Loans in Dollars or in one or more Other Currencies to any Borrower from time to time during the Revolving Credit Availability Period in an aggregate principal amount at any time outstanding that will not result in (x) the Dollar Equivalent of such Lender’s Revolving Multicurrency Tranche Exposure exceeding such Lender’s Revolving Multicurrency Tranche Commitment or (y) the sum of the Dollar Equivalent of the total Revolving Multicurrency Tranche Exposures exceeding the total Revolving Multicurrency Tranche Commitments, and (ii) each Revolving USD Tranche Lender agrees, severally and not jointly with any other Lender, to make Revolving Credit Loans in Dollars to any U.S. Borrower from time to time during the Revolving Credit Availability Period in an aggregate principal amount at any time outstanding that will not result in (x) such Lender’s Revolving USD Tranche Exposure exceeding such Lender’s Revolving USD Tranche Commitment or (y) the sum of the total Revolving USD Tranche Exposures exceeding the total Revolving USD Tranche Commitments; provided that, after giving effect to any Revolving Credit Loan, (x) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Credit Commitment, and (y) the sum of the Dollar Equivalent of the total Revolving Credit Exposure of all Revolving Credit Lenders shall not exceed the total Revolving Credit Commitments of all Lenders. Within the foregoing limits and subject to the terms and conditions set forth herein, including Sections 2.10 and 2.15, Borrowers may borrow, prepay, and reborrow Revolving Credit Loans without premium or penalty.

(b) Initial Term Loans. Subject to the terms and conditions set forth herein, (i) each Initial Term A-1 Lender agrees, severally and not jointly with any other Lender, to make one or more Initial Term A-1 Loans to WKKC on the Initial Funding Date in Dollars in an aggregate principal amount not exceeding its Initial Term A-1 Commitment, and (ii) each Initial Term A-2 Lender agrees, severally and not jointly with any other Lender, to make one or more Initial Term A-2 Loans to WKKC on the Initial Funding Date in Dollars in an aggregate principal amount not exceeding its Initial Term A-2 Commitment. Amounts repaid in respect of Initial Term Loans may not be reborrowed.

(c) Delayed Draw Term Loans. Subject to the terms and conditions set forth herein, (i) each Delayed Draw Term A-1 Lender agrees, severally and not jointly with any other Lender, to make Delayed Draw Term A-1 Loans to any U.S. Borrower from time to time during the Delayed Draw Availability Period in Dollars in an aggregate principal amount advanced hereunder that will not result in (x) such Lender’s Delayed Draw Term A-1 Loans advanced hereunder exceeding such Lender’s Delayed Draw Term A-1 Commitment or (y) the sum of the aggregate original principal amount of all Delayed Draw Term A-1 Loans advanced hereunder exceeding the total Delayed Draw Term A-1 Commitments, and (ii) each Delayed Draw Term A-2 Lender agrees, severally and not jointly with any other Lender, to make Delayed Draw Term A-2 Loans to any U.S. Borrower from time to time during the Delayed Draw Availability Period in Dollars in an aggregate principal amount advanced hereunder that will not result in (x) such Lender’s Delayed Draw Term A-2 Loans advanced hereunder exceeding such Lender’s Delayed Draw Term A-2 Commitment or (y) the sum of the aggregate original principal amount of all Delayed Draw Term A-2 Loans advanced hereunder exceeding the total Delayed Draw Term A-2 Commitments. Amounts repaid in respect of Delayed Draw Term Loans may not be reborrowed.

2.2 Loans and Borrowings.

(a) Obligations of Lenders.

(i) Term Loans. Each Term Loan shall be denominated in Dollars and made as part of a Borrowing consisting of Term Loans of the same Class and Type made by the applicable Term Lenders ratably in accordance with their respective Term Commitments of the applicable Class.

(ii) Revolving Credit Loans.

(A) Dollar Revolving Credit Loans. Subject to Section 2.2(f) below, each Revolving Credit Loan denominated in Dollars shall be made as part of a Borrowing in Dollars, consisting of Revolving Credit Loans of the same Class and Type made by Revolving Credit Lenders of the applicable Class ratably in accordance with their respective Revolving Credit Commitments of such Class.

(B) Other Currency Revolving Multicurrency Tranche Loans. Each Revolving Multicurrency Tranche Loan denominated in any Other Currency shall be made as part of a Borrowing in the applicable currency, consisting of Revolving Multicurrency Tranche Loans of the same Type made by the Revolving Multicurrency Tranche Lenders ratably in accordance with their respective Revolving Multicurrency Tranche Commitments.

(iii) The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.

(b) Type of Loans. Subject to Sections 2.7, 2.13 and 2.22, each Borrowing (other than a Swingline Loan Borrowing) shall be comprised (i) in the case of Borrowings in Dollars, entirely of Base Rate Loans or SOFR Loans, (ii) in the case of Borrowings in EUR or CAD, entirely of Eurocurrency Loans, in each case of the same currency as Borrowers may request in accordance herewith. Each Swingline Loan Borrowing shall be a Base Rate Loan Borrowing. Each Lender at its option may make any Loan made in any Other Currency, any Loan made to a non-US Borrower, any SOFR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of Borrowers to repay such Loan in accordance with the terms of this Agreement and (ii) the non-performance of a Lender’s obligations by any domestic or foreign branch or Affiliate of such Lender so nominated by it shall not relieve the Lender from its obligations under this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowing. Each Borrowing in any Approved Currency (other than a Base Rate Borrowing) shall be in an aggregate amount of the Dollar Equivalent of $1,000,000 or a larger integral multiple of the Dollar Equivalent of $1,000,000 in excess thereof. At the time that each Base Rate Borrowing (other than a Swingline Loan Borrowing or a Base Rate Borrowing on the Initial Funding Date) is made, such Borrowing shall be in an aggregate amount equal to $1,000,000 or a larger integral multiple of $100,000 in excess thereof; provided that a Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of the applicable Class or that is required to (i) finance the amount of the reimbursement of an LC Disbursement as contemplated by Section 2.5 or (ii) acquire participations in Swingline Loans pursuant to Section 2.4(c). Each Swingline Loan shall be in an amount equal to $100,000 or a larger integral multiple of $25,000 in excess thereof. Borrowings of more than one Type and Class may be outstanding at the same time; provided that, there shall not at any time be more than a total of 10 Eurocurrency Borrowings and SOFR Borrowings outstanding.

(d) Limitations on Lengths of Interest Periods. Notwithstanding any other provision of this Agreement, Borrowers shall not be entitled to request, or to elect to convert to or continue as, a Eurocurrency Borrowing or SOFR Borrowing: (i) any Revolving Credit Loan Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date; (ii) any Term Loan Borrowing if the Interest Period requested with respect thereto would end after the Term Loan Maturity Date; or (iii) any Term Loan Borrowing if the Interest Period therefor would commence before and end after any Quarterly Date for the Term Loans unless the Base Rate Loans applicable to such Term Loan to be outstanding on such Quarterly Date and the SOFR Borrowings applicable to such Term Loan with Interest Periods ending on or before such Quarterly Date, shall at least equal in principal amount the required principal payment with respect to such Term Loans on such Quarterly Date.

(e) Currency for each Borrowing. All Term Loans and all Revolving USD Tranche Loans shall be made in Dollars. All Revolving Multicurrency Tranche Loans shall be made in Dollars or any Other Currency, as the applicable Borrower may request; provided, however, that if a Borrower requests that any Revolving Multicurrency Tranche Loans be made (or Letters of Credit be issued) in any lawful currency other than Dollars, CAD or EUR, such Borrower shall deliver to Administrative Agent a request for designation of such currency as an Approved Currency, to be received by Administrative Agent not later than 2:00 p.m. (New York City time) at least ten (10) Business Days prior to the date of any advance hereunder proposed to be made in such currency. Upon receipt of any such request Administrative Agent will promptly notify the Revolving Multicurrency Tranche Lenders thereof, and each Revolving Multicurrency Tranche Lender will use its best efforts to respond to such request within two (2) Business Days of receipt thereof. The Revolving Multicurrency Tranche Lenders may grant or accept such request in their sole discretion, and Borrowers understand that there is no commitment by or understanding with any Lender with respect to the approval of any Other Currency (other than CAD and EUR). Administrative Agent will promptly notify Borrowers of the acceptance or rejection of any such request.

(f) Ratable Shares of Dollar Loans.

(i) Each Borrowing of Revolving Credit Loans denominated in Dollars hereunder shall be comprised ratably, based on the Pro Rata Share of such Borrowing of each Class of Revolving Credit Lenders, of (A) a Borrowing of Revolving Multicurrency Tranche Loans and (B) a Borrowing of Revolving USD Tranche Loans; provided that, if, upon giving effect to any such Borrowing, the aggregate Revolving Credit Exposures of any Class of Revolving Credit Lenders would exceed the aggregate Revolving Credit Commitments of such Class of Revolving Credit Lenders (such Class, the “Affected Class”), then (x) the portion of such Borrowing attributable to the Affected Class shall be reduced to an amount equal to the aggregate Undrawn Availability of the Affected Class as of such date, and (y) the portion of such Borrowing attributable to each other Class of Revolving Credit Lenders shall be increased by a corresponding amount, so long as, after giving effect thereto, the sum of the total Revolving Credit Exposures of such Class will not exceed the total Revolving Credit Commitments of such Class.

(ii) Each Borrowing of Delayed Draw Term Loans hereunder shall be comprised ratably, based on the Pro Rata Share of such Borrowing of each Class of Delayed Draw Term Lenders, of (A) a Borrowing of Delayed Draw Term A-1 Loans and (B) a Borrowing of Delayed Draw Term A-2 Loans.

(iii) Each Borrowing Request delivered pursuant to Section 2.3 for a Borrowing in Dollars of either Revolving Credit Loans or Delayed Draw Term Loans shall allocate such Borrowing in accordance with this Section 2.2(f), and Administrative Agent shall be authorized to reject any Borrowing Request that does not conform to this Section.

(g) Designation of Additional Borrowers. From time to time, Administrative Borrower may designate one or more Wholly-Owned Subsidiaries of Administrative Borrower reasonably satisfactory to Administrative Agent as joint and several additional Borrowers, and such parties shall become a party to this Agreement pursuant to a joinder agreement reasonably satisfactory to Administrative Agent; provided that (i) Administrative Borrower shall have furnished each of the Lenders with all documentation and other information reasonably requested by the Lenders relating to such additional Borrowers required by the applicable Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Canadian AML Legislation, or applicable anti-corruption statutes, including the Foreign Corrupt Practices Act, (ii) such Subsidiary shall have complied with all provisions required with respect to a Material Subsidiary pursuant to Section 5.8 hereof, (iii) the designation of an additional Borrower shall not occur if it would violate applicable law or any Lender’s internal policies and procedures, and (iv) the designation of any Foreign Subsidiary organized under the laws of any jurisdiction other than Canada or any province or territory thereof shall be subject to the prior consent by Administrative Agent and all applicable Lenders in their sole discretion.

2.3 Requests for Borrowings. To request a Borrowing (other than a Swingline Loan Borrowing), the applicable Borrower shall notify Administrative Agent of such request in writing, which request must be received by Administrative Agent not later than 2:00 p.m. (New York City time) (i) in the case of a Eurocurrency Borrowing, 3 Business Days before the date of the proposed Borrowing, (ii) in the case of a Base Rate Borrowing, one Business Day before the date of the proposed Borrowing, or (iii) in the case of a SOFR Borrowing, three (3) U.S. Government Securities Business Days before the date of the proposed Borrowing; provided that, such notice may be provided one (1) U.S. Government Securities Business Day prior to the Initial Funding Date. Each such Borrowing Request shall be irrevocable and shall be in the form of Exhibit 2.3 and signed by the applicable Borrower. Each Borrowing Request shall specify the following information:

(a) whether the requested Borrowing is to be an Initial Term A-1 Loan Borrowing, Initial Term A-2 Loan Borrowing, Delayed Draw Term Loan Borrowing, if available, or, subject to Section 2.2(f), a Revolving Credit Loan Borrowing;

(b) the aggregate amount and currency (which shall be an Approved Currency, subject to Section 2.2(e)) of the requested Borrowing;

(c) the date of such Borrowing, which shall be a Business Day;

(d) whether such Borrowing is to be a Base Rate Borrowing, a Eurocurrency Borrowing or a SOFR Borrowing;

(e) in the case of a Eurocurrency Borrowing or a SOFR Borrowing, the initial Interest Period to be applicable thereto (including specifying the duration of such Interest Period and the last day of such Interest Period), which shall be a period contemplated by the definition of “Interest Period”; and

(f) the location and number of the account of the applicable Borrower or, in connection with the initial Borrowings on the Initial Funding Date, the Person to which funds are to be disbursed, which shall comply with the requirements of Section 2.6.

If no election as to the currency of a Borrowing is specified, then the requested Borrowing shall be made in Dollars. If no election as to the Type of Borrowing is specified for Borrowings in Dollars, then the requested Borrowing shall be a SOFR Borrowing with an Interest Period of one (1) month. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing or SOFR Borrowings, then Borrowers shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, Administrative Agent shall advise each applicable Lender that will make a Loan in connection with such Borrowing in accordance with Section 2.2(a) of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

2.4 Swingline Loans.

(a) Agreement to Make Swingline Loans. Subject to the terms and conditions set forth herein, Swingline Lender agrees to make Swingline Loans to Borrowers from time to time during the Revolving Credit Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000 or (ii) the sum of the total Revolving Multicurrency Tranche Exposures exceeding the total Revolving Multicurrency Tranche Commitments; provided that after giving effect to any Swingline Loan, the Revolving Multicurrency Tranche Exposure of any Lender shall not exceed such Lender’s Revolving Multicurrency Tranche Commitment, and provided, further that Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrowers may borrow, prepay, and reborrow Swingline Loans.

(b) Notice of Swingline Loans by Borrowers. To request a Swingline Loan, Borrowers shall notify Administrative Agent of such request in writing, not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the amount of the requested Swingline Loan and the requested date of repayment of such Swingline Loan (which date shall be on or before the Revolving Credit Maturity Date and shall be no more than ten (10) Business Days following the requested date for such Borrowing, each such date a “Swingline Loan Maturity Date”). If limitations set forth in the first sentence of Section 2.4(a) or all applicable conditions set forth in Section 4 are satisfied, (i) Administrative Agent will promptly advise Swingline Lender of any such notice received from Borrowers and (ii) Swingline Lender shall make each Swingline Loan available to Borrowers to an account of the applicable Borrower specified in the request (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.5, by remittance to Issuing Lender) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) Participations by Lenders in Swingline Loans. Immediately upon the making of a Swingline Loan by Swingline Lender, and without any further action on the part of Swingline Lender or the Lenders, Swingline Lender hereby grants to each Revolving Multicurrency Tranche Lender, and each Revolving Multicurrency Tranche Lender hereby acquires from Swingline Lender, a participation in such Swingline Loan in an amount equal to such Revolving Multicurrency Tranche Lender’s Pro Rata Share of such Swingline Loan. Swingline Lender may, by written notice given to Administrative Agent not later than 2:00 p.m., New York City time, on any Business Day require the Revolving Multicurrency Tranche Lenders to fund such participations in all or a portion of the Swingline Loans outstanding. Such notice to Administrative Agent shall specify the aggregate amount of Swingline Loans in which the Revolving Multicurrency Tranche Lenders will fund such participation. Promptly upon receipt of such notice, Administrative Agent will give notice thereof to each Revolving Multicurrency Tranche Lender, specifying in such notice each Revolving Multicurrency Tranche Lender’s pro rata share of such Swingline Loan or Loans. Each Revolving Multicurrency Tranche Lender hereby absolutely, unconditionally and irrevocably agrees, within one Business Day after receipt of notice as provided in this Section 2.4(c), to pay to Administrative Agent, for the account of Swingline Lender, such Lender’s pro rata share of such Swingline Loan or Loans. Each Revolving Multicurrency Tranche Lender acknowledges and agrees that its obligation to acquire and fund participations in Swingline Loans pursuant to this Section 2.4(c) is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of any of the Revolving Multicurrency Tranche Commitments, and that each such payment shall be made without any offset, counterclaim, defense, abatement, withholding or reduction whatsoever. Each Revolving Multicurrency Tranche Lender shall comply with its obligation under this Section 2.4(c) by wire transfer of immediately available funds, in the same manner as provided in Section 2.6 with respect to Loans made by such Lender (and Section 2.6 shall apply, mutatis mutandis, to the payment obligations of the Revolving Multicurrency Tranche Lenders), and Administrative Agent shall promptly pay to Swingline Lender the amounts so received by it from the Revolving Multicurrency Tranche Lenders. Administrative Agent shall notify Borrowers of any participation in any Swingline Loan acquired pursuant to this Section 2.4(c), and thereafter payments in respect of such Swingline Loan shall be made to Administrative Agent and not to Swingline Lender. Any amounts received by Swingline Lender from Borrowers (or other party on behalf of Borrowers) in respect of a Swingline Loan after receipt by Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to Administrative Agent. Any such amounts received by Administrative Agent shall be promptly remitted by Administrative Agent to the Revolving Multicurrency Tranche Lenders that shall have made their payments pursuant to this Section 2.4(c) and to Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this Section 2.4(c) shall not relieve Borrowers of any default in the payment thereof.

(d) Payments Directly to Swingline Lender. Except as otherwise provided in Section 2.4(c), Borrowers shall make all payments of principal and interest in respect of the Swingline Loans directly to Swingline Lender.

2.5 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Sections 2.1 and 2.4, Borrowers may request Issuing Lender to issue, at any time and from time to time during the Revolving Credit Availability Period, Letters of Credit in Dollars and any Other Currency (subject to Section 2.2(e)) for its own account or for the account of one or more of its Subsidiaries, and to amend, renew or extend Letters of Credit previously issued by it, in each case, in such form as is acceptable to Issuing Lender. Letters of Credit issued, amended, renewed, or extended hereunder shall constitute utilization of the Revolving Multicurrency Tranche Commitments.

(b) Notice of Issuance, Amendment, Renewal, or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), Borrowers shall at least 3 Business Days (or such lesser period of time as may be acceptable to Issuing Lender) prior to the issuance, amendment, renewal or extension hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by Issuing Lender) to Issuing Lender and Administrative Agent a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire, the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof, the account party, if other than a Borrower, and such other information as shall be reasonably necessary to prepare, amend, renew or extend such Letter of Credit. If requested by Issuing Lender, Borrowers also shall submit a letter of credit application on Issuing Lender’s standard form in connection with any request for a Letter of Credit and such other Letter of Credit Documents as Issuing Lender may require. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Document submitted by any Borrower to, or entered into by any Borrower with, Issuing Lender relating to any Letter of Credit (other than the Letter of Credit), the terms and conditions of this Agreement shall control. Except as set forth in the immediately preceding sentence, this Section 2.5(b) shall not apply to the automatic extension of any Letter of Credit pursuant to Section 2.5(o).

(c) Limitations on Amounts. Subject to the terms and conditions set forth herein, Issuing Lender agrees to issue, amend, renew, or extend any Letter of Credit at any time and from time to time during the Revolving Credit Availability Period if (and upon issuance, amendment, renewal, or extension of each Letter of Credit Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal, or extension (i) the aggregate LC Exposures of Issuing Lender (determined for these purposes without giving effect to the participations therein of the Revolving Multicurrency Tranche Lenders pursuant to Section 2.5) shall not exceed $50,000,000, and (ii) the sum of the total Revolving Multicurrency Tranche Exposures shall not exceed the total Revolving Multicurrency Tranche Commitments.

(d) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date 12 months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, 12 months after the then-current expiration date of such Letter of Credit), and (ii) the date that is 3 Business Days prior to the Revolving Credit Maturity Date; provided, Borrowers may request issuance or renewal of a Letter of Credit with an expiry date after the Revolving Credit Maturity Date if, at the time of such issuance or renewal, Borrowers deposit into the Collateral Account an amount in immediately available funds equal to 103% of the face amount of such Letter of Credit. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or Rule 3.14 of the ISP or similar terms in the governing rules or laws or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of Borrowers and each Revolving Multicurrency Tranche Lender shall remain in full force and effect until Issuing Lender and the Revolving Multicurrency Tranche Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

(e) Participations. (i) By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof or extending the term thereof) by Issuing Lender, and without any further action on the part of Issuing Lender or the Revolving Multicurrency Tranche Lenders, Issuing Lender hereby grants to each Revolving Multicurrency Tranche Lender, and each Revolving Multicurrency Tranche Lender hereby acquires from Issuing Lender, a participation in such Letter of Credit in an amount equal to such Revolving Multicurrency Tranche Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Multicurrency Tranche Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.5(e) in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, renewal, reinstatement, or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Multicurrency Tranche Commitments.

(ii) In consideration and in furtherance of the foregoing, each Revolving Multicurrency Tranche Lender hereby absolutely, unconditionally and irrevocably agrees to pay to Administrative Agent, for the account of Issuing Lender, such Revolving Multicurrency Tranche Lender’s Pro Rata Share of each LC Disbursement (other than an LC Disbursement made after the Revolving Credit Maturity Date as a result of the issuance a Letter of Credit with an expiry date after the Revolving Credit Maturity Date that has been Cash Collateralized pursuant to the proviso of Section 2.5(d)) made by Issuing Lender promptly upon the request of such Issuing Lender (made through Administrative Agent) at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by Borrowers or at any time after any reimbursement payment is required to be refunded to Borrowers for any reason, including after the termination of the Revolving Multicurrency Tranche Commitments. Such payment shall be made without any offset, counterclaim, defense, abatement, withholding, or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.6 with respect to Loans made by such Revolving Multicurrency Tranche Lender (and Section 2.6 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and Administrative Agent shall promptly pay to Issuing Lender the amounts so received by it from the Revolving Multicurrency Tranche Lenders. Promptly following receipt by Administrative Agent of any payment from Borrowers pursuant to Section 2.5(f), Administrative Agent shall distribute such payment to Issuing Lender or, to the extent that the Revolving Multicurrency Tranche Lenders have made payments pursuant to this Section 2.5(e) to reimburse Issuing Lender, then to such Lenders and such Issuing Lender as their interests may appear. Any payment made by a Revolving Multicurrency Tranche Lender pursuant to this Section 2.5(e) to reimburse Issuing Lender for any LC Disbursement shall not constitute a Loan and shall not relieve any Borrower of its obligation to reimburse such LC Disbursement. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit at each time such Lender’s Commitment is amended pursuant to the operation of Section 2.19, as a result of an assignment in accordance with Section 10.4, or otherwise pursuant to this Agreement.

(f) Reimbursement. (i) If Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, Borrowers shall reimburse Issuing Lender in respect of such LC Disbursement by paying to Administrative Agent an amount in the currency of such LC Disbursement equal to such LC Disbursement not later than 2:00 p.m., New York City time, on (A) the Business Day that Borrowers receive notice of such LC Disbursement, if such notice is received prior to 12:00 noon, New York City time, or (B) the Business Day immediately following the day that Borrowers receive such notice, if such notice is not received prior to such time, provided that, subject to the conditions to borrowing set forth herein, (x) Borrowers may request in accordance with Section 2.1 or 2.4 that such payment be financed with (1) if such LC Disbursement is denominated in Dollars, a Base Rate Revolving Credit Loan Borrowing or Swingline Loan in an equivalent amount, and (2) if such LC Disbursement is denominated in an Other Currency, a Base Rate Revolving Credit Loan Borrowing in an amount equal to the Dollar Equivalent of the Other Currency of such LC Disbursement, and (y) if Borrowers fail to make such payment of the LC Disbursement or request such Loan within two Business Days after Borrower receives notice of such LC Disbursement, at the option of Administrative Agent, Borrowers shall be deemed to have requested a Base Rate Revolving Credit Loan Borrowing in an equivalent amount (and Dollar Equivalent if applicable) of the applicable LC Disbursement, and Administrative Agent shall notify each Revolving Credit Lender of such Lender’s Pro Rata Share thereof, and to the extent so financed, Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Base Rate Revolving Credit Loan Borrowing.

(ii) If the LC Disbursement is not repaid as required in clause (f)(i) above (whether directly or by a Loan), Administrative Agent shall notify each Revolving Multicurrency Tranche Lender of the applicable LC Disbursement, the payment then due from Borrowers in respect thereof and such Lender’s Pro Rata Share thereof, and each Revolving Multicurrency Tranche Lender shall pay to Administrative Agent, for the account of Issuing Lender, such Lender’s Pro Rata Share thereof in accordance with Section 2.5(e).

(g) Obligations Absolute. Borrowers’ obligation to reimburse LC Disbursements as provided in this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any other Letter of Credit Document or any Loan Document, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit, (iii) payment by Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, or any payment by Issuing Lender under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver, receiver and manager, monitor or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law, (iv) the existence of any claim, counterclaim, set-off, defense or other right that Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of

Credit (or any Person for whom any such beneficiary or any such transferee may be acting), Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction, (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of or defense to Borrowers’ obligations hereunder, (vi) any amendment or waiver of or consent to any departure from any or all of the Loan Documents, (vii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith, (viii) the existence of any claim, set-off, defense or any right which any Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or Persons for whom any such beneficiary or any such transferee may be acting), any Lender or any other Person, whether in connection with any Letter of Credit, any transaction contemplated by any Letter of Credit, this Agreement, or any other Loan Document, or any unrelated transaction, (ix) the insolvency of any Person issuing any documents in connection with any Letter of Credit, (x) any breach of any agreement between any Borrower and any beneficiary or transferee of any Letter of Credit, (xi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit, (xii) any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, wireless, or otherwise, whether or not they are in code, (xiii) any act, error, neglect or default, omission, insolvency, or failure of business of any of the correspondents of Issuing Lender, (xiv) any adverse change in the relevant exchange rates or in the availability of the relevant Other Currency to Borrowers or any Subsidiary or in the relevant currency markets generally, and (xv) any other circumstances arising from causes beyond the control of Issuing Lender. Nothing in this Agreement shall impact the rights of any Obligor to bring action against the beneficiary of any Letter of Credit.

(h) Exculpation. Neither Administrative Agent, the Lenders, and Issuing Lender, any of their respective Related Parties nor any correspondent bank, of Issuing Lender, shall have any liability or responsibility by reason of or in connection with the issuance (or the amendment, renewal or extension) or transfer of any Letter of Credit by Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in Section 2.5(g)), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of Issuing Lender; provided that the foregoing shall not be construed to excuse Issuing Lender from liability to Borrowers to the extent of any direct damages (as opposed to indirect, punitive, exemplary or consequential or exemplary damages, claims in respect of which are hereby waived by Borrowers to the extent permitted by applicable law) suffered by Borrowers that are caused by Issuing Lender’s gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance and not in limitation of the foregoing, the parties hereto expressly agree that:

(i) Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii) Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to decline to make payment upon presentation of such documents if such documents are not in strict compliance with the terms of the related Letter of Credit;

(iii) Issuing Lender may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a replacement marked as such or waive a requirement for its presentation; and

(iv) clauses (i) and (ii) of this Section 2.5(h) establish the standard of care to be exercised by Issuing Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

Without limiting the foregoing, none of Administrative Agent, the Lenders, any Issuing Lender, or any of their respective Related Parties shall have any liability or responsibility by reason of (x) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (y) an Issuing Lender declining to take up documents and make payment (A) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (B) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (z) an Issuing Lender retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such Issuing Lender.

(i) Disbursement Procedures. Issuing Lender for any Letter of Credit shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Issuing Lender shall promptly after such examination notify Administrative Agent and Borrowers by telephone (confirmed by telecopy or electronic mail) of such demand for payment and whether Issuing Lender has made or will make an LC Disbursement thereunder; provided that such notice need not be given prior to payment by the respective Issuing Lender and any failure to give or delay in giving such notice shall not relieve any Borrower of its obligation to reimburse Issuing Lender and the Revolving Credit Lenders with respect to any such LC Disbursement.

(j) Interim Interest. If Issuing Lender for any Letter of Credit shall make any LC Disbursement, then, unless Borrowers shall reimburse such LC Disbursement in full in the applicable currency on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to Base Rate Borrowings; provided that, if Borrowers fail to reimburse such LC Disbursement when due pursuant to Section 2.5(f), then Section 2.12(d) shall apply. Interest accrued pursuant to this Section 2.5(j) shall be for the account of Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Multicurrency Tranche Lender pursuant to Section 2.5(e) to reimburse Issuing Lender shall be for the account of such Lender to the extent of such payment.

(k) Replacement of Issuing Lender. Issuing Lender may be replaced at any time, at its sole option, by written agreement between Borrowers, Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. Administrative Agent shall notify the Lenders of any such replacement of Issuing Lender. At the time any such replacement shall become effective, Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Lender. From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the replaced Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to include such successor or the previous Issuing Lender (if applicable), or such successor and the previous Issuing Lender (if applicable), as the context shall require. After the replacement of Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(l) Cash Collateralization. If (i) an Event of Default shall occur and be continuing and Borrowers receive written notice from Administrative Agent or the Majority Lenders of any Class demanding the deposit of cash collateral pursuant to this Section 2.5(l), or (ii) Borrowers shall be required to provide cash collateral for LC Exposure pursuant to Section 2.10(b), 2.20, or 2.21 or pursuant to Section 8.1, Borrowers shall immediately (or within any such longer time period as may be set forth in such Sections) deposit into the Collateral Account an amount in cash in the applicable currency equal to, in the case of an Event of Default, the LC Exposure in the applicable currency as of such date plus any accrued and unpaid interest thereon and, in the case of cash collateral pursuant to Section 2.10(b), 2.20 or 2.21 the amount to be deposited shall be the amount required under such Sections; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Section 8.1. Such deposit shall be held by Administrative Agent in such Collateral Account for the benefit of the Secured Parties as collateral in the first instance for the LC Exposure under this Agreement and thereafter for the payment of the Obligations. Each Borrower hereby grants a security interest to Administrative Agent for the benefit of the Secured Parties in such Collateral Account and in any cash, balances, financial assets (as defined in the UCC) or other property held therein and all proceeds thereof. Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of Administrative Agent and at Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by Administrative Agent to reimburse each Issuing Lender for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing 66-2/3% of the total LC Exposure), be applied to satisfy other obligations of Borrowers under this Agreement. If any Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to Borrowers within three Business Days after all Events of Default have been cured or waived.

(m) Applicability of ISP and UCP. Unless otherwise expressly agreed by Issuing Lender and Borrowers when a Letter of Credit is issued, (i) the rules of the ISP shall be stated therein to apply to each standby Letter of Credit, and (ii) the rules of the UCP shall be stated therein to apply to each commercial Letter of Credit. Notwithstanding the foregoing, no Issuing Lender shall be responsible to any Obligor for, and such Issuing Lender’s rights and remedies against the Obligors shall not be impaired by, any action or inaction of such Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the laws or any order of a jurisdiction where such Issuing Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such laws or practice rules.

(n) Issuing Lender Benefits. Issuing Lender shall act on behalf of the Revolving Multicurrency Tranche Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. Issuing Lender shall not be obligated to issue Letters of Credit to any beneficiary the subject of Sanctions and Issuing Lender shall have all of the benefits and immunities (but not the obligations) (i) provided to Administrative Agent in Section 9 with respect to any acts taken or omissions suffered by Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and Letter of Credit Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 9 included Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect to Issuing Lender.

(o) Automatic Extension. If Borrowers so request in any notice requesting the issuance of a Letter of Credit (or the amendment of an outstanding Letter of Credit), the Issuing Lender may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit shall permit the Issuing Lender to prevent any such extension at least once in each one-year period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such one-year period to be agreed upon by Borrower and the Issuing Lender at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Lender, Borrowers shall not be required to make a specific request to the Issuing Lender for any such extension. Once an Evergreen Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.5(d); provided, that the Issuing Lender shall not (i) permit any such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from Administrative Agent that the applicable Majority Lenders have elected not to permit such extension or (ii) be obligated to permit such extension if (A) the Issuing Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one year from the then-current expiration date), or (B) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from Administrative Agent, any Lender or Borrower that one or more of the applicable conditions set forth in Section 4.3 is not then satisfied, and in each such case directing such Issuing Lender not to permit such extension.

(p) Issuing Lenders other than Administrative Agent. Any Issuing Lender (other than an Issuing Lender that is also Administrative Agent or one of its Affiliates) selected by Rabobank and the Borrowers to issue a Letter of Credit hereunder shall (i) notify Administrative Agent in writing no later than the Business Day immediately following the Business Day on which the issuance, termination, expiration, reduction, amendment, modification or replacement of any Letter of Credit issued by such Issuing Lender occurs; provided that any notice by an Issuing Lender of the issuance, termination, expiration, reduction, amendment, modification or replacement of a Letter of Credit pursuant to this Section received by Administrative Agent on a day that is not a Business Day, or after 11:00 a.m. (New York City time) on a Business Day, shall be deemed to have been given at the opening of business on the next Business Day, and (ii) deliver to Administrative Agent once each week (on such day of the week as Administrative Agent and Issuing Lender shall agree) or, during the existence of an Event of Default, as frequently as requested by Administrative Agent, a written report for the prior week of the daily aggregate undrawn amounts of all outstanding Letters of Credit issued by such Issuing Lender.

(q) Illegality under Letters of Credit. If, at any time, it becomes unlawful after the Signing Date for any Issuing Lender to comply with any of its obligations under any Letter of Credit (including, but not limited to, as a result of any Sanctions) or if the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally, the obligations of such Issuing Lender with respect to such Letter of Credit shall be suspended (and all corresponding rights shall cease to accrue) until such time as it may again become lawful or permissible, as applicable, for such Issuing Lender to comply its obligations under such Letter of Credit, and such Issuing Lender shall not be liable for any losses that the Obligors may incur as a result.

(r) Letters of Credit Issued for account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of Issuing Lender (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, Borrowers shall compensate, indemnify and reimburse Issuing Lender hereunder for such Letter of Credit as if such Letter of Credit had been issued solely for the account of a Borrower. Additionally, each Borrower irrevocably waives (to the extent permitted by applicable Law) any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Borrowers, and that Borrowers’ business derives substantial benefits from the businesses of such Subsidiaries. To the extent that any Letter of Credit is issued for the account of any Subsidiary of a Borrower, Borrowers agree that (i) such Subsidiary shall have no rights against Issuing Lender, Administrative Agent or any Lender, (ii) Borrowers shall be responsible for the obligations in respect of such Letter of Credit under this Agreement and any application or reimbursement agreement, (iii) Borrowers shall have sole right to give instructions and make agreements with respect to this Agreement and the Letter of Credit, and the disposition of documents related thereto, and (iv) Borrowers shall have all powers and rights in respect of any security arising in connection with the Letter of Credit and the transaction related thereto. Borrowers shall, at the request of Issuing Lender, cause such Subsidiary to execute and deliver an agreement confirming the terms specified in the immediately preceding sentence and acknowledging that it is bound thereby.

2.6 Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time to the account of Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.4. Administrative Agent will make such Loans available to Borrowers by promptly crediting the amounts so received, in like funds, to an account designated by Borrowers in the applicable Borrowing Request; provided that Base Rate Revolving Credit Loan Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.5 shall be remitted by Administrative Agent to Issuing Lender.

(b) Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6(a) and may, in reliance upon such assumption but without any obligation to do so, make available to Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender on the one hand and Borrowers on the other severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to any Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, for the first 3 Business Days the greater of the applicable Overnight Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and thereafter at the Base Rate and (ii) in the case of a payment to be made by Borrowers, the interest rate applicable to Base Rate Loans or in the case of Other Currencies, in accordance with such market practice, in each case, as applicable. If Borrowers and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrowers the amount of such interest paid by Borrowers for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender that shall have failed to make such payment to Administrative Agent. A notice of Administrative Agent to any Lender or Borrowers with respect to any amount owing under this Section 2.6(b) shall be conclusive, absent manifest error.

(c) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 10.3(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.3(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.3(c).

2.7 Interest Elections.

(a) Elections by Borrowers for Borrowings. Each Borrowing initially shall be of the Type and currency specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing or SOFR Borrowing, shall have an initial Interest Period specified in such Borrowing Request or as otherwise set forth in Section 2.3. Thereafter, subject to the requirements of Sections 2.13 and 2.15, Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing and SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. Borrowers may elect different options with respect to different portions of the affected Eurocurrency Borrowing or SOFR Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loan Borrowings.

(b) Notice of Elections. To make an election pursuant to this Section, Administrative Borrower shall notify Administrative Agent of such election by telephone or by emailing an Interest Election Request to Administrative Agent, in either case by the time that a Borrowing Request would be required under Section 2.3 if Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request (whether by telephone or email) shall be irrevocable and any telephonic request shall be confirmed promptly by hand delivery, email or telecopy to Administrative Agent of a written Interest Election Request in the form of Exhibit 2.7 and signed by Administrative Borrower.

(c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

(i) the currency and principal amount of Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this Section 2.7(c) shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be, for Loans denominated in Dollars, a Base Rate Borrowing or a SOFR Borrowing, or, for any Other Currency, a Eurocurrency Borrowing, as applicable; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing or SOFR Borrowing, the Interest Period to be applicable thereto (by specifying the duration of such Interest Period and the last day of such Interest Period) after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing or SOFR Borrowing but does not specify an Interest Period, then Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice by Administrative Agent to Lenders. Administrative Agent shall advise each applicable Lender of the details of an Interest Election Request and such Lender’s portion of such resulting Borrowing no less than one Business Day before the effective date of the election made pursuant to such Interest Election Request.

(e) Failure to Elect; Default. If (i) Borrowers fail to deliver a timely and properly completed Interest Election Request with respect to a SOFR Borrowing denominated in Dollars prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing and (ii) Borrowers fail to deliver a timely and properly completed Interest Election Request with respect to a Borrowing denominated in Other Currencies prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, Borrowers shall be deemed to have selected that such Borrowing shall automatically be continued as a Borrowing in its original Other Currency with an Interest Period of one month at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and Administrative Agent, at the request of the Majority Lenders of any Class, so notifies Borrowers in writing, then, so long as such Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing or SOFR Borrowing and (ii) unless repaid as provided herein (x) each SOFR Borrowing denominated in Dollars shall automatically be converted to a Base Rate Borrowing at the end of the applicable Interest Period therefor and (y) each Eurocurrency Borrowing shall automatically be converted to a Base Rate Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such Other Currency) at the end of the applicable Interest Period therefor for Eurocurrency Borrowings.

(f) Interest Act (Canada).

(i) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(ii) Any provision of this Agreement that would oblige any Borrower to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property or hypothec on immovables that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to such Borrower, which shall be required to pay interest on money in arrears at the same rate of interest payable on principal money not in arrears.

(iii) If any provision of this Agreement would oblige any Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(A) first, by reducing the amount or rate of interest; and

(B) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for the purposes of section 347 of the Criminal Code (Canada).

2.8 Termination and Reduction of the Commitments.

(a) Scheduled Termination. Unless previously terminated in accordance with the terms hereof, (i) the Initial Term Commitments shall terminate upon the earlier of (A) the making of the Initial Term Loans on the Initial Funding Date or (B) only to the extent the Spin-Off has not occurred, the date on which Borrowers terminate the Initial Term Commitments in their sole discretion, (ii) the Delayed Draw Term Commitments shall terminate on the Conversion Date, and (iii) the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date.

(b) Voluntary Termination or Reduction. Borrowers may at any time terminate, or from time to time reduce, the Revolving Credit Commitments and/or Delayed Draw Term Commitments (and, subject to Section 2.8(a) may terminate the Initial Term Commitments); provided that (i) each partial reduction of Revolving Credit Commitments or Delayed Draw Term Commitments pursuant to this Section shall be in an amount that is the Dollar Equivalent of $1,000,000 or a larger multiple of the Dollar Equivalent of $1,000,000 in excess thereof, and (ii) Borrowers shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Revolving Credit Loans in accordance with Section 2.10, the sum of the total Revolving Credit Exposures of any Class would exceed the total Revolving Credit Commitments of such Class.

(c) Notice of Voluntary Termination or Reduction. Borrowers shall notify Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments or Delayed Draw Term Commitments under Section 2.8(b) by no later than 1:00 p.m., New York City time, three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of Revolving Credit Commitments or Delayed Draw Term Commitments delivered by Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities or occurrence of other transactions or events, in which case such notice may be revoked by Borrowers (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d) Effect of Termination or Reduction. Any termination or reduction of any Class of Revolving Credit Commitments or Delayed Draw Term Commitments shall be permanent. Each reduction of Revolving Credit Commitments or Delayed Draw Term Commitments shall be made ratably among each Class of Revolving Credit Commitments or Delayed Draw Term Commitments, as applicable, in accordance with the Pro Rata Share of such Class. Each reduction of any Class of Revolving Credit Commitments or Delayed Draw Term Commitments shall be made ratably among the Revolving Credit Lenders or Delayed Draw Term Lenders of such Class, as applicable, in accordance with their respective Revolving Credit Commitments or Delayed Draw Term Commitments of such Class, as applicable. All commitment fees accrued on the portion of the Revolving Credit Commitments and Delayed Draw Term Commitments terminated until the effective date of such termination of such Revolving Credit Commitments or Delayed Draw Term Commitments, as applicable, shall be paid on the effective date of such termination.

2.9 Repayment of Loans; Evidence of Debt.

(a) Repayment. Each Borrower, jointly and severally, hereby unconditionally promises to pay the Loans as follows:

(i) to Administrative Agent for the ratable account of the Revolving Credit Lenders the aggregate outstanding principal amount of the Revolving Credit Loans on the Revolving Credit Maturity Date or any earlier date of termination of this Agreement or acceleration of the Loans due hereunder in accordance with the terms hereof;

(ii) to Administrative Agent for the ratable account of the applicable Term Lenders, (A) on each Quarterly Date (commencing on March 31, 2024), the principal of the Initial Term Loans outstanding in an amount equal to the Quarterly Percentage Amount multiplied by the original principal amount of the Initial Term Loans on the Initial Funding Date, to be applied to the unpaid principal amount of the Initial Term Loans, (B) on each Quarterly Date commencing on the first such Quarterly Date following the Conversion Date applicable to the Delayed Draw Term Commitments, the principal amount of Delayed Draw Term Loans outstanding in an amount equal to the Delayed Draw Quarterly Percentage Amount multiplied by the aggregate principal amount of all Delayed Draw Term Loans on such Conversion Date, to be applied to the unpaid principal amount of each such Tranche of Delayed Draw Term Loans, and (C) the principal of the Incremental Term Loans of each Tranche on such dates and in such amounts as may be set forth in the Notice of Incremental Term Loan Borrowing for such Tranche, to be applied to the unpaid principal amount of the Incremental Term Loans for such Tranche for which such payment relates, and (D) on the Term Loan Maturity Date or any earlier date of termination of this Agreement or acceleration of the Loans due hereunder in accordance with the terms hereof, the remaining unpaid principal amount of the Term Loans; provided that, in each case, the scheduled installments of principal of the Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Section 2.10(c); and

(iii) to Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Maturity Date (or any earlier date of termination of this Agreement or acceleration of the Loans due hereunder in accordance with the terms hereof) and each applicable Swingline Loan Maturity Date; provided that, subject to the terms and conditions of this Agreement, any Borrower may request a Revolving Credit Loan Borrowing of Base Rate Loans to repay any Swingline Loan when due.

(b) Manner of Payment. Each repayment or prepayment of Borrowings of any Class shall be applied to repay any outstanding Base Rate Loan Borrowings of such Class before any other Borrowings of such Class.

(c) Maintenance of Loan Accounts by Lenders and Administrative Agent. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and currency thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount and currency of any principal or interest due and payable or to become due and payable from Borrowers to each Lender hereunder, and (iii) the amount of any sum received by Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) Effect of Entries. The entries made in the accounts maintained pursuant to Section 2.9(c) shall be conclusive evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrowers to repay the Loans in accordance with the terms of this Agreement. In the event of any conflict between the accounts maintained by any Lender and the accounts of Administrative Agent in respect of such matters, the accounts of Administrative Agent shall control in the absence of manifest error.

(e) Participations in Letters of Credit and Swingline Loans. In addition to the accounts maintained pursuant to Section 2.9(c), each Lender and Administrative Agent shall maintain in accordance with its usual practice account or accounts evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts maintained by Administrative Agent and the accounts of any Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

(f) Promissory Notes. Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, Borrowers shall prepare, execute and deliver to such Lender a promissory note in substantially the form attached hereto as Exhibit 2.9 payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.10 Prepayment of Loans.

(a) Optional Prepayments. Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section and Section 2.15; provided that each voluntary prepayment of the Term Loans shall be in an amount that is at least $1,000,000 or a larger integral multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Any prepayment of the Loans (other than a prepayment of a Base Rate Revolving Credit Loan prior to the Revolving Credit Maturity Date) pursuant to this Section 2.10(a) shall be accompanied by accrued interest thereon, and any such prepayment of the Term Loans shall be applied to the installments thereof as set forth in Section 2.10(c).

(b) Mandatory Prepayments. Borrowers will prepay the Loans (and/or provide cash collateral for LC Exposure, as applicable), as follows:

(i) Indebtedness Issuance. Without limiting the obligation of Borrowers to obtain the consent of the Required Lenders pursuant to Section 6.1 to the incurrence of any Indebtedness not otherwise permitted hereunder, upon the incurrence of any Indebtedness (other than Indebtedness permitted pursuant to Section 6.1), Borrowers shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds thereof within 5 Business Days of receipt thereof, such prepayment to be effected in the manner and to the extent specified in Section 2.10(c).

(ii) Sale of Assets or Events of Loss. If on any date a Company shall receive Net Cash Proceeds from (A) any Disposition pursuant to Section 6.4(n) or (B) any Event of Loss, in each case, in excess of the greater of (x) $25,000,000 and (y) 10.0% of Applicable EBITDA for any such Dispositions or Events of Loss in any Fiscal Year, then, unless a Reinvestment Notice shall be delivered by a Borrower to Administrative Agent in respect of such Disposition or Event of Loss, within 5 Business Days of the date of receipt by a Company of such Net Cash Proceeds, Borrowers shall prepay the Loans in an amount equal to 100% of the amount of such Net Cash Proceeds, as set forth in Section 2.10(c); provided that, for the avoidance of doubt, Borrowers shall be permitted to pay down Revolving Credit Loans with the Net Cash Proceeds at all times prior to the occurrence of a Reinvestment Prepayment Date; provided further that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, the Loans shall be prepaid by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event, as set forth in Section 2.10(c). The provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 6.4.

(iii) Permitted Refinancing Notes. Upon the issuance by any Borrower or any other Obligor of any Permitted Refinancing Notes, Borrowers shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds thereof immediately upon receipt thereof by Administrative Borrower or such other Obligor, such prepayment to be effected in the manner and to the extent specified in Section 2.10(c).

(iv) Insufficient Availability. Borrowers shall immediately prepay the Revolving Credit Loans and Swingline Loans (or provide Cash Collateral for LC Exposure as provided in Section 2.5(l)) in such amounts as shall be necessary so that the Dollar Equivalent of aggregate outstanding Revolving Credit Exposures of any Class shall not at any time exceed the total Revolving Credit Commitments of such Class, such amount to be applied first, to repay the outstanding principal balance of the Swingline Loans (if applicable), until such Swingline Loans shall have been repaid in full, second, to repay, on a pro rata basis, the outstanding principal balance of the Revolving Credit Loans of the applicable Class and third, to Cash Collateralize the LC Exposure (if applicable) in an amount at least equal to 103% of the amount of such LC Exposure. In addition, if on any date the Dollar Equivalent of the LC Exposure shall exceed the Letter of Credit sublimit set forth in Section 2.5(c), Borrowers shall Cash Collateralize on such date the outstanding Letters of Credit in an amount equal to such excess.

(c) Order of Application to Loans. Each such prepayment of the Loans made under Section 2.10(a) shall be applied to the Term Loans or the Revolving Credit Loans as may be selected by Borrowers and, in connection with a voluntary prepayment of any of Term Loans, applied to the remaining scheduled amortization payments thereof as Borrowers shall direct or, absent such direction, in the direct order of maturity or as otherwise directed by Borrower. Except as otherwise provided in Section 8.2, each mandatory prepayment of the Loans under Section 2.10(b) (other than any mandatory prepayment of the Loans under Section 2.10(b)(iv)) shall be applied (i) FIRST, to repay accrued interest and fees due on the amounts of such repayment, (ii) SECOND, to repay, on a pro rata basis, the outstanding principal balance of the Term Loans (ratably between each Class of Term Loans and, within each Class, first to Term Loans of such Class that are Base Rate Loans and then, on a pro rata basis, to Term Loans of such Class that are Eurocurrency Loans and SOFR Loans) with such payments applied to the remaining scheduled amortization payments in the direct order of maturity until all Term Loans shall have been repaid in full; (iii) THIRD, to repay the outstanding principal balance of the Swingline Loans, until such Swingline Loans shall have been repaid in full; (iv) FOURTH, to repay, on a pro rata basis, the outstanding principal balance of the Revolving Credit Loans (with a corresponding reduction in the corresponding Revolving Credit Commitment) ratably between each Class of Revolving Credit Loans; and (v) FIFTH, to Cash Collateralize the LC Exposure in an amount at least equal to 103% of the amount of such LC Exposure.

(d) Notices, Etc.

(i) Borrowers shall notify Administrative Agent (and, in the case of prepayment of a Swingline Loan, Swingline Lender) in writing of any optional prepayment under Section 2.10(a), (A) in the case of prepayment of a SOFR Borrowing, not later than 1:00 p.m., New York City time, three (3) U.S. Government Securities Business Days before the date of prepayment, (B) in the case of prepayment of a Eurocurrency Borrowing, not later than 1:00 p.m., New York City time, four Business Days before the date of prepayment, (C) in the case of prepayment of a Base Rate Borrowing, not later than 1:00 p.m., New York City time, on the date of prepayment, or (D) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Credit Commitments as contemplated by Section 2.8(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.8(c). Promptly following receipt of any such notice, Administrative Agent shall advise the relevant Lenders of the contents thereof.

(ii) Prior to or concurrently with any prepayment under Section 2.10(b), Borrowers shall deliver to Administrative Agent a certificate signed by a Responsible Officer of Administrative Borrower containing a reasonably detailed calculation of the amount of such prepayment.

(iii) Promptly following receipt of any prepayment notice relating to a Borrowing or such certificate relating to a prepayment, Administrative Agent shall advise the relevant Lenders of the contents thereof and of the amount of such Lender’s ratable portion of such prepayment.

(iv) Each partial prepayment of any Borrowing shall be in an amount such that the remaining amount outstanding of each Borrowing would be permitted in the case of a Borrowing of the same Type as provided in Section 2.2, except as necessary to apply fully the required amount of a mandatory prepayment under Section 2.10(b). Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Each prepayment of Dollar Borrowings of Initial Term Loans, Revolving Credit Loans or Delayed Draw Term Loans shall be made ratably among each Class of Initial Term Loans, Delayed Draw Term Loans or Revolving Credit Loans, as applicable, in accordance with the Pro Rata Share of such Class.

(v) Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and any amounts required by Section 2.15 and shall be made in the manner specified in Section 2.9(b) and this Section 2.10.

(e) Notwithstanding any other provisions of Section 2.10(b)(ii), to the extent any or all of the Net Cash Proceeds of any Disposition or Event of Loss of a Foreign Subsidiary (other than a Subsidiary organized in Canada) are prohibited or delayed by any applicable local law (including financial assistance, corporate benefit restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of such Foreign Subsidiary) from being repatriated or passed on to or used for the benefit of the applicable Borrower (Borrowers hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation) or if the applicable Borrower has determined in good faith that repatriation of any such amount to such Borrower would have material adverse tax consequences (including a material acceleration of the point in time when such earnings would otherwise be taxed) with respect to such amount (Borrowers hereby agreeing to use commercially reasonable efforts to repatriate such cash in a manner that would not result in material adverse tax consequences), the portion of such Net Cash Proceeds so affected will not be required to be applied to prepay the Term Loans at the times provided in this Section 2.10 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation or the passing on to or otherwise using for the benefit of the applicable Borrower, or the applicable Borrower believes in good faith that such material adverse tax consequences would result, and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law or the applicable Borrower determines in faith such repatriation would no longer have such material adverse tax consequences, such repatriation will be promptly effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than 3 Business Days after such repatriation) applied (net of additional taxes payable or reasonably estimated to be payable as a result thereof) to the prepayment of the Term Loans pursuant to this Section 2.10; provided that, no such prepayment of the Term Loans pursuant to this Section 2.10 shall be required in the case of any such Net Cash Proceeds the repatriation of which the applicable Borrower believes in good faith would result in material adverse tax consequences, if on or before the date on which such Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to a Reinvestment Notice, the applicable Borrower applies an amount equal to the amount of such Net Cash Proceeds to such reinvestments or prepayments as if such Net Cash Proceeds had been received by the applicable Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds had been repatriated (or, if less, the Net Cash Proceeds that would be calculated if received by such Foreign Subsidiary).

2.11 Fees.

(a) Commitment Fees. Borrowers agree, jointly and severally, to pay the following:

(i) to Administrative Agent for the account of each Revolving Credit Lender a commitment fee in Dollars, which shall accrue at a per annum rate equal to the Applicable Margin applicable for the “Commitment Fee Rate” on the daily amount equal to such Revolving Credit Lender’s Revolving Credit Commitment minus the Dollar Equivalent of the aggregate outstanding Revolving Credit Loans (excluding, for the avoidance of doubt, the principal amount of the Swingline Loans) and LC Exposure of such Revolving Credit Lender for each date during the period from and including the Signing Date to but excluding the earlier of the date such Revolving Credit Commitment terminates and the Revolving Credit Maturity Date. Accrued commitment fees for this Section 2.11(a)(i) through and including each Quarterly Date shall be payable on the second Business Day following such Quarterly Date and on the earlier of the date the Revolving Credit Commitment terminates and the Revolving Credit Maturity Date, commencing on the first such date to occur after the Signing Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day);

(ii) to Administrative Agent for the account of each Initial Term Lender a commitment fee in Dollars, which shall accrue at a per annum rate equal to the Applicable Margin applicable for the “Commitment Fee Rate” on the daily amount equal to such Initial Term Lender’s Initial Term Commitment for each date during the period from and including the Signing Date to but excluding the Initial Funding Date. Accrued commitment fees for this Section 2.11(a)(ii) shall be payable on the Initial Funding Date; and

(iii) to Administrative Agent for the account of each Delayed Draw Term Lender a commitment fee in Dollars, which shall accrue at a per annum rate equal to the Applicable Margin applicable for the “Commitment Fee Rate” on the daily amount equal to such Delayed Draw Term Lender’s Delayed Draw Term Commitment minus the aggregate Delayed Draw Term Loans advanced through such date by such Delayed Draw Term Lender, for each date during the period from and including the Signing Date through the Conversion Date. Accrued commitment fees for this Section 2.11(a)(iii) through and including each Quarterly Date shall be payable on the second Business Day following such Quarterly Date and on the Conversion Date applicable to such Delayed Draw Term Commitments, commencing on the first such date to occur after the Signing Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Letter of Credit Fees. Borrowers agree, jointly and severally, to pay (i) to Administrative Agent for the account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to (x) for Letters of Credit issued in Dollars, the Applicable Margin applicable to interest on SOFR Loans, and (y) for Letters of Credit issued any Other Currency, the Applicable Margin applicable to such currency, on the Dollar Equivalent of the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued during the period from and including the Initial Funding Date to and excluding the later of the date on which such Revolving Credit Lender’s Revolving Credit

Commitments terminate and the date on which such Lender ceases to have any LC Exposure, and (ii) to Issuing Lender for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the Dollar Equivalent of the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by it during the period from and including the Initial Funding Date to but excluding the later of the date of termination of all Revolving Credit Commitments and the date on which there ceases to be any LC Exposure, as well as Issuing Lender’s standard fees and other standard costs and charges with respect to the issuance, amendment, administration, renewal, extension, cancellation or conversion of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including each Quarterly Date shall be payable in Dollars on the second Business Day following such Quarterly Date, commencing on the first such date to occur after the Signing Date; provided that all such fees shall be payable on the date on which all Revolving Credit Commitments terminate and any such fees accruing after the date on which all Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to Issuing Lender pursuant to this Section 2.11(b) shall be payable within 30 days after written demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agent Fees. Borrowers agree, jointly and severally, to pay to Administrative Agent, for its own account, in Dollars, fees payable in the amounts and at the times separately agreed upon between Borrowers and Administrative Agent and such other fees required by the Fee Letters.

(d) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds in Dollars, to Administrative Agent (or to Issuing Lender, in the case of fees payable to it) for distribution, other than in the case of fees payable solely for account of Administrative Agent, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

2.12 Interest.

(a) Base Rate Loans. The Loans comprising each Base Rate Borrowing (including each Swingline Loan Borrowing) shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b) Eurocurrency Loans. The Loans comprising each Eurocurrency Borrowing shall bear interest at a rate per annum equal to the applicable Eurocurrency Rate for such currency for the Interest Period therefor plus the Applicable Margin.

(c) SOFR Loans. The Loans comprising each SOFR Borrowing shall bear interest at a rate per annum equal to Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(d) Default Interest. Borrowers shall pay interest on the principal amount of all overdue outstanding Loans and, to the fullest extent permitted by law, the outstanding amount of all interest, fees and other Obligations, at a rate per annum equal to the Default Rate immediately upon the occurrence of any Event of Default described in clause (a), (b), (h), or (i) of Section 8.1.

(e) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Credit Loans or any Class, upon termination of the Revolving Credit Commitments of such Class, and, in the case of the Term Loans, on the Term Loan Maturity Date (or earlier date of termination of this Agreement or acceleration of the Loans due hereunder pursuant to the terms hereof); provided that (i) interest accrued pursuant to Section 2.12(d) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Revolving Credit Loan prior to the Revolving Credit Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any SOFR Borrowing or Eurocurrency Borrowing prior to the end of the current Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion. Additionally, Borrowers shall immediately pay to Administrative Agent for the account of the applicable Lenders the amount of any interest and fees that may be owing pursuant to the penultimate sentence of the definition of “Applicable Margin”. Borrowers’ obligations under this Section 2.12(e) shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

(f) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate and (ii) interest computed by reference to CDOR shall, in each case, be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day), except that interest on Loans denominated in Other Currencies as to which market practice differs from the foregoing shall be computed in accordance with market practice for such Loans. All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Base Rate, Eurocurrency Rate and Term SOFR Reference Rate (including Term SOFR) shall be determined by Administrative Agent, and such determination shall be conclusive absent manifest error.

2.13 Alternate Rate of Interest; Illegality.

(a) Alternate Rate of Interest. Subject to Section 2.22, if:

(i) Administrative Agent determines (which determination shall be conclusive and binding on Borrowers) that adequate and reasonable means do not exist for ascertaining the applicable Benchmark for a Borrowing prior to the first day of any Interest Period (as applicable) or that the applicable “Term SOFR” or “Eurocurrency Rate” cannot be determined pursuant to the definition thereof; or

(ii) the Majority Lenders of any Class determine that for any reason in connection with any request for a SOFR Loan or Eurocurrency Loan or a conversion thereto or a continuation thereof that Term SOFR or the Eurocurrency Rate for any requested Interest Period with respect to a proposed SOFR Loan or Eurocurrency Loan of such Class does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Majority Lenders of such Class have provided notice of such determination to Administrative Agent;

then, Administrative Agent shall give notice thereof to a Borrower and the Lenders as promptly as practicable thereafter and (i) any obligations of the applicable Lenders to make or maintain Loans in each affected currency, any rights of Borrower to continue Loans in the affected currency, or, for Loans denominated in Dollars, to convert any Base Rate Loans to SOFR Loans denominated in Dollars, shall be suspended (to the extent of the affected Loans or, in the case of SOFR Loans or Eurocurrency Loans, the affected Interest Periods) and (ii) if the circumstances giving rise to such notice affect the calculation of Base Rate, Administrative Agent shall during the period of such suspension compute Base Rate without reference to clause (c) of the definition of “Base Rate”, in each case until Administrative Agent revokes such notice. Upon receipt of such notice, Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of Loans in each such affected currency (to the extent of the affected Loans or, in the case of Eurocurrency Loans or SOFR Loans, the affected Interest Periods) or, failing that, (x) (A) in the case of any request for a Borrowing in Dollars, Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans and (B) in the case of any request for a Eurocurrency Borrowing, then such request shall be ineffective and (y) (A) any outstanding affected SOFR Loans denominated in Dollars will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period and (B) any outstanding affected Eurocurrency Loans, at Borrowers’ election, shall either (1) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Other Currency) at the end of the applicable Interest Period therefor for Eurocurrency Loans or (2) be prepaid in full at the end of the applicable Interest Period therefor for Eurocurrency Loans; provided that if no election is made by Borrowers in an Other Currency by the earlier of (x) the date that is three Business Days after receipt by a Borrower of such notice or (y) the last day of the current Interest Period, Borrowers shall be deemed to have elected clause (1) above. Upon any such conversion, Borrowers shall also pay any accrued interest on the amount so converted and any additional amounts required pursuant to Section 2.15.

(b) Illegality. If any Lender determines that any applicable law has made it unlawful after the Signing Date, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, or fund Eurocurrency Loans or SOFR Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, Eurocurrency Rate, SOFR or Term SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits in an applicable offshore interbank market for the applicable currency, then, on notice thereof by such Lender to a Borrower through Administrative Agent, (i) any obligation of such Lender to make or continue Loans in the affected currency or currencies or, in the case of Loans denominated in Dollars, to convert Base Rate Loans to SOFR Loans shall be suspended, and (ii) the interest rate for Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to clause (c) of the definition of “Base Rate”, in each case until such Lender notifies Administrative Agent and a Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) Borrowers shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, (x) convert all SOFR Loans of such Lender to Base Rate Loans on the last day of the Interest Period therefor if such Lender may lawfully continue to maintain such Loans, or immediately, if such Lender may not lawfully continue to maintain such Loans, or (y) convert all Eurocurrency Loans, as applicable, to Base Rate Loans (in an amount equal to the Dollar Equivalent of such Other Currency) (in each case, the interest rate for Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest

Period therefor with respect to Eurocurrency Loans if such Lender may lawfully continue to maintain such Eurocurrency Loans, or immediately, if such Lender may not lawfully continue to maintain such Loans, and (ii) Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to clause (c) of the definition of “Base Rate” until Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.15.

2.14 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify, or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge, or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes; (B) Taxes described in clauses (b) through (e) of the definition of “Excluded Taxes”, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or Issuing Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Loans or SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Eurocurrency Loan or SOFR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender, or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Lender, or such other Recipient, Borrowers will pay to such Lender, Issuing Lender, or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender, or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered within 30 days after demand therefor by such Lender setting forth in reasonable detail such increased costs.

(b) Capital Requirements. If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any lending office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy or liquidity), then from time to time Borrowers will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or other Recipient setting forth the amount or amounts necessary to compensate such Lender or other Recipient or its holding company, as the case may be, as specified in Section 2.14(a) or 2.14(b) and delivered to Borrowers shall be conclusive absent manifest error. Borrowers shall pay such Lender or other Recipient, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation, provided that Borrowers shall not be required to compensate a Lender or Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or Issuing Lender, as the case may be, notifies Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.15 Compensation for Losses. In the event of (i) the payment of any principal of any Eurocurrency Loan or SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or any mandatory prepayment), (ii) the conversion of any Eurocurrency Loan or SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (iii) the failure to borrow, convert, continue or prepay any Eurocurrency Loan or SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.8(c) and is revoked in accordance herewith), (iv) the assignment of any Eurocurrency Loan or SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Borrowers pursuant to Section 2.18(b), or (v) the failure by Borrowers to make any payment of any Eurocurrency Loan or SOFR Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Other Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event (excluding any loss of anticipated profits), Borrowers shall compensate each Lender for the loss, cost or expense attributable to such event, and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to a Borrower and shall be conclusive absent manifest error. Borrowers shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

2.16 Taxes.

(a) Defined Terms. For purposes of this Section 2.16, the term “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Obligor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Obligors. The Obligors shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Obligors. The Obligors shall jointly and severally indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Obligor has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Obligors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(e) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this Section 2.16(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Obligor to a Governmental Authority pursuant to this Section 2.16(f), such Obligor shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrowers and Administrative Agent, at the time or times reasonably requested by Borrowers or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrowers or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrowers or Administrative Agent as will enable Borrowers or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution, and submission of such documentation (other than such documentation set forth in clauses (A), (B), and (D) of Section 2.16(g)(ii)) shall not be required if in the Lender’s reasonable judgment such completion, execution, or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to Borrowers and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (I) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (II) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest in Section 881(c) of the Code, (I) a certificate substantially in the form of Exhibit 2.16-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Obligors within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (II) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.16-2 or Exhibit 2.16-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.16-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrowers or Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrowers and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrowers or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers or Administrative Agent as may be necessary for Borrowers and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrowers and Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.16(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.16(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.16(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.16(h) shall not be construed to require any indemnified party (x) to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person, (y) to arrange its Tax affairs in any particular manner or (z) to claim any available Tax refund or, reduction or other relief on its corporate profits or otherwise, or to claim such relief in priority to any other claims, reliefs, credits or deductions available to it.

(i) Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction, or discharge of all obligations under any Loan Document.

2.17 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Obligors. Except with respect to principal of and interest on Loans denominated in an Other Currency, each Obligor shall make each prepayment or payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 10.3 or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 2:00 p.m., New York City time, on the date when due, or the date fixed for any prepayment hereunder in Dollars and in immediately available funds, without condition or deduction for any counterclaim, defense, recoupment or set-off. Except as otherwise expressly provided herein, all payments with respect to principal and interest on Loans denominated in an Other Currency shall be made in such Other Currency in immediately available funds, without condition or deduction for any counterclaim, defense, recoupment or set-off, not later than the Applicable Time specified by Administrative Agent on the dates specified herein. Any amounts received after such time on any date may, in the discretion of Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at such account as Administrative Agent may designate to Borrowers in writing from time to time, except (i) as otherwise expressly provided in the relevant Loan Document, (ii) payments to be made directly to Issuing Lender or Swingline Lender as expressly provided herein, and (iii) that payments pursuant to Sections 2.14, 2.15, 2.16, and 10.3 shall be made directly to the Persons entitled thereto. Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof in like funds as received by wire transfer to such Lender’s lending office as specified in its Administrative Questionnaire or such other office as notified in writing by such Lender to Administrative Agent. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Without limiting the generality of the foregoing, Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Obligors are prohibited by any law from making any required payment hereunder in an Other Currency, the Obligors shall make such payment in Dollars in the Dollar Equivalent of the Other Currency payment amount.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest, and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing of, or conversions of Loans in, a particular Class shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Commitments of such Class (in the case of the making of Loans) or their respective unpaid principal amount of Loans of such Class (in the case of conversions and continuations of Loans); (ii) each payment of commitment fees under Section 2.11 in respect of Revolving Credit Commitments and each payment of Letter of Credit participation fees under Section 2.11 shall be made for account of the Revolving Credit Lenders on a pro rata basis, (iii) each payment of commitment fees under Section 2.11 in respect of Initial Term Commitments shall be made for account of the applicable Initial Term Lenders, (iv) each payment of commitment fees under Section 2.11 in respect of Delayed Draw Term Commitments shall be made for account of the applicable Delayed Draw Term Lenders, (v) each termination or reduction of the amount of the Commitments of a particular Class under Section 2.8 shall be applied to the respective Commitments of such Class of the relevant Lenders, pro rata according to the amounts of their respective Commitments of such Class; (vi) each payment or prepayment of principal of Loans of any Class by Borrowers shall be made for account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; and (vii) each payment of interest on Loans of any Class by Borrowers shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on the Loans of such Class then due and payable to the respective Lenders.

(d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans in excess of its ratable share of the aggregate amount of outstanding Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon, then such Lender shall notify Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.17(d) shall not be construed to apply to any payment made by any Obligor pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.17(d) shall apply). Each Obligor consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Obligor rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Obligor in the amount of such participation. This Section 2.17(d) shall not apply to any action taken by any Farm Credit Bank with respect to any Farm Credit Equities held by Borrowers or any cash patronage, whether on account of foreclosure of any Lien thereon, retirement and cancellation of the same, exercise of setoff rights or otherwise.

(e) Presumptions of Payment. Unless Administrative Agent shall have received notice from Borrowers prior to the date on which any payment or prepayment is due to Administrative Agent for the account of the Lenders or Issuing Lender hereunder that Borrowers will not make such payment or prepayment, Administrative Agent may assume that Borrowers have made such payment or prepayment on such date in accordance herewith and may, in reliance upon such assumption but without any obligation to do so, distribute to the Lenders or Issuing Lender, as the case may be, the amount due. In such event, if Borrowers have not in fact made such payment or prepayment, then each of the Lenders or Issuing Lender, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment or prepayment to Administrative Agent, for the first 5 Business Days at the greater of the applicable Overnight Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and thereafter at the Base Rate. A notice of Administrative Agent to any Lender or Borrowers with respect to any amount owing under this Section 2.17(e) shall be conclusive, absent manifest error.

(f) Certain Deductions by Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to this Agreement (including Sections 2.4, 2.5(e), 2.5(f), 2.6(b), and 2.17(e)), then Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(g) Return of Proceeds. If at any time payment, in whole or in part, of any amount distributed by Administrative Agent hereunder is rescinded or must otherwise be restored or returned by Administrative Agent as a preference, fraudulent conveyance, or otherwise under any Debtor Relief Law, then each Person receiving any portion of such amount agrees, upon demand, to return the portion of such amount it has received to Administrative Agent together with a pro rata portion of any interest paid by or other charges imposed on Administrative Agent in connection with such rescinded or restored payment.

2.18 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14, or if Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender gives a notice pursuant to Section 2.13(b) suspending its obligation to make or continue Eurocurrency Loans, SOFR Loans or to convert Base Rate Loans to SOFR Loans (an “Illegality Notice”), then such Lender shall (at the request of Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14, 2.15 or 2.16, or eliminate the need for the notice pursuant to Section 2.13(b), as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.14, if Borrowers are required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if a Lender provides an Illegality Notice and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.18(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrowers may, at Borrowers’ sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.4), all its interests, rights (other than its existing rights to payments pursuant to Section 2.14, 2.15 or 2.16) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Borrowers shall have paid to Administrative Agent the assignment fee (if any)

specified in Section 10.4, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.15), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter, (iv) in the case of any such assignment resulting from a Lender’s delivery of an Illegality Notice, such assignee will not be entitled to deliver an Illegality Notice under Section 2.13(b), (v) such assignment does not conflict with applicable law, and (vi) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent. Each Lender agrees that if Borrowers exercise their option hereunder, it shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in Section 10.4. If such Lender shall refuse or fail to execute and deliver any such Assignment and Assumption prior to the effective date of such replacement as notified by Administrative Agent, such Lender shall be deemed to have executed and delivered such Assignment and Assumption, and shall no longer be a Lender hereunder upon the payment to such Lender of an amount equal to the aggregate amount of outstanding Obligations (other than Bank Product Obligations) owed to such Lender in accordance with the wire transfer instructions for such Lender on file with Administrative Agent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.

2.19 Increases of the Revolving Credit Commitments; Adjustments to Revolving Credit Commitments; Additional Term Loans.

(a) Following the Initial Funding Date, Borrowers may from time to time through the (i) Revolving Credit Maturity Date, propose to increase the aggregate amount of any Class of Revolving Credit Commitments (each, an “Incremental Revolving Credit Commitment”) in accordance with this Section by delivering a Notice of Incremental Revolving Credit Commitment to Administrative Agent substantially in the form of Exhibit 2.19-1 (a “Notice of Incremental Revolving Credit Commitment”), and (ii) Term Loan Maturity Date, propose that additional term loans be made to it in accordance with this Section (each, an “Incremental Term Loan”; together with any Incremental Revolving Credit Commitment, each an “Incremental Facility”) by delivering a Notice of Incremental Term Loan Borrowing to Administrative Agent substantially in the form of Exhibit 2.19-2 (a “Notice of Incremental Term Loan Borrowing”; together with any Notice of Incremental Revolving Credit Commitment, each individually an “Incremental Facility Notice”), in each case, specifying (subject to the restrictions set forth in Section 2.19(b)) therein (A) the amount of the Incremental Revolving Credit Commitment or Tranche of Incremental Term Loans requested (which, in each case, shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof), (B) the requested date for increase of the Revolving Credit Commitments or advance date of the proposed Incremental Term Loans comprising such new Tranche, and (C) with respect to any Incremental Term Loan, (1) the interest rate to be applicable to all Incremental Term Loans in such Tranche, (2) the amortization for all Incremental Term Loans in such Tranche, and (3) the amount of any upfront or closing fees to be paid by Borrowers to the

Lenders funding the Tranche of Incremental Term Loans requested. All Incremental Term Loans shall be denominated in Dollars. The terms and provisions of any Incremental Revolving Credit Commitment shall be identical to the corresponding Class of Revolving Credit Loans. Subject to the last sentence in Section 2.19(d), each Incremental Facility Notice delivered by Borrowers shall be irrevocable and shall be binding upon all Obligors. At the time of delivery of each Incremental Facility Notice, Borrowers shall also deliver to Administrative Agent a certificate of a Responsible Officer of Borrowers certifying that, except as provided in Section 1.7 to the extent acceptable to the Lenders and Additional Lenders providing any relevant Incremental Term Loan in connection with a Limited Condition Acquisition, (x) both immediately before and after giving effect to such Incremental Facility (and in the case of any Incremental Revolving Credit Commitments, treating such Incremental Revolving Credit Commitments as fully drawn), Borrowers would be in compliance with the Financial Covenants on a pro forma basis (and showing the calculations thereof) as of the end of the most recent Fiscal Quarter for which financial statements have been delivered (or are required to be delivered)to the Lenders pursuant to Section 5.1(a) or 5.1(b), and (y) no Default or Event of Default then exists or would be caused thereby.

(b) The aggregate principal amount of all Incremental Facilities made pursuant to this Section 2.19, shall not exceed, after giving effect thereto (and after giving effect to any acquisition consummated concurrently therewith and all other pro forma adjustment events) an amount equal to the greater of (i) $250,000,000 and (ii) 100% of Applicable EBITDA.

(c) Repayments of the principal of any Incremental Term Loans may not be reborrowed. Each Tranche of Incremental Term Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) Term SOFR for the Interest Period therefor plus the Applicable Margin, in each case, as set forth in the Notice of Incremental Term Loan Borrowing related to such Tranche, and shall be subject to the amortization set forth in the applicable Notice of Incremental Term Loan Borrowing relating to such Tranche, provided, however, (1) the rate of interest payable on each Class of Initial Term Loans, Delayed Draw Term Loans, or any prior Tranche of Incremental Term Loans shall be increased as needed such that the all-in yield (as reasonably determined by Administrative Agent, taking into account the applicable interest rate margins, interest rate benchmark floors and all fees, including recurring, up-front or similar fees or original issue discount (amortized over the shorter of (x) the life of such Loans and (y) the 4 years following the date of incurrence thereof) payable generally to Lenders making such Loans, but excluding (i) any arrangement, structuring, underwriting, syndication, commitment or other fees payable in connection therewith that are not generally shared with the Lenders thereunder and (ii) any customary consent fees paid generally to consenting Lenders) payable on any Tranche of Incremental Term Loans shall not be more than (x) 0.50% greater than the all-in yield payable on the Initial Term A-1 Loans or Delayed Draw Term A-1 Loans, or (y) 0.25% greater than the all-in yield payable on the Initial Term A-2 Loans, Delayed Draw Term A-2 Loans or any prior Tranche of Incremental Term Loans at any time, (2) the final maturity date of any Tranche of Incremental Term Loans shall be no earlier than the Term Loan Maturity Date, (3) no Incremental Term Loans shall have the effect of reducing the scheduled amortization of the Initial Term Loans or Delayed Draw Term Loans then in effect immediately prior to such Incremental Term Loans, and (4) the scheduled amortization of the Incremental Term Loans of any Tranche shall not require a percentage of the Incremental Term Loans of such Tranche to be repaid in any Fiscal Quarter in excess of the Quarterly Percentage Amount in effect as of the last day of such Fiscal Quarter. All Incremental Term Loans shall for all purposes be Obligations hereunder and under the Loan Documents.

(d) Administrative Agent shall deliver a copy of each Incremental Facility Notice to such Lenders or other Persons that qualify as an Eligible Assignee as may be determined by Administrative Agent in its reasonable discretion with the approval of Borrowers or as may be specified by Borrowers with the consent of Administrative Agent. No Lender shall have any obligation to increase its Revolving Credit Commitment or fund any Incremental Term Loan, and any decision by a Lender to increase its Revolving Credit Commitment or fund any Incremental Term Loan shall be made in its sole discretion independently from any other Lender. Except as otherwise required by this Section 2.19, no Incremental Facility (or the establishment, effectiveness, provision, implementation, availability or funding thereof) shall require the approval of any existing Lender (other than in its capacity, if any, as a Lender providing all or part of a commitment in respect of any Incremental Facility), Administrative Agent, any other Secured Party or any other Person.

(e) If Administrative Agent receives commitments from Lenders and/or from any other Person that (i) qualifies as an Eligible Assignee and is reasonably acceptable to Borrowers and Administrative Agent and (ii) has agreed to become a Lender in respect of all or a portion of the Incremental Facility (an “Additional Lender”), in excess of the requested Incremental Facility, Administrative Agent shall have the right, in its sole discretion but with the consent of Borrowers, to reduce and reallocate (within the minimum and maximum amounts specified by each such Lender or Additional Lender in its notice to Administrative Agent) the shares of the Incremental Facility of the Lenders or Additional Lenders willing to fund (or commit to fund) such Incremental Facility so that the total committed Incremental Facility equals the requested Incremental Facility. If Administrative Agent does not receive commitments from Lenders (or Additional Lenders) in an amount sufficient to fund the requested Incremental Facility, Administrative Agent shall so notify Borrowers and the request for Incremental Facility shall be deemed automatically rescinded; provided, Borrowers may submit a replacement Incremental Facility Notice setting forth different terms for the requested Incremental Facility.

(f) An increase in the aggregate amount of any Class of Lenders’ Revolving Credit Commitments or an agreement to fund Incremental Term Loans, pursuant to this Section shall become effective upon the receipt by Administrative Agent of an agreement in form and substance reasonably satisfactory to Administrative Agent and Borrowers signed by each Obligor, by each Additional Lender and by each existing Lender whose Revolving Credit Commitment is to be increased or who has agreed to fund such Incremental Term Loans, setting forth the new Pro Rata Share, Revolving Credit Commitment and/or Incremental Term Loans of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement as a Lender and to be bound by all the terms and provisions hereof, together with officer’s certificates and ratification agreements executed by each Obligor and such evidence of appropriate corporate authorization on the part of each Obligor with respect to the requested Incremental Facility, any amendments to any other Loan Documents reasonably requested by Administrative Agent in relation to the requested Incremental Facility (which amendments to the Loan Documents (other than this Agreement) Administrative Agent is hereby authorized to execute on behalf of the Lenders), updates or endorsements to policies of title insurance (to the extent available at a commercially reasonable cost), flood hazard determination certificates (and, if applicable, evidence of flood insurance) with respect to each parcel of Mortgaged Property located in the U.S. (if any), the results of lien searches from applicable jurisdictions, and such customary opinions of counsel for the Obligors with respect to the requested Incremental Facility and other assurances as Administrative Agent may reasonably request; provided that, any amendment to this Agreement that, in the reasonable opinion of Administrative Agent and Administrative Borrower, is necessary and appropriate to effect the provisions of this Section 2.19 may be made by Administrative Agent and Borrowers, without the consent of any other Lender or Issuing Lender. If, after giving effect to any Incremental Revolving Credit Commitment, the outstanding Revolving Credit Loans of the applicable Class would not be held pro rata in accordance with the new Revolving Credit Commitments of such Class, the Revolving Credit Lenders (including, without limitation, any Additional Lenders) of such Class shall, on the effective date of the applicable Incremental Facility, make advances among themselves so that after giving effect thereto the Revolving Credit Loans of such Class will be held by the Revolving Credit Lenders of such Class (including, without limitation, any Additional Lenders), on a pro rata basis in accordance with their respective Revolving Credit Commitments of such Class hereunder (after giving effect to the applicable Incremental Revolving Credit Commitment). Each Revolving Credit Lender agrees to wire immediately available funds to Administrative Agent in accordance with this Agreement as may be required by Administrative Agent in connection with the foregoing.

2.20 Cash Collateral.

(a) Certain Credit Support Events. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of Administrative Agent or any Issuing Lender (with a copy to Administrative Agent), Borrowers shall Cash Collateralize Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.21(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b) Grant of Security Interest. Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to Administrative Agent, for the benefit of Issuing Lender, and agree to maintain, a first-priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of LC Exposure, to be applied pursuant to Section 2.20(c). If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent and Issuing Lender as herein provided or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrowers shall, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under Section 2.20 or 2.21 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.20 following (i) the elimination of the applicable Fronting Exposure (including by replacement of the Defaulting Lender pursuant to Section 2.18(b) or the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by Administrative Agent and each Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 2.21, the Person providing Cash Collateral and each Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

2.21 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Majority Lenders” or “Required Lenders”.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees, or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.8 shall be applied at such time or times as may be determined by Administrative Agent as follows: FIRST, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; SECOND, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swingline Lender hereunder; THIRD, to Cash Collateralize Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.20; FOURTH, as Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; FIFTH, if so determined by Administrative Agent and Borrowers, to be held in a Deposit Account controlled by Administrative Agent and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Credit Loans or Delayed Draw Term Loans under this Agreement and (y) Cash Collateralize Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.20; SIXTH, to the payment of any amounts owing to the Lenders, Issuing Lender or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Lender or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; SEVENTH, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrowers as a result of any judgment of a court of competent jurisdiction obtained by Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and EIGHTH, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (B) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.3 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with their respective Commitments without giving effect to Section 2.21(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.11(a) for any period during which that Lender is a Defaulting Lender (and Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive fees pursuant to Section 2.11(b)(i) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.20.

(C) With respect to any fee not required to be paid to any Defaulting Lender pursuant to Section 2.21(a)(iii)(A) or 2.21(a)(iii)(B), Borrowers shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.21(a)(iv), (2) pay to each Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(D) No Defaulting Lender shall be entitled to receive any default interest pursuant to Section 2.12.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders of the applicable Class of Loans in accordance with their respective Pro Rata Share of such Class (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause any of the Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment of any Class. Subject to Section 10.2, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in Section 2.21(a)(iv) cannot, or can only partially, be effected, Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, first, prepay Swingline Loans in an amount equal to Swingline Lender’s Fronting Exposure and second, Cash Collateralize Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.20.

(b) Defaulting Lender Cure. If Borrowers, Administrative Agent, Swingline Lender, and Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Credit Loans of the applicable Class of Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Revolving Credit Loans of such Class and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Revolving Credit Lenders of the applicable Class in accordance with the Revolving Credit Commitments of such Class (without giving effect to Section 2.21(a)(iv)), and reimburse each such Revolving Credit Lender for any costs of the type described in Section 2.15 incurred by any such Revolving Credit Lender as a result of such purchase, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.22 Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document:

(a) Replacing CDOR. On May 16, 2022, Refinitiv Benchmark Services (UK) Limited (“RBSL”), the administrator of CDOR, announced in a public statement that the calculation and publication of all tenors of CDOR will permanently cease immediately following a final publication on Friday, June 28, 2024. Notwithstanding anything to the contrary herein or in any other Loan Document, on the date that all Available Tenors of CDOR have either permanently or indefinitely ceased to be provided by RBSL (the “CDOR Cessation Date”), if the then-current Benchmark with respect to amounts denominated in CAD is CDOR, the Benchmark Replacement with respect to CDOR will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement with respect to CDOR is Daily Compounded CORRA, all interest payments will be payable on a quarterly basis.

(b) Replacing other Benchmarks. Upon the occurrence of a Benchmark Transition Event with respect to any currency, Administrative Agent and Administrative Borrower may amend this Agreement to replace the then-current Benchmark for such currency with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after Administrative Agent has posted such proposed amendment to all affected Lenders and Administrative Borrower so long as Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.22(b) will occur prior to the applicable Benchmark Transition Start Date.

(c) In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) Administrative Agent will promptly notify Administrative Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Administrative Agent will promptly notify Administrative Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.22(e). Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.22, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.22.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate, Term CORRA or a Eurocurrency Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon Administrative Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Administrative Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Administrative Borrower will be deemed to have (x) converted any such request for Borrowings denominated in Dollars into a request for a Borrowing of or conversion to Base Rate Loans and (y) converted any such request for Borrowings denominated in an Other Currency into a request for a Borrowing of or conversion to Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Other Currency). During a Benchmark Unavailability Period with respect to the then current Benchmark for Dollars or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the Term SOFR or such tenor of Term SOFR, as applicable, will not be used in any determination of the Base Rate.

(g) In connection with the use, administration of, or conventions associated with SOFR, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Administrative Agent will reasonably promptly notify Administrative Borrower and the Lenders of the effectiveness of any such Conforming Changes.

(h) Notwithstanding anything to the contrary herein or in any Loan Document and subject to the proviso below in this clause, if a Term CORRA Transition Event and its related Term CORRA Transition Date have occurred, then on and after such Term CORRA Transition Date (i) the Benchmark Replacement described in clause (a)(i) of such definition will replace the then-current Benchmark with respect to amounts denominated in CAD for all purposes hereunder or under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; and (ii) each Loan denominated in CAD outstanding on the Term CORRA Transition Date bearing interest based on the then-current Benchmark with respect to amounts denominated in CAD shall convert, at the start of the next interest payment period, into a Loan bearing interest at the Benchmark Replacement described in clause (a)(i) of such definition for the respective Available Tenor as selected by Administrative Borrower as is available for the then-current Benchmark; provided that, this clause (h) shall not be effective unless Administrative Agent has delivered to the applicable class of Lenders and Administrative Borrower a Term CORRA Notice.

2.23 Disclaimer. Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the continuation of, administration of, submission of, calculation of, or any other matter related to the “Base Rate”, “CDOR”, “CORRA”, “Daily Compounded CORRA”, “EURIBOR”, “Eurocurrency Rate”, “SOFR”, “Term CORRA”, “Term SOFR”, and the “Term SOFR Reference Rate” any component definition thereof or rates referenced in the definition thereof or any alternative or successor rate thereto, or replacement rate thereof (including, without limitation), (a) any then-current Benchmark or any Benchmark Replacement, (b) any alternative, successor or replacement rate implemented pursuant to Section 2.22, whether upon the occurrence of a Benchmark Transition Event, and (c) the effect, implementation or composition of any Conforming Changes, including without limitation, (i) whether the composition or characteristics of any such alternative, successor or replacement reference rate for any currency will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as the Base Rate, the existing Benchmark or any subsequent Replacement Benchmark prior to its discontinuance or unavailability, and (ii) the impact or effect of any alternative, successor or replacement reference rate or Conforming Changes on any other financial products or agreements in effect or offered by or to any Obligor or Lender or any of their respective Affiliates, including, without limitation, any Swap Obligation or Hedging Agreement. Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate or any Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to Borrower.

3.	REPRESENTATIONS AND WARRANTIES

In order to induce Administrative Agent, the Lenders and Issuing Lender to enter into this Agreement, each Borrower represents and warrants to Administrative Agent, each Lender and Issuing Lender, on the Signing Date, the Initial Funding Date and on the date of each Credit Extension thereafter, that the following statements are true and correct in all material respects (unless any such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) (it being understood and agreed that the representations and warranties made on the Initial Funding Date are deemed to be made concurrently with the consummation of the Transactions contemplated hereby):

3.1 Corporate Existence. Each Obligor (a) is duly organized or formed, validly existing, and (to the extent such concept is applicable in the relevant jurisdiction) in good standing under the laws of the jurisdiction of its organization or formation, (b) has the requisite power (corporate or otherwise) and authority, and the legal right, to own and operate its properties, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and intends to engage in upon the consummation of the Transactions except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (d) maintains all material franchises, licenses, leases, permits, and approvals necessary in the normal conduct of its business.

3.2 Corporate Power; Authorization; Enforceable Obligations. Each Obligor has the power (corporate or similar power) and authority to execute, deliver and perform the Loan Documents to which it is a party and, in the case of Borrowers, to borrow hereunder and, in the case of each Guarantor, to guarantee the Obligations. Each Obligor, as applicable, has taken all necessary corporate or other action to authorize the Transactions and the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of Borrowers, to authorize the borrowings on the terms and conditions of this Agreement and, in the case of each Guarantor, to authorize the guarantee of the Obligations. No material consent or authorization of, filing with, notice to, registration with or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance by each Obligor of the Loan Documents to which it is a party and the performance of each Obligor’s obligations thereunder, except (a) approvals, exemptions, consents, authorizations, filings and notices which have been obtained or made and are in full force and effect, (b) the filings and recordings necessary to perfect Liens under the Security Documents, and (c) approvals, consents, exceptions, authorization, action, notice or filing under securities laws. Each Loan Document has been duly executed and delivered on behalf of each Obligor that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid, and binding obligation of each Obligor that is a party thereto, enforceable against each such Obligor in accordance with its terms, except as enforceability may be limited by (a) Debtor Relief Laws or similar laws of general applicability affecting the enforcement of creditors’ rights, (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (c) the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Obligors in favor of the Secured Parties.

3.3 No Conflicts. The execution, delivery, and performance of this Agreement and the other Transaction Documents by any Obligor and the borrowings hereunder and the use of the proceeds thereof will not (a) contravene the terms of the Organizational Documents of such Obligor, (b) violate (i) any material law, treaty, rule, or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Obligor or any of its property or to which such Obligor or any of its property is subject, or (ii) any Material Indebtedness or other material agreement, instrument, or other undertaking to which such Obligor is a party or by which it or any of its property is bound or, at any time prior to the completion of the Spin-Off, to which Kellogg is a party or any of its property is bound, and (c) will not result in, or require, the creation or imposition of any Lien on any Company’s properties or revenues (other than the Liens created by the Security Documents).

3.4 Financial Condition; No Material Adverse Change.

(a) Financial Condition. Administrative Borrower has heretofore furnished to Administrative Agent and Lenders the combined balance sheets of North American Cereal Business of Kellogg Company, and the related combined statements of operations, comprehensive (loss) income, equity and cash flows (i) as of and for the Fiscal Year ended December 31, 2022, reported on by PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of and for the Fiscal Quarter and the portion of the Fiscal Year ended July 1, 2023, certified by a Responsible Officer of Administrative Borrower. Such financial statements present fairly in all material respects, the financial position and results of operations and cash flows of Borrowers and their Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) of this Section 3.4(a).

(b) No Material Adverse Change. Since December 31, 2022, no events have occurred that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

3.5 Properties.

(a) Property Generally. Each Company has, or will have the following the completion of the Internal Reorganization (i) good and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good and marketable title to (in the case of all other personal property), all of their respective assets, except for (x) Permitted Encumbrances, (y) minor defects in title to property that do not materially interfere with its ability to conduct its business as currently conducted or to use such property for its intended purposes and (z) as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. All such assets are, and will be following the completion of the Internal Reorganization, free and clear of Liens except for Permitted Encumbrances.

(b) Intellectual Property. (i) Each Company owns, or is licensed to use, and will own or be licensed to use following the completion of the Internal Reorganization, all trademarks, tradenames, copyrights, patents, designs, industrial designs and other intellectual property reasonably necessary to the conduct of its business, and, (ii) to its knowledge, the use thereof by any Obligor and its Subsidiaries does not infringe upon the rights of any other Person, in each case of (i) and (ii), except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.6 Litigation.

(a) Actions, Suits and Proceedings. Except as set forth on Schedule 3.6 (to be updated on the Initial Funding Date, as applicable) (together with the matters described in any filings made by (or on behalf of) WKKC prior to the Signing Date with the SEC under the Exchange Act, the “Disclosed Matters”), there are no actions, suits, investigations, or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of any Borrower, threatened against any Company that (i) involve any of the Transaction Documents or any of the Transactions contemplated hereby or thereby, or (ii) that have a reasonable likelihood of adverse determination and such determination could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Disclosed Matters. Since the Signing Date, there has been no change in the status of the Disclosed Matters (or any matter arising prior to the Signing Date and not required to be disclosed on Schedule 3.6) that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect.

3.7 Compliance with Laws and Agreements. Each Company is in compliance with all laws, regulations, orders, writs, injunctions, and decrees of any Governmental Authority applicable to it or its property, and all Material Indebtedness and all other indentures, agreements and other instruments binding upon it or its property, except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

3.8 Investment Company Status. No Obligor is an “investment company” or a company “controlled” by an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940. No Obligor is subject to regulation under any other federal, provincial, territorial or state statute or regulation that limits its ability to incur Indebtedness or that otherwise renders all or any portion of the Obligations unenforceable.

3.9 Taxes. Each Company and its Tax Affiliates have filed or caused to be filed all federal and all material state, local and non-U.S. Tax returns and reports required to have been filed by their due date (including any extensions) and has paid or caused to be paid all Taxes shown therein to be due (including interest and penalties) and has paid all other material Taxes, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which such Person has set aside on its books adequate reserves in accordance with the GAAP, (b) Taxes which are not yet delinquent for a period of more than thirty (30) days or (c) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. There is no tax assessment proposed in writing, or to the knowledge of any Obligor, threatened in writing, against any Company or Tax Affiliates that could, if made, be reasonably expected to have a Material Adverse Effect.

3.10 ERISA. Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, with respect to each employee benefit plan sponsored by, or contributed to by, any Company or for which any Company has any liability: (a) such employee benefit plan is in compliance with the applicable provisions of ERISA, the Code and other federal, provincial, territorial or state Laws, (b) such employee benefit plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of any Company, nothing has occurred that would prevent or cause the loss of such tax-qualified status, (c) there are no pending or, to the knowledge of any Company, threatened or contemplated claims, actions or lawsuits, or action by any Governmental Authority, and (d) there has been no non-exempt prohibited transaction under Section 406 of ERISA or violation of ERISA’s fiduciary responsibility rules. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could result in a Material Adverse Effect. No Company nor any of its ERISA Affiliates reasonably anticipates that any Material Adverse Effect will arise from any increase either in the annual financial expense for any Plan or Multiemployer Plan (determined in accordance with Statement of Financial Accounting Standards No. 87) or in the annual minimum funding contribution for any Plan or Multiemployer Plan (determined in accordance with the assumptions used for funding such Plan or Multiemployer Plan pursuant to Section 412, 430, 431 or 432 of the Code). None of the assets of any Company or its ERISA Affiliates is the subject of any Lien arising under Section 303(k) of ERISA or Section 430(k) of the Code, and there are no facts which could reasonably be expected to give rise to such a Lien. Except as could not reasonably be expected to result in a Material Adverse Effect, no Plan is in at-risk status (within the meaning of Section 430 of the Code) and no Multiemployer Plan is subject to the additional funding rules of Section 432 of the Code for multiemployer plans that are in endangered or critical status. No Obligor is nor will be a Benefit Plan. To the extent applicable, and except as could not reasonably be expected to result in a Material Adverse Effect, each employee benefit plan, program, scheme, arrangement or agreement maintained or contributed to by a Borrower or any Subsidiary with respect to employees employed outside the United States (other than any governmental arrangement) has been maintained in compliance with its terms and with the requirements of any and all applicable requirements of Law and neither Borrowers nor any Subsidiary has incurred any material obligation.

3.11 Disclosure.

(a) All financial projections and forecasts delivered to Administrative Agent and the Lenders in connection with this Agreement have been prepared by Borrowers in good faith based upon reasonable assumptions believed by Borrowers to be reasonable at the time made available to Administrative Agent and the Lenders, it being recognized by Administrative Agent and the Lenders that such projections are as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond Borrowers’ control, that no assurance can be given that any particular projection will be realized, and that actual results during the period or periods covered by such projections may differ significantly from the projected results and such differences may be material.

(b) All information (other than the projections and forecasts described in Section 3.11(a) and other forward-looking statements, budgets, estimates and information of a general economic or industry nature) furnished by or on behalf of any Obligor, to Administrative Agent or any Lenders in connection with the transactions contemplated hereby and the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) is, when furnished and taken as a whole, complete and correct in all material respects and does not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect.

(c) The information included in the most recent Beneficial Ownership Certification delivered by Borrowers pursuant to Section 4.1(d) or Section 5.1 is true and correct in all material respects.

3.12 Use of Credit. No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. The proceeds of the Loans have been used and will be used, whether directly or indirectly, in accordance with Section 6.14.

3.13 Affected Financial Institutions. No Obligor is an Affected Financial Institution.

3.14 Capitalization; Existing Subsidiaries; Investments.

(a) Signing Date. Set forth in Part A of Schedule 3.14 is a complete and correct list of the exact legal name (as reflected in the certificate of incorporation or formation) of (x) each Borrower and (y) each Person that will be a Subsidiary of Borrowers on the Initial Funding Date after giving effect to the Internal Reorganization and the Distribution, together with, in each case (i) the jurisdiction of organization of each such Person on the Signing Date; (ii) the authorized, issued and outstanding Equity Interests issued by each Borrower as of the Signing Date; (iii) each Person that will be holding Equity Interests in any Subsidiary of WKKC on the Initial Funding Date; and (iv) the percentage of ownership of such Subsidiary to be represented by such Equity Interests on the Initial Funding Date. As of the Signing Date,

Borrowers own, free and clear of Liens, and has the unencumbered right to vote, all outstanding Equity Interests in each of its Subsidiaries on the Signing Date, and all of the issued and outstanding Equity Interests of each Borrower is (or will be) validly issued, fully paid (if applicable) and non-assessable. As of the Signing Date, there are no outstanding commitments or other obligations of Borrowers to issue, and no options, warrants or other rights of any Borrower to acquire, any shares of any class of Equity Interests of any Borrower or any Subsidiary, other than pursuant to the Spin-Off Documents and the Transfer Documents (as defined in the Separation Agreement).

(b) Initial Funding Date. Set forth in Part B of Schedule 3.14 (to be delivered on the Initial Funding Date) is a complete and correct list of the exact legal name (as reflected in the certificate of incorporation or formation) of each Company as of the Initial Funding Date (after giving effect to the Internal Reorganization and the Distribution), together with (i) the jurisdiction of organization of each Company; (ii) each Person holding Equity Interests in any Subsidiary of WKKC; (iii) the authorized, issued and outstanding Equity Interests issued by each Company; (iv) the Equity Interests in any Subsidiary held by such Company; and (v) the percentage of ownership of such Subsidiary represented by such Equity Interests. As of the Initial Funding Date, except as otherwise permitted on Schedule 4.2, each of Borrowers and the Subsidiaries owns, free and clear of Liens (other than Liens created pursuant to the Security Documents and Permitted Encumbrances), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it in Part B of Schedule 3.14, and all of the issued and outstanding Equity Interests of each such Person organized as a corporation or limited liability company is validly issued, fully paid (if applicable) and, with respect to any corporation, non-assessable. As of the Initial Funding Date, there are no outstanding commitments or other obligations of Borrowers or any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of Equity Interests of any Borrower or any Subsidiary, except as set forth on Schedule 4.2.

(c) Investments. Set forth in Part C of Schedule 3.14 is a complete and correct list of all Equity Interests in any other Persons (other than in Subsidiaries disclosed in Part B of Schedule 3.14) held by any Company on the Initial Funding Date and, for each such Investment, (i) the identity of the Company holding such Investment and (ii) if known, the percentage of such Company’s ownership interest in the Person subject to such Investment.

3.15 Real Property. Set forth on Part 1 of Schedule 3.15 (to be updated on the Initial Funding Date and upon the occurrence of a Mortgage Trigger Event, as applicable) is a complete and correct list as of the applicable Schedule Date of all of the Material Real Property owned by any Company, indicating in each case the use of the respective property, the identity of the owner, and the location of the respective property. Each Obligor maintains flood insurance for each of the Mortgaged Properties located in the U.S., if any (or the portion of such properties that contains improvements located in an area identified as having special flood hazards) (a) in an amount equal to the lesser of (i) the fair market value of each such property or (ii) the maximum available insurance amount under the National Flood Insurance Act of 1968 and (b) with a deductible not exceeding the maximum amount allowable under the National Flood Insurance Act of 1968. Each Company has good, marketable, and insurable fee simple title to the real property owned by such Person, free and clear of all Liens, other than Permitted Encumbrances.

3.16 Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:

(a) the Companies: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; and (ii) hold, and are in compliance with, all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them;

(b) Hazardous Materials are not present at, on, under, in, or about any real property now or formerly owned, leased, or operated by any Company, or at any other location (including, without limitation, any location to which Hazardous Materials have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to material liability of any Company under any applicable Environmental Law or otherwise result in material costs to any Company, or (ii) interfere with a Company’s continued operations, or (iii) impair the fair saleable value of any material real property owned or leased by any Company;

(c) there is no judicial, administrative, or arbitral proceeding (including any written notice of violation or alleged violation) under or relating to any Environmental Law to which, any Company is, or to the knowledge of Borrowers, any Company will be, named as a party that is pending or, to the knowledge of Borrowers, threatened;

(d) no Company has received any written request for information, or been notified in writing that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Hazardous Materials; and

(e) no Company has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

3.17 Sanctions/Anti-Corruption Representations.

(a) No Obligor nor any of its Subsidiaries is in violation of any Anti-Terrorism Laws, Anti-Corruption Laws, or Sanctions or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Laws, Anti-Corruption Laws, or Sanctions.

(b) No Obligor, any of its Subsidiaries or any director, officer, nor to its knowledge, any employee or agent of any Obligor or any of its Subsidiaries is a Person (each such Person, a “Sanctioned Person”) that is, or is owned or controlled (as such terms are defined in relevant Sanctions) by Persons that are: (i) the subject of any Sanctions, or (ii) located, organized or resident in a region, country or territory that is, or whose government is, the subject of Sanctions, which as of the Signing Date are the Region of Crimea, Cuba, Iran, North Korea, Syria, and the Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine.

3.18 Insurance. The properties of each Obligor and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Obligor, in such amounts, in the good faith determination of Borrowers and giving effect to any self-insurance, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where any Obligor or the applicable Subsidiary operates.

3.19 Labor Matters, Etc. Except as set forth on Schedule 3.19 (to be updated on the Initial Funding Date, as applicable) as of the applicable Schedule Date, no Obligor nor any of its Subsidiaries are party to or bound by any collective bargaining agreement. There are no strikes, concerted lockouts, concerted work stoppages or other labor disputes against any Obligor or any of its Subsidiaries, or, to the best of any Obligor’s knowledge, threatened in writing to be brought against any Obligor or any of its Subsidiaries, in each case, which could reasonably be expected to result in a Material Adverse Effect.

3.20 Solvency. Each Borrower is, and will be after giving effect to the Transactions, individually and together with its Subsidiaries, on a consolidated basis, Solvent.

3.21 No Burdensome Restriction. No Obligor nor any of its Subsidiaries is a party to or bound by any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound, or subject to any restriction in its Organizational Documents or any applicable law or regulation of any Governmental Authority, which could reasonably be expected to have a Material Adverse Effect.

3.22 Security Documents. The provisions of the Security Documents (taken as a whole) are or upon execution and delivery will be effective to create in favor of Administrative Agent for the benefit of the Secured Parties a valid and enforceable (except as such enforceability may be limited by (a) Debtor Relief Laws or similar laws of general applicability affecting the enforcement of creditors’ rights, (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) the effect of foreign laws, rules and regulations as they relate to pledges of Equity Interests in or Indebtedness owed by Foreign Subsidiaries) first-priority Lien (subject only to Permitted Encumbrances) on all right, title and interest of each Obligor in the Collateral described therein. When all appropriate filings or recordings are made in the appropriate offices or other perfection action taken as contemplated hereby and by the Security Documents, the Liens created by each such Security Document will constitute fully perfected first priority Liens (subject to the Permitted Encumbrances) on and security interests in all right, title and interest of the Obligors in such Collateral subject to the limitations and exceptions set forth in the Security Documents.

3.23 Surety Representations.

(a) Independent Analysis. Each Borrower has, independently and without reliance upon Administrative Agent and any Lender and based upon such documents and information as it has deemed appropriate, made its own analysis and decision to enter into the Loan Documents to which it is a party.

(b) Obligor Information. Each Borrower has adequate means to obtain from the other Obligors on a continuing basis information concerning the financial condition and assets of the other Obligors and it is not relying upon Administrative Agent or any Lender to provide (and neither Administrative Agent nor any Lender shall have any duty to provide) any such information to it either now or in the future.

(c) Benefit of Loan Documents. The value of the consideration received and to be received by such Borrower as a result of the other Borrowers, Administrative Agent and the other Lender’s entering into this Agreement and each Obligor executing and delivering the Loan Documents to which it is a party, is reasonably worth as least as much as the liability and obligation of each Borrower under the Loan Documents to which it is a party, and such liability and obligation and this Agreement have benefited and may reasonably be expected to benefit each Borrower directly or indirectly.

3.24 Canadian Defined Benefit Plans. No Obligor has sponsored, maintained, participated in, contributed to, or otherwise incurred liability under any Canadian Defined Benefit Plan.

4.	CONDITIONS PRECEDENT

4.1 Signing Date. This Agreement and the Commitments hereunder shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a) Administrative Agent shall have received duly executed copies of this Agreement and the Fee Letters from each party thereto, each executed and delivered as of the Signing Date.

(b) Administrative Agent shall have received such customary documents and certificates as Administrative Agent may reasonably request relating to the organization, existence and good standing (to the extent such concept is applicable in the relevant jurisdiction) of each Borrower, as in effect on the Signing Date, the authorization of this Agreement and the Financing Transactions, the identity, authority and capacity of each Responsible Officer authorized to act on behalf of a Borrower in connection with this Agreement and any other legal matters relating to the Obligors, this Agreement, or the Transactions, in each case reasonably satisfactory to Administrative Agent.

(c) Administrative Agent and the Lenders shall have received (i) the financial statements of the North American Cereal Business of Kellogg Company referenced in Section 3.4(a) and (ii) a business plan and budget of the Consolidated Group, including forecasts prepared by management of Administrative Borrower, of consolidated balance sheets and statements of income or operations and cash flows of the Consolidated Group, prepared after giving effect to the Transactions, and on an annual basis through 2028.

(d) Administrative Agent and each Lender shall have received (i) all documents, certificates, and other information requested by each Lender pursuant to Section 10.13 and (ii) at least five days prior to the Signing Date, with respect to any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Borrower.

4.2 Initial Funding Date. The obligations of the Lenders to make Loans and of Issuing Lender to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2), in each case in form and substance reasonably acceptable to Administrative Agent:

(a) The Signing Date shall have occurred.

(b) Administrative Agent shall have received a Borrowing Request in accordance with the requirements of this Agreement.

(c) Administrative Agent and the Lenders shall have received true and complete copies of each of the Spin-Off Documents, in each case executed by all of the parties thereto (provided if any such Spin-Off Document relating solely to the Distribution (and not the Internal Reorganization) shall not have been executed on or prior to the Initial Funding Date, then such Spin-Off Document shall be in final, executable form and will be executed on the Spin Date) and, to the extent requested by Administrative Agent at least three (3) Business Days prior to the Initial Funding Date, all other material agreements entered into in connection with the Spin-Off. The terms of all such agreements shall be consistent in all material respects with the information set forth in, and the forms of such agreements publicly filed with, the Form 10, or delivered to the Administrative Agent, on the Business Day preceding the Signing Date, or otherwise reasonably satisfactory to Administrative Agent, and no term or condition of such agreements shall have been waived, amended or otherwise modified in a manner material and adverse to the rights or interests of the Lenders without the prior approval of Administrative Agent, it being agreed that Administrative Agent will act reasonably in making any such determination (and if Administrative Borrower notifies Administrative Agent of any such waiver, amendment or modification, Administrative Agent shall, upon request of Administrative Borrower in writing, confirm to Administrative Borrower whether any such prior approval is required).

(d) The Form 10 shall have been declared effective by the SEC and except as otherwise set forth on Schedule 4.2, all conditions to the Internal Reorganization and the Distribution set forth in the Form 10 and the Separation Agreement (including Section 3.3(a) thereof but excluding clause (vii) of such Section 3.3(a)) shall have been satisfied or waived (in the case of any waiver material and adverse to the rights or interests of the Lenders, subject to the receipt of the prior consent of Administrative Agent), the Borrower shall have delivered to Administrative Agent the Spin-Off Certificate, and, subject to Schedule 4.2, the Internal Reorganization and the Kellogg Cash Transfer shall have been consummated or shall be consummated on the Initial Funding Date following the making of the Initial Term Loans, on terms consistent with applicable law and, in all material respects, with the information set forth in, and the forms of agreements filed with, the Form 10 (on its effective date under the Exchange Act) and the pro forma financial information heretofore delivered to Administrative Agent and the Lenders. There shall be no material payments by Borrowers to Kellogg in connection with the consummation of the Spin-Off other than the payment of the Kellogg Cash Transfer and the other payments described in the Form 10 (on its effective date under the Exchange Act), and the assets, liabilities and capitalization of Borrowers after giving effect to the Kellogg Cash Transfer and all related transactions shall be consistent in all material respects with the pro forma financial statements heretofore delivered to the Lenders.

(e) The Lenders shall have received a favorable solvency certificate from the chief financial officer of Administrative Borrower dated as of the Initial Funding Date (and after giving effect to the Transactions) and in customary form and certifying that a favorable solvency opinion (as to solvency of Borrowers and their Subsidiaries) will be delivered on the Spin Date by a nationally recognized advisory firm to the Board of Directors of Kellogg.

(f) There shall be no litigation or administrative proceeding that would reasonably be expected to have a material adverse effect on the Spin-Off or the Loan Documents.

(g) All governmental and third party approvals necessary in connection with the Transactions shall have been obtained and be in full force and effect.

(h) Administrative Agent shall have received duly executed copies of the Guaranty Agreement, each of the Security Agreements, the Collateral Information Certificate, and each of the other Security Documents required to be delivered on the Initial Funding Date pursuant to the applicable Security Agreement.

(i) Administrative Agent shall have received such customary documents and certificates as Administrative Agent may reasonably request relating to the organization, existence and good standing of each Obligor, the authorization of the Transactions and the identity, authority and capacity of each Responsible Officer authorized to act on behalf of an Obligor in connection with the Loan Documents, in each case reasonably satisfactory to Administrative Agent.

(j) Administrative Agent shall have received the results, dated as of a recent date prior to the Initial Funding Date, of searches conducted (i) in the UCC and PPSA filing records in each of the governmental offices in each jurisdiction in the U.S. and Canada in which any Obligor is located and the applicable governmental office in each jurisdiction in which any personal property and fixture Collateral is located, (ii) of the records maintained by the U.S. Patent and Trademark Office and the U.S. Copyright Office with respect to all United States patents and patent applications, all United States registered trademarks and trademark applications and all United States registered copyrights and copyright applications constituting part of the Collateral, and (iii) of the records maintained by the Canadian Intellectual Property Office with respect to all Canadian registered patents and patent applications, all Canadian registered trademarks and trademark applications and all Canadian registered copyrights and copyright applications, which in each case shall have revealed no Liens with respect to any of the Collateral except Permitted Encumbrances or Liens as to which Administrative Agent shall have received (and is authorized to file) termination statements or documents (Form UCC-3 or such other termination statements or documents as shall be required by applicable law) fully executed or in appropriate form for filing. In addition, Administrative Agent shall have received evidence that all filings, registrations and recordings have been made in the appropriate governmental offices, and all other action has been taken, that Administrative Agent deems necessary or desirable in order to create, in favor of Administrative Agent on behalf of the Secured Parties, a perfected first-priority Lien on the Collateral described in the Security Agreements, subject to no other Liens except for Permitted Encumbrances. Without limiting the foregoing, each Obligor shall deliver to Administrative Agent: (x) all certificates, if any, representing the outstanding Equity Interests constituting Collateral of each Subsidiary owned by or on behalf of such Obligor as of the Initial Funding Date after giving effect to the Transactions, promissory notes constituting Collateral, if any, evidencing all Indebtedness owed to such Obligor as of the Initial Funding Date after giving effect to the Transactions to the extent required to be pledged pursuant to any Security Agreement, and stock powers and instruments of transfer, endorsed in blank, with respect to such stock certificates and promissory notes, to the extent required pursuant to any Security Agreement; and (y) all documentation, including UCC financing statements and PPSA filings, required by law or reasonably requested by Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Agreements.

(k) [Reserved].

(l) Administrative Agent shall have received customary opinions (addressed to Administrative Agent, the Lenders, Swingline Lender and Issuing Lender and dated the Initial Funding Date) of counsel to each Obligor (including New York counsel and counsel for each other jurisdiction in which an Obligor is organized) regarding the Obligors, this Agreement, the Loan Documents, the Transactions and such other matters as Administrative Agent shall reasonably request.

(m) Administrative Agent shall have received evidence that all insurance required to be maintained under this Agreement and the Security Documents has been obtained and is in effect, together with the certificates of insurance, naming Administrative Agent, on behalf of the Lenders and Issuing Lender, as an additional insured and a lender’s loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Obligors that constitute Collateral and all endorsements thereto required under this Agreement and the Security Documents.

(n) Administrative Agent shall have received a certificate of a Responsible Officer of Administrative Borrower, dated the Initial Funding Date, certifying (i) that the representations and warranties of each Obligor set forth in this Agreement and of the other Loan Documents to which it is a party are true and correct in all material respects (and in all respects if qualified by Material Adverse Effect or other materiality qualifier) on and as of the Initial Funding Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects (and in all respects if qualified by Material Adverse Effect or other materiality qualifier) on and as of such earlier date, (ii) that, as of the Initial Funding Date, no Default shall have occurred and be continuing, (iii) to the pro forma Consolidated Net Leverage Ratio on the Initial Funding Date (after giving effect to the Transaction), as of the last day of the most recent period of four consecutive Fiscal Quarters of Administrative Borrower for which financial statements have been delivered (or are required to be delivered) to Administrative Agent (including pursuant to Section 4.1(c)), together with the calculations thereof, (iv) that a customary legal opinion will be issued to Kellogg upon the completion of the Spin-Off confirming the tax free nature of the Spin-Off and (v) compliance with the condition set forth in clause (d) of this Section 4.2.

(o) Evidence that Borrower has made a minimum equity investment of $1,000 in CoBank.

(p) Evidence that Borrowers shall have paid all accrued fees and expenses of Administrative Agent and the Lenders as required to be paid on the Initial Funding Date under the terms of the Fee Letters or any other letter agreements between Borrowers and Administrative Agent, including (unless waived by Administrative Agent) the fees, charges and disbursements of Greenberg Traurig, LLP, special New York counsel to Administrative Agent, and counsel to Administrative Agent in each local jurisdiction, in connection with the negotiation, preparation, execution, and delivery of the Loan Documents (directly to such counsel if requested by Administrative Agent) to the extent invoiced two (2) Business Days prior to or on the Initial Funding Date and to the extent required to be reimbursed pursuant to the terms hereof, plus such additional amounts of such fees, charges, and disbursements as shall constitute its reasonable estimate of such fees, charges, and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrowers and Administrative Agent).

(q) Administrative Agent shall have received updated disclosure schedules to this Agreement (including Schedule 4.2) reflecting updates after giving effect to the Internal Reorganization and related Transactions, which schedules shall be reasonably acceptable to Administrative Agent.

Administrative Agent shall notify Borrowers, Issuing Lender, and the Lenders of the Initial Funding Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Lender to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.2) at or prior to 3:00 p.m., New York City time, on December 29, 2023 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

4.3 Each Credit Event. The obligation of any Lender or Issuing Lender to make a Credit Extension hereunder is subject to the satisfaction of the following conditions:

(a) the representations and warranties of each Obligor set forth in this Agreement and of the other Loan Documents to which it is a party, shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) on and as of the date of such Credit Extension, both before and immediately after giving effect thereto, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.2 and after the delivery of any statements furnished pursuant to Sections 5.1(a) and 5.1(b), the representations and warranties contained in Section 3.4(a) shall be deemed to refer to the most recent statements furnished pursuant to Sections 5.1(a) and 5.1(b), respectively;

(b) at the time of and immediately after giving effect to such Credit Extension, no Default shall have occurred and be continuing;

(c) at the time of and immediately after giving effect to such Credit Extension, (i) the total Revolving Multicurrency Tranche Exposures shall not exceed the total Revolving Multicurrency Tranche Commitments, (ii) the total Revolving USD Tranche Exposures shall not exceed the total Revolving USD Tranche Commitments, and (iii) the total Revolving Credit Exposures shall not exceed the total Revolving Credit Commitments; and

(d) Administrative Agent and, if applicable, Issuing Lender or Swingline Lender shall have received a Borrowing Request, or a notice requesting the issuance, amendment, renewal, or extension of such Letter of Credit, as the case may be, in each case, in accordance with the requirements of this Agreement.

Each Borrower shall be deemed to make a representation and warranty to Administrative Agent, the Lenders, and Issuing Lender on the date of each Credit Extension hereunder as to the matters specified in clauses (a), (b), and (c) of this Section 4.3.

5.	AFFIRMATIVE COVENANTS

Each Borrower hereby covenants and agrees with Administrative Agent, Issuing Lender, and the Lenders that it shall, and shall cause its Subsidiaries to, perform and observe each of the following covenants:

5.1 Financial Statements and Other Information. Administrative Borrower shall deliver to Administrative Agent (for distribution to each Lender):

(a) within 120 days after the end of each Fiscal Year of Administrative Borrower (or, if earlier, within five (5) days following the date that the Annual Report on Form 10-K of Administrative Borrower for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), commencing with the Fiscal Year ending December 31, 2023, (i) the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Consolidated Group as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year (to the extent such comparisons are available), and reported on by independent public accountants of recognized national standing reasonably acceptable to Administrative Agent (such approval not to be unreasonably withheld, conditioned, denied or delayed) (including any “big four” auditors) (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (except for any qualification pertaining to the maturity of any Loans occurring within twelve (12) months of the relevant audit)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Consolidated Group in accordance in all material respects with GAAP consistently applied, and (ii) a certification of a Responsible Officer of Administrative Borrower that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Consolidated Group in accordance with GAAP consistently applied;

(b) within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year commencing with the Fiscal Quarter ending September 30, 2023, (i) its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Consolidated Group as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous Fiscal Year (to the extent such comparisons are available), and (ii) a certification of a Responsible Officer of Administrative Borrower that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Consolidated Group in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) of this Section (other than with respect to the Fiscal Quarter ending September 30, 2023), a certificate in substantially the form of Exhibit 5.1 of a Responsible Officer of Administrative Borrower (a “Compliance Certificate”) (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations of the Financial Covenants for such period, and (iii) stating whether any change in GAAP or in the application thereof that has an impact on the financial statements of the Consolidated Group or the calculation of the Financial Covenants hereof has occurred since the date of the annual financial statements referred to in Section 3.4 and, if any such change has occurred that has not been disclosed in a Compliance Certificate previously delivered, specifying the effect of such change on the financial statements accompanying such certificate;

(d) [reserved];

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Borrowers or any of their Subsidiaries with the SEC, or with any national securities exchange, or any financial statements (including any related management discussion and analysis) distributed by Borrowers to its shareholders or to any holder of Material Indebtedness of Borrowers or any of their Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished hereunder, as the case may be;

(f) as soon as available, but in any event at least (x) 90 days after the end of the Fiscal Year ending December 31, 2023, and (y) 60 days after the end of each Fiscal Year thereafter, an annual business plan, budget, and financial projections of the Consolidated Group, including forecasts prepared by management of Borrowers, consisting of consolidated balance sheets and statements of income or operations and cash flows of the Consolidated Group on a quarterly basis for such Fiscal Year, which plan and budget shall (i) state the assumptions used in preparation thereof, and (ii) be accompanied by a statement of a Responsible Officer of Administrative Borrower that, to the best of such Responsible Officer’s knowledge, such plan and budget is a good faith estimate (based upon assumptions that were reasonable in light of the conditions existing at the time of the preparation thereof) for the period covered thereby;

(g) promptly after any request by Administrative Agent or any Lender (through Administrative Agent) (subject in each case to confidentiality restrictions), copies of any detailed audit reports, final management letters, or recommendations submitted to the Board of Directors (or the audit committee of the Board of Directors) of any Obligor by independent accountants in connection with the accounts or books of any Obligor or any of its Subsidiaries, or any audit of any of them;

(h) concurrently with any delivery of financial statements under clause (a) of this Section, certificates of the Obligors’ insurance brokers, evidencing all insurance required by Section 5.5 and showing Administrative Agent is named as lender’s loss payee and additional insured with respect thereto; and

(i) promptly following any request therefor, (i) such other information and reports regarding each Obligor or any of its Subsidiaries (including with respect to the Collateral), or compliance with the terms of this Agreement and the other Loan Documents, as Administrative Agent or any Lender (through Administrative Agent) may reasonably request (other than any such information or reports that are subject to attorney-client privilege, third-party confidentiality obligations not entered into in contemplation hereof, trade secrets, non-financial proprietary information or applicable law) or (ii) information and documentation reasonably requested by Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, Canadian AML Legislation or other applicable anti-money laundering laws.

Documents required to be delivered pursuant to Section 5.1(a), (b) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted electronically by any Obligor or on such Obligor’s behalf on the Platform to which each Lender and Administrative Agent have access. Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrowers with any request by a Lender for delivery of paper copies, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents. To the extent delivery of any of the documents referred to above shall come due on a day other than a Business Day, delivery of such documents shall be required (notwithstanding the provisions above) to be made on the next following Business Day.

5.2 Notices of Material Events. Borrowers shall deliver to Administrative Agent and each Lender prompt written notice of the following, after a Responsible Officer of any Obligor has obtained knowledge thereof:

(a) (i) within 10 Business Days of the occurrence of any Default, and (ii) the occurrence of any Event of Default;

(b) filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator, court, or Governmental Authority against or affecting any Obligor or any of their respective Affiliates that (i) involves any Loan Document or the Transactions, or (ii) that has a reasonable likelihood of adverse determination, and such determination could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d) the assertion of any claim pursuant to applicable Environmental Law, including alleged violations of or non-compliance with permits, licenses, or other authorizations issued pursuant to applicable Environmental Law by any Person against, or with respect to the activities of, any Company that could reasonably be expected to have a Material Adverse Effect;

(e) [reserved];

(f) [reserved];

(g) [reserved];

(h) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of Administrative Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

5.3 Existence; Conduct of Business. Each Company shall do or cause to be done all things necessary to preserve, renew, and keep in full force and effect its legal existence and, except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any transaction permitted under Article VI.

5.4 Payment of Obligations. Each Company shall pay its Tax liabilities before the same shall become delinquent, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Company has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

5.5 Maintenance of Properties; Insurance. Each Company shall (a) maintain all tangible property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted and except as could not reasonably be expected to have a Material Adverse Effect (or as otherwise permitted under Section 6.4), and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are, in the good faith determination of Borrowers, customarily maintained by similarly sized companies engaged in the same or similar businesses operating in the same or similar locations, including any flood insurance required by Section 3.15 up to the maximum limits available under the National Flood Insurance Program for any Mortgaged Property located in the U.S.. Each Borrower will furnish to Administrative Agent, upon request of Administrative Agent, once per calendar year, information in reasonable detail as to the insurance so maintained. Each general liability insurance policy shall name Administrative Agent as additional insured. Each insurance policy covering Collateral shall name Administrative Agent as lender’s loss payee and, to the extent available, shall provide that such policy will not be canceled without 30 days prior written notice to Administrative Agent (other than for non-payment of premiums, in which case not less than 10 days’ prior written notice shall be sufficient).

5.6 Books and Records; Inspection Rights. Each Company shall keep proper books of record and account in which full, true, and correct entries in accordance in all material respects with GAAP are made of all material dealings and transactions in relation to its business and activities. Each Company shall permit any representatives (including consultants, auditors, accountants, and advisors) designated by Administrative Agent or any Lender, upon reasonable prior notice if no Event of Default then exists, to visit and inspect its properties during normal business hours, to examine and make extracts from its books and records, to conduct appraisals, valuations, audits, and inspections of the Collateral, and to discuss its affairs, finances and condition with its employees, officers, management and independent accountants (provided, an authorized representative of Administrative Borrower shall be allowed, but not required, to be present during such discussions), all at such reasonable times and as often as reasonably requested; provided that, in no event shall any Company be required pursuant to the terms of this Section 5.6 to allow any such Person to inspect, examine, appraise, or audit or be required to discuss, any records, documents or other information (x) with respect to which any Company has obligations of confidentiality or (y) that (i) is subject to attorney-client privilege or otherwise constitutes attorney work-product, (ii) constitutes non-financial trade secrets or non-financial proprietary information or (iii) in respect of which disclosure to Administrative Agent or any

Lender (or their respective representatives or contractors) is prohibited by applicable law; and provided, further, that excluding any such visits, appraisals, audits, and inspections during the continuation of an Event of Default (i) only Administrative Agent on behalf of the Lenders may exercise rights under this Section 5.6 (and such information will be shared with the Lenders) and (ii) Administrative Agent will not exercise such rights more often than one time during any calendar year.

5.7 Compliance with Laws. Each Company shall comply with all laws, rules, regulations, and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Borrowers have instituted and maintain in effect policies and procedures reasonably designed to promote compliance by the Obligors, their Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Terrorism Laws, Anti-Corruption Laws and laws, rules, and regulations relating to Sanctions.

5.8 Certain Obligations Respecting Subsidiaries. Subject to the terms, conditions and provisions of the Security Documents and any applicable limitation in any Security Document or herein, Borrowers shall take such action and shall cause each of their Subsidiaries to take such action, from time to time after the Initial Funding Date as shall be necessary to ensure that all Material Subsidiaries (other than any Excluded Subsidiary) are “Subsidiary Guarantors” hereunder. Without limiting the generality of the foregoing, in the event that Borrowers or any of their Subsidiaries shall form or acquire any new Material Subsidiary, or any Subsidiary otherwise becomes a Material Subsidiary, after the Initial Funding Date (it being understood that a Subsidiary’s status as a Material Subsidiary shall be as determined as of the most recent date upon which financial statements have been delivered pursuant to Section 5.1), Borrowers shall, and shall cause each of their Subsidiaries (other than any Excluded Subsidiary) to, within 60 days (or such longer period as Administrative Agent may agree) after such formation or acquisition (or with respect to the Mortgages and other Section 5.9 requirements set forth below with respect to Material Real Property, 120 days after such formation or acquisition):

(a) (i) cause any such new Material Subsidiary to guaranty the Obligations and become a “Subsidiary Guarantor” hereunder by executing and delivering a Guaranty Agreement (or a joinder thereto), (ii) pledge or cause to be pledged 100% of the issued and outstanding Equity Interests of such Subsidiary on a first priority basis to secure the Obligations, pursuant to the applicable Security Agreement or other pledge or security joinder agreements reasonably requested by Administrative Agent, and (iii) cause such Subsidiary to pledge and grant a security interest in substantially all of its property pursuant to, and to the extent required in, this Agreement, the Domestic Collateral Documents and Foreign Collateral Documents, as applicable, and take such other action (including delivering any filings and deliveries reasonably requested to perfect such security interest, Uniform Commercial Code financing statements, and, if applicable, PPSA financing statements, executing and delivering security agreements for filing and recording in the U.S. Patent and Trademark Office and the U.S. Copyright Office and, if applicable, the Canadian Intellectual Property Office and, at any time following a Mortgage Trigger Event, executing and delivering Mortgages covering the Material Real Property of such Material Subsidiary and delivery of the other documents set forth in Section 5.9, in each case in form and substance reasonably satisfactory to Administrative Agent) reasonably necessary in the opinion of Administrative Agent to perfect such security interest; provided however that, notwithstanding the foregoing, if (and for so long as) Administrative Borrower reasonably determines in good faith (and in consultation with Administrative Agent) that the creation and perfection of pledges of, or security interests in, any Equity Interests of any Tax Preferred Subsidiary to secure the Obligations of a U.S. Borrower would result in material adverse tax consequences to Administrative Borrower or its Subsidiaries, Borrowers shall only be required to take such action, or cause the applicable Obligor to take such action, (including delivering certificates and transfer powers for such Equity Interests and delivering Uniform Commercial Code financing statements) as shall be reasonably necessary or advisable in the opinion of Administrative Agent, and in form and substance reasonably satisfactory to Administrative Agent, to create and perfect valid and enforceable first-priority Liens, subject to no other Liens except for Permitted Encumbrances, on 65% of the voting Equity Interests and 100% of the non-voting Equity Interests in each such Tax Preferred Subsidiary as collateral security for the Obligations;

(b) furnish to Administrative Agent updated Schedules 3.14 and 3.15 with respect to such Subsidiary, in form and detail reasonably satisfactory to Administrative Agent; and

(c) execute and deliver, or cause to be executed and delivered, to Administrative Agent such other items as may be reasonably requested in connection with the foregoing, including proof of corporate action, incumbency of officers, opinions of counsel, “Know your customer” information and other documents, as is consistent with those delivered by each Obligor pursuant to Section 4 on the Signing Date and the Initial Funding Date, or as Administrative Agent shall have otherwise reasonably requested.

Additionally, notwithstanding anything in this Section 5.8, Administrative Agent shall have the right to waive the requirements of the foregoing clause (a) of this Section 5.8 with respect to any Equity Interests or other property of a Foreign Subsidiary otherwise required to be pledged hereunder or the Guarantee by a Foreign Subsidiary otherwise required to be delivered hereunder if, in the reasonable judgment of Administrative Agent, the cost of providing such Guarantee or pledge of such Equity Interests or other property (including any adverse tax consequences to Borrowers or any of their Subsidiaries) shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom or such Guarantee or pledge would be prohibited by applicable law binding upon such Foreign Subsidiary, and such waiver shall be binding upon the Secured Parties; provided such waiver shall be confirmed in writing by notice to Administrative Borrower and may be subject to specified conditions for the future delivery of such Guarantee or such pledge.

5.9 Real Estate Collateral. If at any time following the Initial Funding Date, the Consolidated Net Leverage Ratio as of the last day of any Fiscal Quarter is greater than a ratio equal to 0.10x below the maximum Consolidated Net Leverage Ratio permitted pursuant to Section 7.1 for two consecutive Fiscal Quarters (the “Mortgage Trigger Event”), Borrowers shall, within 120 days following delivery of the Compliance Certificate related to such Fiscal Quarter, cause all Material Real Property of the Obligors to be subjected to a Lien securing the Obligations and shall deliver to Administrative Agent the following documents with respect to each parcel of Material Real Property:

(a) a Mortgage, duly executed and delivered by the parties thereto in recordable form (in such number of copies as Administrative Agent shall have reasonably requested) and, if necessary to limit any mortgage recording tax, such Mortgage shall have a stated secured amount not exceeding 110% of the value of the relevant property as reasonably determined by Administrative Agent;

(b) (i) one or more mortgagee policies of title insurance in the form of and issued by one or more title companies reasonably satisfactory to Administrative Agent (the “Title Companies”), insuring the validity and first-priority of the Liens created under each Mortgage for and in amounts and containing such endorsements and affirmative coverage reasonably satisfactory to Administrative Agent, subject only to such exceptions as are reasonably satisfactory to Administrative Agent and, to the extent necessary or advisable under applicable law, for filing in the appropriate county land office, Uniform Commercial Code financing statements covering fixtures (or any similar filings in the applicable jurisdiction), in each case appropriately completed and, as appropriate, duly executed, and (ii) evidence that Borrowers shall have paid to the Title Companies (x) all expenses and premiums of the Title Companies in connection with the issuance of such policies and (y) an amount equal to the recording and stamp taxes (or any other amounts) payable in connection with recording the Mortgages in the appropriate office;

(c) if any portion of any such property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to Administrative Agent and the Lenders evidence of such compliance in form and substance reasonably acceptable to Administrative Agent;

(d) any existing as-built surveys of each parcel of the Mortgaged Property to the extent in Borrowers’ possession;

(e) any existing appraisals of each parcel of the Mortgaged Property to the extent in Borrowers’ possession;

(f) a “Phase I” environmental survey and assessment prepared by a firm of licensed engineers familiar with the identification of toxic and Hazardous Materials and reasonably acceptable to Administrative Agent, such “Phase I” environmental survey and assessment to be based upon physical on-site inspections by such firm of each of the Mortgaged Properties, as well as a historical review of the uses of such sites and facilities and of the business and operations of Borrowers and the Subsidiaries (including any former Subsidiaries or divisions of Borrowers or any of the Subsidiaries that have been disposed of prior to the date of such survey and assessment and with respect to which Borrowers or any of the Subsidiaries may have retained liability for environmental matters); and

(g) such other documents and instruments in connection with the Mortgages as shall reasonably be deemed necessary by Administrative Agent or any Lender (including life of loan flood hazard determination certificates for all Mortgaged Properties and, if applicable, related Borrower notices), and evidence that all other actions that Administrative Agent may reasonably deem necessary in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken.

Notwithstanding anything contained in this Section 5.9 to the contrary, prior to the execution, delivery and recording of any Mortgages with respect to any Material Real Property as a result of a Mortgage Trigger Event, the Lenders shall have had a period of not less than 45 days following the date of the most recent Compliance Certificate to complete its flood insurance due diligence with respect to such Material Real Property.

5.10 Further Assurances.

(a) General Further Assurances. Subject to the terms of the Loan Documents and the Security Agreements, Borrowers shall, and shall cause each Subsidiary who is an Obligor to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which Administrative Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of Borrowers; provided, however, that notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement or any other Loan Document shall require the Borrowers (A) to make any filings or take any actions to record or to perfect the Administrative Agent’s lien on or security interest in (x) any intellectual property other than UCC and PPSA filings and the filing of documents effecting the recordation of security interests in the United States Copyright Office, United States Patent and Trademark Office and Canadian Intellectual Property Office or (y) any intellectual property subsisting outside of the United States and Canada or (B) to register or apply to register any intellectual property, or to assist the Administrative Agent in connection with the same.

(b) Further Assurances Following Division of an Obligor. Subject to the terms of the Security Agreements, Borrowers shall cause each Subsidiary resulting from a division of an Obligor to execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which Administrative Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of Borrowers.

(c) Acquisition of Material Real Property. If at any time following the Mortgage Trigger Event, any Material Real Property is acquired by any Obligor (or owned by a Material Subsidiary that has become a Guarantor pursuant to Section 5.8), Administrative Borrower shall notify Administrative Agent and the Lenders thereof, and within 120 days following such acquisition, shall cause such Material Real Property to be subjected to a Lien securing the Obligations and shall take, and cause the other Obligors to take, the actions set forth in Section 5.9 with respect to Material Real Property, all at the expense of the Obligors; provided that, prior to the execution, delivery and recording of a Mortgage with respect to any such Material Real Property, the Lenders shall have had a period of not less than 45 days following the date of such notice from Administrative Borrower to complete its flood insurance due diligence with respect to such Material Real Property.

(d) Mortgaged Property.

(i) Environmental Reports. If Administrative Agent at any time has reasonable basis to believe that there may be a material violation of any Environmental Laws by, or any material liability arising under Environmental Laws of, any Obligor or related to any Mortgaged Property or any real property adjacent to any Mortgaged Property, in each case that could reasonably be expected to result in costs in excess of $5,000,000, then Borrowers shall, upon the request of Administrative Agent, provide Administrative Agent with such environmental reports and assessments, engineering studies or other written material or data as Administrative Agent may reasonably require relating thereto.

(ii) Environmental Remediation. In the event that Administrative Agent reasonably determines from the environmental reports or information delivered pursuant to Section 5.10(d)(i) or pursuant to any other reasonably reliable information, that remedial action to correct an adverse environmental condition is required under Environmental Law with respect to any Obligor or the Mortgaged Property or any other property of any Obligor, Borrowers shall take such action as is required under Environmental Law to cure any such material violation or potential violation of any Environmental Laws or any such material actual or potential liability under any Environmental Law.

5.11 Cash Management Systems. Each Obligor shall cause each of its Deposit Accounts located in the U.S. (other than Excluded Accounts) to be a Controlled Account; provided that such Deposit Accounts shall not be required to be Controlled Accounts until 90 days after the Initial Funding Date (or such later date as Administrative Agent may agree in its sole discretion).

5.12 Farm Credit Equity and Security.

(a) So long as a Farm Credit Bank (or its Affiliate) is a Lender hereunder, each U.S. Borrower shall (i) maintain status as an entity eligible to borrow from such Farm Credit Bank (or its Affiliate) and (ii) acquire equity in such Farm Credit Bank in such amounts and at such times as such Farm Credit Bank may require in accordance with the Bylaws, capitalization plan and internal policies thereof (as such documentation may be amended from time to time, the “Farm Credit Equity Documents”), except that the maximum amount of equity that U.S. Borrowers may be required to purchase in such Farm Credit Bank in connection with the Loans made by such Farm Credit Bank (or its Affiliate) may not exceed the maximum amount permitted by the applicable Farm Credit Equity Documents at the time this Agreement is entered into. In connection with the foregoing, Administrative Borrower acknowledges receipt of a copy of (x) CoBank’s most recent annual report, and if more recent, CoBank’s latest quarterly report, (y) CoBank’s Notice to Prospective Stockholders and (z) CoBank’s Bylaws and Capital Plan, which describe the nature of all of the Farm Credit Equities of CoBank as well as capitalization requirements, and agrees to be bound by the terms thereof to the extent CoBank is a Lender hereunder.

(b) Administrative Borrower acknowledges that the applicable Farm Credit Equity Documents (as each may be amended from time to time) shall govern (i) the rights and obligations of the parties with respect to the corresponding Farm Credit Equities and any patronage refunds or other distributions made on account thereof or on account of any U.S. Borrower’s patronage with such Farm Credit Bank, (ii) U.S. Borrowers’ eligibility for patronage distributions from such Farm Credit Bank (in the form of Farm Credit Equities and cash) and (iii) patronage distributions, if any, in the event of a sale of a participation interest. Each Farm Credit Bank reserves the right to assign or sell participations in all or any part of its (or its affiliate’s) Commitments or outstanding Loans hereunder on a non-patronage basis.

(c) Notwithstanding anything herein or in any other Loan Document, each party hereto acknowledges that: (i) the Farm Credit Banks have a statutory first Lien pursuant to the Farm Credit Act of 1971 (as amended from time to time) on all applicable Farm Credit Equities that the U.S. Borrowers may now own or hereafter acquire, which statutory Lien shall be for such Farm Credit Bank’s (or its affiliate’s) sole and exclusive benefit; (ii) during the existence of any Event of Default, such Farm Credit Bank may at its sole discretion, but shall not be required to, foreclose on its statutory first Lien on the Farm Credit Equities and/or set off the value thereof or of any cash patronage against the Obligations; (iii) during the existence of any Event of Default, each Farm Credit Bank may at its sole discretion, but shall not be required to, without notice except as required by applicable law, retire and cancel all or part of the Farm Credit Equities owned by or allocated to Borrowers in accordance with the Farm Credit Act of 1971 (as amended from time to time) and any regulations promulgated pursuant thereto in total or partial liquidation of the Obligations for such value as may be required pursuant applicable law and the applicable Farm Credit Equity Documents (as each may be amended from time to time); (iv) the Farm Credit Equities shall not constitute security for the Obligations due to Administrative Agent for the benefit of any Lender or Secured Party other than the applicable Farm Credit Bank; (v) to the extent that any of the Loan Documents create a Lien on the Farm Credit Equities, such Lien shall be for the applicable Farm Credit Bank’s (or its Affiliate’s) sole and exclusive benefit and shall not be subject to pro rata sharing hereunder; (vi) any setoff effectuated pursuant to the preceding clause (ii) or (iii) may be undertaken whether or not the Obligations are currently due and payable; and (vii) no Farm Credit Bank shall have any obligation to retire the applicable Farm Credit Equities upon any Event of Default, Default or any other default by U.S. Borrowers or any other Obligor, or at any other time, either for application to the Obligations or otherwise. U.S. Borrowers acknowledge that any corresponding tax liability associated with any Farm Credit Bank’s application of the value of Farm Credit Equities to any portion of the Obligations is the sole responsibility of Borrowers.

6.	NEGATIVE COVENANTS

Each Borrower hereby covenants and agrees with Administrative Agent, Issuing Lender, and the Lenders that it shall, and shall cause its Subsidiaries to, perform and observe each of the following covenants:

6.1 Indebtedness. No Company shall create, incur, assume, or permit to exist any Indebtedness, except:

(a) (i) Indebtedness evidenced by this Agreement and the other Loan Documents, and (ii) Indebtedness of the Obligors evidenced by any Permitted Refinancing Notes;

(b) the Indebtedness (i) described on Schedule 6.1 (to be updated on the Initial Funding Date, as applicable) or (ii) outstanding on the Signing Date not in excess of $1,000,000 in the aggregate (when taken together with all other Indebtedness outstanding in reliance on this clause (b)(ii)), and any Refinancing Indebtedness in respect of such Indebtedness;

(c) unsecured intercompany Indebtedness among any of the Companies permitted under Section 6.5;

(d) Indebtedness consisting of Capital Lease Obligations and Indebtedness incurred to finance the acquisition, construction or improvement of any asset, and any Refinancing Indebtedness in respect of such Indebtedness; provided that (i) such Indebtedness when incurred does not exceed the purchase price or cost of construction of such asset, and (ii) the aggregate outstanding principal amount of Indebtedness permitted by this clause (d) does not exceed at any time the greater of (x) $50,000,000 and (y) 20.0% of Applicable EBITDA;

(e) Indebtedness arising in connection with Hedging Agreements permitted by Section 6.13;

(f) Indebtedness incurred in the Ordinary Course of Business under surety and appeal bonds, performance bonds, bid bonds, appeal bonds and similar obligations;

(g) unsecured Indebtedness in respect of earn-outs, contingent liabilities in respect of any indemnification obligation, expense reimbursement obligations, adjustments of purchase price, or similar obligations owing to sellers of assets or Equity Interests to any Obligor or its Subsidiaries that are incurred in connection with the consummation of one or more Permitted Acquisitions or other similar permitted Investments;

(h) Indebtedness incurred in the Ordinary Course of Business in respect of Cash Management Services and netting services, automatic clearinghouse arrangements, and other cash management and similar arrangements in the Ordinary Course of Business and any Guarantees thereof or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the Ordinary Course of Business;

(i) endorsements of instruments or other payment items for deposit;

(j) Subordinated Indebtedness in an aggregate principal amount not exceeding at any time the greater of (x) $50,000,000 and (y) 20.0% of Applicable EBITDA;

(k) Indebtedness under any Receivables Financing Facility in an aggregate Attributed Principal Amount not exceeding $350,000,000; provided that the Receivables Financier has executed and delivered the Receivables Intercreditor Agreement;

(l) other unsecured Indebtedness in an aggregate outstanding principal amount not exceeding at any time greater of (x) $50,000,000 and (y) 20.0% of Applicable EBITDA;

(m) Indebtedness consisting of (i) Guarantees arising with respect to customary indemnification obligations to purchasers in connection with Dispositions permitted under Section 6.4 and (ii) Guarantees with respect to Indebtedness of any Company, to the extent that the Person that is obligated under such Guarantee could have incurred such underlying Indebtedness pursuant to this Agreement or it constitutes an Investment permitted under Section 6.5;

(n) Indebtedness incurred by any Obligor or any of their Subsidiaries in respect of letters of credit, bank guarantees, banker’s acceptances, warehouse receipts or similar instruments issued or created in the Ordinary Course of Business, including in respect of workers’ compensation claims, employee severance and employment agreements, health, disability or other employee benefits or property, casualty or liability insurance, unemployment or other insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(o) to the extent constituting Indebtedness, obligations in respect of completion guarantees, standby letters of credit and warranty and contractual service obligations of a like nature, trade letters of credit and documentary letters of credit and similar bonds or guarantees provided in the Ordinary Course of Business in connection with the construction or build out of any owned or leased real property;

(p) to the extent constituting Indebtedness, contingent obligations arising under indemnity agreements to title insurance companies to cause such title insurers to issue title insurance policies in the Ordinary Course of Business with respect to real property of Borrowers or any of their Subsidiaries;

(q) customer deposits and advance payments received in the Ordinary Course of Business from customers for goods purchased;

(r) Indebtedness representing deferred compensation or similar arrangements to employees of any Borrower or any Subsidiary incurred in the Ordinary Course of Business;

(s) Indebtedness consisting of (i) the financing of insurance premiums, or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the Ordinary Course of Business;

(t) Indebtedness incurred by a non-Obligor in an aggregate principal amount not to exceed, at any time of the incurrence hereof, the greater of (x) $50,000,000 and (y) 20% of Applicable EBITDA;

(u) Indebtedness supported by a letter of credit (other than the Letters of Credit) in a principal amount not to exceed $5,000,000;

(v) Ratio Debt, so long as (i) immediately after giving effect to the incurrence of such Ratio Debt and the use of proceeds thereof (excluding for purposes of “cash netting” the proceeds of any such Ratio Debt), the Consolidated Net Leverage Ratio (calculated on a pro forma basis as of the end of the most recent Fiscal Quarter for which financial statements have been delivered (or are required to be delivered) to the Lenders pursuant to Section 5.1(a) or 5.1(b)) is no greater than 0.50x less than that required pursuant to Section 7.1 as of the most recent Fiscal Quarter end, and (ii) no Default or Event of Default then exists or would be caused thereby; and

(w) to the extent constituting Indebtedness, all premiums (if any), interest, fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (v) above.

The accrual of interest, the accretion of accreted value, the amortization of original issue discount and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.1.

6.2 Liens. No Company shall create, incur, assume, or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except for Permitted Encumbrances.

6.3 Fundamental Changes; Lines of Business.

(a) No Company shall merge into, amalgamate with or consolidate with any other Person, or permit any other Person to merge into, amalgamate with or consolidate with it, or sell, transfer, lease, or otherwise Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, (in each case, whether now owned or hereafter acquired), or divide, liquidate, wind up, or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing:

(i) any Subsidiary of a Borrower may merge into or amalgamate with a Borrower or any other Subsidiary (including any Person that will be a Subsidiary upon the consummation of a Permitted Acquisition) of a Borrower; provided, (x) if a Borrower is party to any such transaction, such Borrower shall be the surviving entity and (y) if a Borrower is not a party to such transaction but an Obligor is than either (A) an Obligor shall be the surviving entity or (B) if a Subsidiary that is not an Obligor shall be the surviving entity or the transferee of such assets, such merger shall be deemed to constitute a Disposition and must be permitted under Section 6.4;

(ii) any Subsidiary of a Borrower may divide, if (A) Borrowers determine in good faith that such division is in the best interests of Borrowers and is not materially disadvantageous to the Lenders, and (B) in the case of any division of an Obligor, Borrowers shall cause any resulting Subsidiary that is not an Excluded Subsidiary to become a Guarantor and join the Security Agreement as a Grantor by executing a joinder in form and substance acceptable to Administrative Agent to the extent otherwise required by the terms hereof;

(iii) any Borrower or any Subsidiary of a Borrower may sell, transfer, merge, consolidate, lease, or otherwise dispose of its assets as permitted pursuant to Section 6.4;

(iv) any Subsidiary of a Borrower may liquidate, wind up, dissolve, suspend, or consolidate its operations, if (A) Borrowers determine in good faith that such liquidation, winding up, dissolution, suspension, or consolidation is in the best interests of Borrowers, and (B) in the case of any liquidation, winding up, dissolution, suspension, or consolidation of an Obligor, all of the assets of such Obligor are transferred to an Obligor that is not liquidating, winding up, dissolving, suspending, or consolidating;

(b) WKKC shall be permitted to consummate the Spin-Off and the Transactions relating thereto in accordance with the Spin-Off Documents (including the Internal Reorganization) and substantially as described in the Form 10 as of its date of effectiveness under the Exchange Act and as amended or modified as permitted by Sections 4.2(c) and 6.10;

(c) any Subsidiary may merge or consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.5; provided that (x) the continuing or surviving Person shall be a Subsidiary of a Borrower, which together with each of its Subsidiaries shall have complied with the requirements of Section 5.8 and Section 5.9 to the extent required, (y) if an Obligor is a party to such transaction, the surviving Person shall be an Obligor and (z) if a Borrower is party to such transaction, the surviving party shall be a Borrower; and

(d) No Company shall engage to any material extent in any business other than businesses of the type conducted by the Companies on the Initial Funding Date and businesses ancillary, complementary or reasonably related thereto.

6.4 Dispositions. No Company shall make any Disposition, except:

(a) Dispositions of equipment that is substantially worn, damaged, negligible, no longer used or useful, surplus or obsolete, in each case, in the Ordinary Course of Business;

(b) Dispositions of cash and Cash Equivalents in the Ordinary Course of Business;

(c) Dispositions of property (whether tangible or intangible) by (i) Borrowers and any of their Subsidiaries to any other Obligor, (ii) any Subsidiary of Borrowers that is not an Obligor to any other Subsidiary of Borrowers that is not an Obligor, and (iii) any Obligor to a Subsidiary of Borrowers that is not an Obligor (so long as permitted under Section 6.5); provided that (A) the portion (if any) of any Disposition made for less than fair market value and (B) any non-cash consideration received in exchange for such Disposition shall, in each case, constitute an Investment in such Subsidiary of Borrowers and must be permitted under Section 6.5;

(d) non-exclusive licenses or sublicenses, or exclusive licenses or sublicenses of Intellectual Property, in each case, (A) entered into in the Ordinary Course of Business which do not materially interfere with the business of Borrowers or their Subsidiaries, taken as a whole (including as to patents, trademarks, copyrights, and other intellectual property rights) or (B) in connection with or in furtherance of any rights or obligations under the Non-Brand IP Agreement and the Brand IP Agreement;

(e) sales or exchanges of specific items of equipment solely to replace such equipment with replacement equipment of substantially equivalent or greater value;

(f) Equity Issuances by Borrowers (other than any issuance of Disqualified Equity Interests) so long as no Change of Control occurs;

(g) Equity Issuances by a Subsidiary of Borrowers to a Borrower or another Subsidiary of Borrowers constituting an Investment permitted hereunder;

(h) any lapse, abandonment or cancellation of intellectual property owned by Borrowers, or discontinuation of use or ceasing the use of any other intellectual property, whether owned or licensed by Borrowers , in each case, (A) that, in the reasonable good faith judgment of Borrowers, is no longer used or useful in any material respect in the business of Borrowers and their Subsidiaries taken as a whole, or (B) in connection with or in furtherance of any rights or obligations under the Non-Brand IP Agreement and the Brand IP Agreement;

(i) any Disposition of real property to a Governmental Authority as a result of a condemnation, confiscation, requisition or eminent domain of such real property provided that the proceeds thereof are used and applied to the extent required by Section 2.10(b)(ii) hereof;

(j) the sale or discount (including write-offs and compromises), in each case without recourse, of Accounts Receivable arising in the Ordinary Course of Business, but only in connection with the compromise, settlement or collection thereof;

(k) the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement;

(l) the sale of Receivables in connection with the Receivables Financing Facility;

(m) the granting of Permitted Encumbrances;

(n) other Dispositions (including any Sale and Leaseback Transaction, but excluding any Disposition of Equity Interests in a Wholly-Owned Subsidiary unless all Equity Interests in such Subsidiary are sold) not otherwise permitted under this Section 6.4; provided that (i) at the time of such Disposition, no Event of Default shall exist or would result from such Disposition, (ii) the aggregate fair market value of all property Disposed of in reliance on this clause (n) during any Fiscal Year shall not exceed an amount equal to 5.0% of Consolidated Total Assets (based on Consolidated Total Assets as of the last day of the most recent period of four consecutive Fiscal Quarters of Administrative Borrower for which financial statements have been delivered (or are required to be delivered) to Administrative Agent pursuant to Section 5.1(a) or (b)), (iii) any Sale and Leaseback Transaction shall be made in compliance with Section 6.13, (iv) all Dispositions permitted under this clause (n) shall be made for fair value (as reasonably determined by Administrative Borrower) and for consideration consisting of at least 75% cash and Cash Equivalents, and (v) to the extent required pursuant to Section 2.10(b), the Net Cash Proceeds thereof are used to prepay the Loans;

(o) Dispositions or transactions permitted by Section 6.3 or 6.5;

(p) any involuntary loss, damage or destruction of property, including pursuant to an Event of Loss;

(q) any swap of assets in exchange for services or other assets; provided that (i) no Event of Default has occurred and is continuing, (ii) any such swap is for fair market value and (iii) any Collateral that is swapped must be in exchange for assets that become Collateral within the applicable timelines set forth in Section 5.8 and Section 5.9;

(r) the transfer for fair value of property to another Person in connection with a joint venture arrangement with respect to the transferred property; provided that such transfer is permitted under Section 6.5;

(s) the unwinding or settling of any Swap Obligation or obligation with respect to Cash Management Services in the Ordinary Course of Business;

(t) any Dispositions related to the Permitted Capital Project; provided that, (i) at the time of such Disposition, no Event of Default shall exist or would result from such Disposition, and (ii) the aggregate fair market value of all property Disposed of in reliance on this clause (t) during any four Fiscal Quarter period shall not exceed an amount equal to 5.0% of Consolidated Total Assets (based on Consolidated Total Assets as of the last day of the most recent Fiscal Quarter of Administrative Borrower for which financial statements have been delivered (or are required to be delivered) to Administrative Agent pursuant to Section 5.1(a) or (b));

(u) Dispositions in connection with the Transactions (including, without limitation, the Internal Reorganization and Distribution); and

(v) any Borrower and any Subsidiary of any Borrower may (i) convert any intercompany Indebtedness (other than to the extent owing by a non-Obligor to an Obligor) to Equity Interests otherwise permitted hereunder, (ii) discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing by any Obligor to a Subsidiary of any Borrower that is not, in each case, an Obligor or to an Obligor, (iii) surrender or waive contractual rights and settle, release, surrender or waive contractual or litigation claims, in the case of clause (iii), in the Ordinary Course of Business.

Notwithstanding anything to the contrary herein, no Obligor shall consummate any transaction that results in the Disposition (whether by way of any Restricted Payment, Investment, Lien, sale, conveyance, transfer or other Disposition, and whether in a single transaction or a series of transactions) of any Material Intellectual Property registered in the U.S. or Canada to any Subsidiary that is not an Obligor; provided that, Borrowers and the other Obligors may grant non-exclusive licenses of any Material Intellectual Property to any such Subsidiary in the Ordinary Course of Business, so long as Borrowers and the other Obligors retain the beneficial ownership and the same rights to use such Material Intellectual Property prior to such license.

6.5 Investments. No Company shall, make, or permit to remain outstanding any Investments except:

(a) Investments outstanding on the Signing Date identified on Schedule 3.14 (to be updated on the Initial Funding Date, as applicable);

(b) Investments in cash and Cash Equivalents that are, to the extent required hereunder, subject to the Security Agreement and Control Agreements in favor of Administrative Agent;

(c) extensions of credit by (i) any Obligor to any other Obligor, (ii) any Obligor to any Wholly-Owned Subsidiary that is not an Obligor in an amount not to exceed, when combined with equity contributions by any Obligor to any Wholly-Owned Subsidiary that is not an Obligor pursuant to Section 6.5(d), in aggregate outstanding principal amount for all such extensions of credit and equity contributions not exceeding at any time the greater of (x) $25,000,000 and (y) 10.0% of Applicable EBITDA, and (iii) a Wholly-Owned Subsidiary that is not an Obligor to another Wholly-Owned Subsidiary that is not an Obligor;

(d) equity contributions by (i) any Obligor to any other Obligor, (ii) any Obligor to any Wholly-Owned Subsidiary that is not an Obligor in an amount not to exceed, when combined with the then outstanding balance of loans made by any Obligor to any Wholly-Owned Subsidiary that is not an Obligor pursuant to Section 6.5(c), in aggregate outstanding principal amount for all such extensions of credit and equity contributions not exceeding at any time the greater of (x) $25,000,000 and (y) 10.0% of Applicable EBITDA, and (iii) a Wholly-Owned Subsidiary that is not an Obligor to another Wholly-Owned Subsidiary that is not an Obligor;

(e) Investments in Hedging Agreements permitted under Section 6.12 and Cash Management Services;

(f) Investments consisting of deposits that constitute Permitted Encumbrances pursuant to clauses (c) and (d) thereof;

(g) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the Ordinary Course of Business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(h) Investments constituting (i) Accounts Receivable arising, (ii) trade debt granted, or (iii) deposits made by Borrowers or a Subsidiary in connection with the purchase price of goods or services, in each case in the Ordinary Course of Business;

(i) loans and advances to officers, directors, and employees of any Company in the Ordinary Course of Business (including loans in connection with the benefit plan of Borrowers, and non-cash loans by Borrowers used by such Persons to simultaneously purchase Equity Interests of Borrowers) not to exceed at any time outstanding an aggregate amount equal to the greater of (x) $7,500,000 and (y) 2.5% of Applicable EBITDA;

(j) the consummation of Permitted Acquisitions;

(k) the establishment or creation of Wholly-Owned Subsidiaries by an Obligor, provided, in each case, such Obligor and such Subsidiary shall have complied with the provisions of Section 5.8 in respect thereof;

(l) any Guarantee of, or assumption of Indebtedness of, any other Person in either case to the extent the Person incurring such Guarantee or assuming such Indebtedness would have been permitted to incur the underlying Indebtedness under Section 6.1;

(m) Investments received as promissory notes, securities and other non-cash consideration received in connection with transactions permitted pursuant to Section 6.4;

(n) Investments consisting of the Farm Credit Equities and any other stock or securities of, or Investments in, Farm Credit Banks or their investment services or programs;

(o) Investments in negotiable instruments deposited or to be deposited for collection in the Ordinary Course of Business;

(p) equity Investments by any Obligor in any Subsidiary of such Obligor which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law;

(q) so long as no Default or Event of Default then exists or would be caused thereby, (i) Investments in an aggregate amount at any time outstanding not to exceed the greater of (x) $50,000,000 and (y) 20.0% of Applicable EBITDA, and (ii) additional Investments, so long as, both immediately before and after giving effect thereto, the Consolidated Net Leverage Ratio is not greater than 3.00 to 1.00, calculated on a pro forma basis as of the end of the most recent Fiscal Quarter for which financial statements have been delivered (or are required to be delivered)to the Lenders pursuant to Section 5.1(a) or 5.1(b);

(r) Investments held by a Person acquired in a Permitted Acquisition or other similar permitted Investment to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition or other similar permitted Investment;

(s) Investments made to effect, or otherwise in connection with the consummation of, the Transactions;

(t) Investments in the Ordinary Course of Business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(u) Investments made in the Ordinary Course of Business in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors and suppliers in the Ordinary Course of Business; and

(v) Investments in deposit accounts, commodities and securities accounts opened in the Ordinary Course of Business.

6.6 Restricted Payments. No Company shall declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, other than:

(a) Restricted Payments by any Subsidiary of Borrowers to Borrowers or to any other Wholly-Owned Domestic Subsidiary of Borrowers;

(b) the declaration and payment of Borrowers of dividends with respect to its Equity Interests payable solely in additional Qualified Equity Interests;

(c) Restricted Payments payable in Equity Interests of Borrowers pursuant to and in accordance with stock option or restricted stock plans or other benefit plans for management or employees of Borrowers and the Subsidiaries in the Ordinary Course of Business;

(d) payment of reasonable compensation to officers, directors, and employees for actual services rendered to the Companies and for the reimbursement of out-of-pocket expenses actually incurred by such officers, directors, and employees in the Ordinary Course of Business;

(e) so long as no Default or Event of Default exists or would be caused thereby, (i) Restricted Payments in an aggregate amount, when combined with any prepayments of Subordinated Debt made pursuant to Section 6.9(c)(i), not to exceed in any Fiscal Year the greater of (x) $75,000,000 and (y) 30.0% of Applicable EBITDA, and (ii) additional Restricted Payments, so long as, both immediately before and after giving effect thereto, the Consolidated Net Leverage Ratio is not greater than 2.00 to 1.00, calculated on a pro forma basis as of the end of the most recent Fiscal Quarter for which financial statements have been delivered (or are required to be delivered) to the Lenders pursuant to Section 5.1(a) or 5.1(b); provided that, any Restricted Payment that is permitted pursuant to this clause (e)(ii) on the date of declaration or the giving of notice of such Restricted Payment, shall be permitted if made within 60 days after the date of declaration thereof;

(f) so long as no Default or Event of Default exists or would be caused thereby, Borrowers may, in good faith, pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of it held by any future, present or former employee, director, manager, officer or consultant (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of Borrowers or any of their Subsidiaries pursuant to any employee, management, director or manager equity plan, employee, management, director or manager stock option plan or any other employee, management, director or manager benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, manager, officer or consultant of Borrowers or any Subsidiary; provided that, the aggregate cash consideration paid for all such payments during the term of this Agreement shall not exceed $25,000,000;

(g) to the extent constituting Restricted Payments, Borrowers and their Subsidiaries may enter into and consummate transactions permitted by any provision of Sections 6.3 or 6.4;

(h) repurchases of Equity Interests in any Borrower or any Subsidiary of Borrowers owned by a director, officer or employee of any Borrower or any Subsidiary of Borrowers deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(i) any Borrower or any of the Subsidiaries may pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition;

(j) so long as no Change of Control shall occur, any Company may redeem in whole or in part any of its Equity Interests for another class of its Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests, provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby;

(k) so long as no Default or Event of Default exists or would be caused thereby, Restricted Payments made after the Spin Date to redeem Equity Interests of WKKC not to exceed in the aggregate an amount equal to the aggregate amount of Net Cash Proceeds from any Equity Issuance received by WKKC after the Spin Date ; and

(l) Restricted Payments (including the Kellogg Cash Transfer) to the extent required to consummate the Spin-Off.

6.7 Transactions with Affiliates. No Company shall sell, lease, or otherwise transfer any assets to, or purchase, lease, or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) transactions in the Ordinary Course of Business at prices and on terms and conditions that are fair and reasonable and not less favorable to such Company than could be obtained on an arm’s length basis from unrelated third parties, and fully disclosed in writing to Administrative Agent and the Lenders;

(b) transactions expressly permitted by Sections 6.1, 6.3, 6.4, and 6.5 among Borrowers and their Subsidiaries and not involving any other Affiliate of Borrowers;

(c) any Restricted Payments permitted by Section 6.6;

(d) so long as it has been approved by such Company’s Board of Directors in accordance with applicable law, an indemnity provided for the benefit of officers and directors (or comparable managers);

(e) so long as it has been approved by such Company’s Board of Directors in accordance with applicable law, the payment of reasonable compensation, severance or employee benefit arrangements to employees, officers, and outside directors of such Company in the Ordinary Course of Business;

(f) any transaction existing on the Signing Date identified on Schedule 6.7 (to be updated on the Initial Funding Date, as applicable) or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(g) employment, consulting and severance arrangements between a Borrower and its Subsidiaries and their respective officers and employees in the Ordinary Course of Business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the Ordinary Course of Business;

(h) equity issuances, repurchases, redemptions, retirements or other acquisitions or retirements of Equity Interests by Borrowers or any of their Subsidiaries permitted under Section 6.6;

(i) transactions (i) between Obligors, or (ii) between Companies that are not Obligors; and

(j) the Kellogg Cash Transfer, the Spin-Off and the Transactions relating thereto (including the entry into the Spin-Off Documents and the Transfer Documents (as defined in the Separation Agreement), in each case of this clause (j) substantially as described in the Form 10 as of its date of effectiveness under the Exchange Act, and as amended or modified as permitted by Sections 4.2(c) and 6.10.

6.8 Restrictive Agreements. No Company shall directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Obligor or any Subsidiary to create, incur or permit to exist any Lien upon, or to transfer to another Obligor, any of its assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any Equity Interests it has issued or to make or repay loans or advances to Borrowers or any other Subsidiary or to Guarantee Indebtedness of Borrowers or any other Subsidiary, or to otherwise transfer properties or assets to or invest in any Obligor or any other Subsidiary; provided that:

(i) the foregoing shall not apply to (w) restrictions and conditions imposed by law or by the Loan Documents, (x) restrictions and conditions existing on the Signing Date identified on Schedule 6.8 (to be updated on the Initial Funding Date, as applicable) (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (y) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder and (z) customary provisions in joint venture agreements or other similar agreements applicable to joint ventures permitted under Section 6.5;

(ii) clause (a) of this Section shall not apply to (x) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property securing such Indebtedness, (y) customary provisions in leases, licenses and other contracts entered into in the Ordinary Course of Business restricting the assignment thereof, or the transfer of or creation of Liens on assets subject thereto and (z) customary restrictions that arise in connection with any Permitted Encumbrance on any asset or property that is not, and is not required to be, Collateral, provided such restriction relates only to the specific property subject to such Lien and such restriction is not created for the purposes of avoiding the restrictions of this Section 6.8 or excluding such property from being Collateral;

(iii) the foregoing shall not apply to restrictions that represent Indebtedness of a Subsidiary of a Borrower which is not an Obligor (or required to be an Obligor) that is permitted by Section 6.1, and which does not apply to any Obligor;

(iv) the foregoing shall not apply to negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.2 but solely to the extent any negative pledge relates to (i) the property financed by such Indebtedness and the proceeds, accessions and products thereof or (ii) the property secured by such Indebtedness and the proceeds, accessions and products thereof, so long as the agreements governing such Indebtedness permit the Liens securing the Obligations;

(v) the foregoing shall not apply to restrictions on cash or other deposits imposed by customers under contracts entered into in the Ordinary Course of Business and otherwise permitted under Section 6.2; and

(vi) are restrictions on cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited hereunder.

6.9 Prepayments of Subordinated Debt. No Company shall purchase, redeem, retire, or otherwise acquire for value, or set apart any money for a sinking, defeasance, or other analogous fund for the purchase, redemption, retirement, or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Subordinated Debt, except Borrowers and their Subsidiaries may (a) so long as no Default or Event of Default exists or would be caused thereby, make regularly scheduled payments, prepayments or redemptions of principal and interest in respect of Subordinated Indebtedness required pursuant to, and not in violation of the subordination terms of, the instruments or documents evidencing such Subordinated Indebtedness, to the extent permitted by the subordination provisions with respect to such Subordinated Indebtedness and the Subordination Agreement with respect thereto, (b) prepay Subordinated Debt with the proceeds of Refinancing Indebtedness, (c) so long as no Default or Event of Default exists or would be caused thereby, (i) prepay additional Subordinated Indebtedness in an aggregate amount, when combined with any Restricted Payments made pursuant to Section 6.6(e)(i), not to exceed during in any Fiscal Year the greater of (x) $75,000,000 and (y) 30% of Applicable EBITDA, and (ii) prepay additional Subordinated Indebtedness, so long as, both immediately before and after giving effect thereto, the Consolidated Net Leverage Ratio is not greater than 2.00 to 1.00, calculated on a pro forma basis as of the end of the most recent Fiscal Quarter for which financial statements have been delivered (or are required to be delivered) to the Lenders pursuant to Section 5.1(a) or 5.1(b).

6.10 Modifications of Certain Documents. No Company shall consent to any modification, supplement, or waiver of any of the provisions of (a) any agreement, instrument, or other document evidencing or relating to Subordinated Indebtedness except as expressly permitted by the subordination terms of such Subordinated Indebtedness and the Subordination Agreement with respect thereto, (b) any agreement, instrument, or other document evidencing or relating to any Receivables Financing Facility except as expressly permitted by the terms of the applicable Receivables Intercreditor Agreement, and (c) its Organizational Documents without the prior written consent of Administrative Agent other than modifications that are not materially adverse to Secured Parties. No Company shall allow the Separation Agreement, the Brand IP Agreement (as defined in the Separation Agreement) or any other material Ancillary Agreement (as defined in the Separation Agreement) to be terminated, modified or amended after the Initial Funding Date without the prior written consent of Administrative Agent other than modifications or amendments that are not materially adverse to the interests of the Secured Parties in their capacities as such and are not reasonably likely to have a Material Adverse Effect.

6.11 Accounting Changes. No Company shall (a) make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP, or (b) change its Fiscal Year end date or the method for determining Fiscal Quarters of any Obligor or is Subsidiaries.

6.12 Hedging Agreements. No Company shall enter into any Hedging Agreement, except Hedging Agreements entered into in the Ordinary Course of Business to hedge or mitigate risks to which such Company has actual exposure in connection with fluctuations of commodity prices, currencies, or interest rates and not for any speculative purposes.

6.13 Sale Lease Back. Subject to Section 6.4(n), no Company shall enter into any Sale and Leaseback Transaction, except for any such Sale and Leaseback Transaction that is made for cash consideration in an amount not less than the fair market value (as reasonably determined by Borrowers) of such fixed or capital asset.

6.14 Use of Proceeds and Letters of Credit. No Borrower shall use the proceeds of Initial Term Loans for any purpose other than to (a) fund the Kellogg Cash Transfer, (b) pay Transaction Costs and (c) fund Borrowers’ working capital and general corporate needs. No Borrower shall use the proceeds of Delayed Draw Term Loans for any purpose other than to fund Borrowers’ working capital and general corporate needs and, subject to the terms and conditions of this Agreement and the other Loan Documents, the general corporate needs of any other Company. No Borrower shall use the proceeds of any Revolving Credit Loans or Swingline Loans for any purpose other than to (a) fund the Kellogg Cash Transfer, (b) pay Transaction Costs and (c) fund Borrowers’ working capital and general corporate needs and, subject to the terms and conditions of this Agreement and the other Loan Documents, the general corporate needs of any other Company. No Obligor shall use any part of the proceeds of any Loan, whether directly or indirectly, for any purpose that would be prohibited by Section 3.12 or that violates any of the Regulations of the Board. No Obligor shall, directly or knowingly indirectly, use the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, in violation of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans or Letters of Credit, whether as Administrative Agent, Issuing Lender, Lender, arranger, underwriter, advisor, investor, or otherwise), or (iii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws that may be applicable.

6.15 Limitation on Activities. No Domestic Holding Company shall (a) conduct, transact, or otherwise engage in, or commit to conduct, transact, or otherwise engage in, any business or operations other than those incidental to its ownership of the Equity Interests of its Subsidiaries, (b) incur, create, assume, or suffer to exist any Indebtedness or other liabilities or financial obligations, except (i) nonconsensual obligations imposed by operation of law, (ii) pursuant to the Loan Documents to which it is a party and (iii) obligations with respect to its Equity Interests, or (c) own, lease, manage, or otherwise operate any properties or assets other than the ownership of Equity Interests of its Subsidiaries.

6.16 Canadian Defined Benefit Plans. No Obligor shall establish or permit to exist, any Canadian Defined Benefit Plan.

7.	FINANCIAL COVENANTS

7.1 Consolidated Net Leverage Ratio. Borrowers shall not permit the Consolidated Net Leverage Ratio to exceed the following respective ratios as of the last day of any Fiscal Quarter ending closest to the last day of any calendar quarter during the following respective periods specified below:

Period	Consolidated Net Leverage Ratio
For the Fiscal Quarters ending December 31, 2023 through and including the Fiscal Quarter ending in December 31, 2025	4.00 to 1.00

For the Fiscal Quarter ending March 31, 2026 and for each Fiscal Quarter thereafter	3.50 to 1.00

Notwithstanding the foregoing, for each of the four Fiscal Quarters ended immediately following the closing of a Material Acquisition (including the Fiscal Quarter in which such Material Acquisition occurs) (each, an “Increased Leverage Period”), the applicable Consolidated Net Leverage Ratio for purposes of this Section 7.1 shall be 4.50 to 1.00; provided that, (x) no Increased Leverage Period shall commence during the continuation of any other Increased Leverage Period, and (y) following the conclusion of each Increased Leverage Period, Borrowers shall be in compliance with the Consolidated Net Leverage Ratio for 2 consecutive Fiscal Quarter periods prior to the start of any subsequent Increased Leverage Period.

7.2 Interest Coverage Ratio. Borrowers shall not permit the Interest Coverage Ratio to be less than 3.00 to 1.00 as at the last day of any Fiscal Quarter.

7.3 Capital Expenditures. Borrowers shall not permit the aggregate amount of Capital Expenditures by the Consolidated Group in any Fiscal Year to exceed an amount equal to the greater of (x) $125,000,000 and (y) 50% of Applicable EBITDA (such greater amount, the “Permitted Amount”); provided, that, so long as no Default shall have occurred and be continuing, if the aggregate amount of Capital Expenditures during any Fiscal Year shall be less than the Permitted Amount for such Fiscal Year, then the amount by which such Permitted Amount for such Fiscal Year exceeds the actual amount of such Capital Expenditures for such Fiscal Year (the “Excess Amount”) shall be added to the amount of Capital Expenditures permitted for the immediately succeeding (but not any other) Fiscal Year and, for purposes hereof, the amount of Capital Expenditures made during any Fiscal Year shall be deemed to have been made first from the Permitted Amount for such Fiscal Year and last from the Excess Amount from any previous Fiscal Year; provided further, that (i) Capital Expenditures for purposes of this Section 7.3 shall not include Capital Expenditures incurred by the Consolidated Group in connection with the Permitted Capital Project in an aggregate amount of up to $500,000,000 during the term of this Agreement, and (ii) all Capital Expenditures incurred by the Consolidated Group in connection with the Permitted Capital Project in excess of $500,000,000 shall reduce the Permitted Amount on a dollar for dollar basis for each such period in which they are incurred.

8.	EVENTS OF DEFAULT; REMEDIES

8.1 Event of Default. If any of the following events (each such an event, an “Event of Default”) shall occur:

(a) Obligors shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement or deposit any funds as cash collateral in respect of any Letter of Credit when and as the same shall become due and payable and in the currency required hereunder, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) Obligors shall fail to pay (i) any interest on any Loan or LC Disbursement or (ii) any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable and in the currency required hereunder, and such failure shall continue unremedied for a period of (x) with respect to the foregoing clause (i), three (3) or more Business Days and (y) with respect to the foregoing clause (ii), five (5) or more Business Days;

(c) any certification, representation, or warranty made or deemed made by or on behalf of any Obligor in or in connection with this Agreement or any other Loan Document or in any report, certificate, financial statement, or other document furnished pursuant to or in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made or deemed made (unless any such certification, representation or warranty is qualified as to materiality or as to Material Adverse Effect, in which case such certification, representation, or warranty shall prove to have been incorrect in any respect);

(d) (i) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Section 5.1 and such failure shall continue unremedied for a period of five (5) Business Days, or (ii) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in 5.2(a), 5.3 (with respect to any Obligor’s existence), 5.11, 6, or 7,;

(e) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), or (d) of this Section) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days;

(f) any Company shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable notice requirement or grace period);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (after giving effect to any applicable notice requirement or grace period); provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness in a transaction permitted hereunder;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency or other relief in respect of any Company (other than any Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any Debtor Relief Laws or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator, or similar official for any Company (other than any Immaterial Subsidiary) or for a substantial part of its or their assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Company (other than any Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, arrangement, reorganization, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, or other relief under any Debtor Relief Laws now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, receiver and manager, monitor, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator, or similar official for any Company (other than any Immaterial Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any organizational action to authorize any of the foregoing;

(j) any Company (other than any Immaterial Subsidiary) shall become unable, admit in writing its inability, or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of greater of (x) $37,500,000 and (y) 15.0% of Applicable EBITDA (exclusive of amounts covered by insurance provided by a financially sound insurance company and for which such insurer has accepted liability) shall be rendered against any Company and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Company to enforce any such judgment;

(l) an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change of Control shall occur;

(n) the Liens created by any of the Security Documents shall at any time not constitute a valid and perfected first-priority Lien on a material portion of the Collateral intended to be covered thereby (other than any Collateral released under Section 9.10) in favor of Administrative Agent, free and clear of all other Liens (other than Permitted Encumbrances), or, except for expiration or termination in accordance with its terms or with the consent of Administrative Agent, any of the Loan Documents shall for whatever reason be terminated or cease to be in full force and effect, or enforceability thereof shall be contested by any Obligor;

(o) the Receivables Intercreditor Agreement, shall for any reason, other than the Full Satisfaction of the Obligations or payment in full of the other applicable Indebtedness subject to such agreement, cease to be in full force and effect, or any other creditor party thereto or any Person acting by or on behalf of such creditor, shall deny or disaffirm such creditor’s obligations under such intercreditor;

(p) (i) the subordination provisions of the documents evidencing or governing any Subordinated Indebtedness constituting Material Indebtedness (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness constituting Material Indebtedness; or (ii) any Obligor or holder of Subordinated Indebtedness constituting Material Indebtedness shall, directly or indirectly disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of Administrative Agent, the Lenders and Issuing Lender, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Obligor, shall be subject to any of the Subordination Provisions; or (iii) any Subordination Agreement constituting Material Indebtedness shall cease to be in full force and effect or the Loans shall cease to constitute “Senior Indebtedness” (or similar term) thereunder;

(q) (i) the Separation Agreement or any other Spin-Off Document shall be terminated prior to the date of the consummation of the Distribution, or (ii) the Distribution shall not have been consummated at or prior to 4:01 p.m. New York City time on October 30, 2023;

then, and in every such event (other than an event with respect to any Obligor described in clause (h) or (i) of this Section 8.1), and at any time thereafter during the continuance of such event, Administrative Agent may with the consent of the Required Lenders, and at the request of the Required Lenders shall, by notice to Borrowers, take any or all of the following actions, at the same or different times: (i) terminate the Commitments including any obligation of Issuing Lender to issue Letters of Credit, and thereupon the Commitments and such obligations shall terminate immediately, (ii) require that Borrowers Cash Collateralize the aggregate LC Exposure, (iii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Obligor, and (iv) exercise on behalf of itself, the Lenders and Issuing Lender all rights and remedies available to it, the Lenders and Issuing Lender under the Loan Documents and applicable law; and in case of any event with respect to any Obligor described in clause (h) or (i) of this Section 8.1, the Commitments, and Issuing Lender’s obligation to issue Letters of Credit, shall automatically terminate, the obligation of Borrowers to Cash Collateralize the LC Exposure shall automatically become effective, and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or other notice of any kind, all of which are hereby waived by each Obligor. In addition, if any Event of Default shall exist,

Administrative Agent may foreclose or otherwise enforce any Lien granted to Administrative Agent, for the benefit of the Secured Parties, to secure payment and performance of the Obligations in accordance with the terms of the Loan Documents and exercise any and all rights and remedies afforded by applicable law, by any of the Loan Documents, by equity, or otherwise.

8.2 Application of Payment. Subsequent to the acceleration of the Obligations or upon Administrative Agent’s exercise of any rights and remedies during an Event of Default against the Collateral, in each case, under Section 8.1 hereof, payments and prepayments with respect to the Obligations made to Administrative Agent, the Lenders, Issuing Lender, or Swingline Lender or otherwise received by Administrative Agent, any Lender, Issuing Lender or Swingline Lender (from realization on Collateral or otherwise, but excluding any funds held to Cash Collateralize the LC Exposure which shall be applied to, or held to pay, the LC Exposure as set forth in Section 2.5(l) and subject to the rights of Non-Defaulting Lenders pursuant to Section 2.21) shall be distributed in the following order of priority: FIRST, to the fees, indemnities, expenses and other amounts (including attorneys’ fees and expenses), if any, payable to Administrative Agent in its capacity as such; SECOND, to the fees, indemnities, expenses and other amounts (other than principal, reimbursement obligations in respect of L/C Disbursements and interest) payable to the Lenders, Swingline Lender and Issuing Lender (including attorneys’ fees and expenses) arising under the Loans Documents, ratably among them in proportion to the respective amounts described in this clause payable to them; THIRD, to the payment of interest then due and payable on the Swingline Loans; FOURTH, to the payment of the principal of any Swingline Loans then outstanding; FIFTH, to the payment of interest then due and payable on the Revolving Credit Loans and the Term Loans, on a pro rata basis; SIXTH, on a pro rata basis, to (a) the payment of principal of the Revolving Credit Loans, (b) the payment of principal of the Term Loans, (c) Cash Collateralize the LC Exposure in accordance with clause (a) of the definition of “Fully Satisfied” set forth in this Agreement, and (d) the payment of (or Cash Collateralization of in accordance with clause (b) of the definition of “Fully Satisfied” set forth in this Agreement) any Bank Product Obligations until Fully Satisfied; SEVENTH, to any other Obligations not otherwise referred to in this Section, and EIGHTH, to the applicable Obligors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct; provided, however, that, notwithstanding anything to the contrary set forth above, in no event shall any proceeds of any Collateral owned, or any Guarantee provided, by any Obligor under any Loan Document be applied to repay or cash collateralize any Excluded Swap Obligation with respect to such Obligor, but appropriate adjustments shall be made with respect to payments from other Obligors to preserve the allocation to Obligations otherwise set forth above in this Section; provided, further, that Administrative Agent may elect to apply the proceeds of any such Collateral or Guarantee to repay or cash collateralize any Obligations in accordance with the priority set forth above (other than Excluded Swap Obligation with respect to such Obligor) before applying the proceeds of any other Collateral or Guarantee provided under any Loan Document, if in the reasonable determination of Administrative Agent, such order of application will maximize the repayment of all of the Obligations. Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys, or balances in accordance with this Agreement. Upon any sale of Collateral by Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

8.3 Performance by Administrative Agent. If any Obligor shall fail to perform any covenant or agreement in accordance with the terms of the Loan Documents, Administrative Agent may perform or attempt to perform such covenant or agreement on behalf of the applicable Obligor. In such event, Borrowers shall, at the request of Administrative Agent promptly pay any amount expended by Administrative Agent in connection with such performance or attempted performance to Administrative Agent, together with interest thereon at the interest rate provided for in Section 2.12(d) from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that neither Administrative Agent nor any Lender shall have any liability or responsibility for the performance of any obligation of any Obligor under any Loan Documents.

9.	ADMINISTRATIVE AGENT, ISSUING LENDER, COLLATERAL, AND AFFILIATES OF LENDERS

9.1 Authorization and Action.

(a) Each of the Lenders and Issuing Lender hereby irrevocably appoints Administrative Agent to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and each Issuing Lender hereby grants to Administrative Agent any required powers of attorney to execute and enforce any Security Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Lender’s behalf. Except as otherwise provided in Section 9.6, the provisions of this Section 9 are solely for the benefit of Administrative Agent, the Lenders, and Issuing Lender, and no Obligor has rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders and Issuing Lender hereby irrevocably appoints and authorizes Administrative Agent to act as the agent of such Lender and Issuing Lender for purposes of acquiring, holding, and enforcing any and all Liens on Collateral granted by any of the Obligors to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Administrative Agent, as collateral agent and any co-agents, sub-agents, and attorneys-in-fact appointed by Administrative Agent pursuant to Section 9.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of Administrative Agent, shall be entitled to the benefits of all provisions of this Sections 9 and 10 as if set forth in full herein with respect thereto. Administrative Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders or Issuing Lender, from time to time to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Security Document.

9.2 Administrative Agent and its Affiliates.

(a) The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, own securities of, lend money to, act as the financial advisor or in any advisory capacity for and generally engage in any kind of business with Borrowers or any Subsidiary or other Affiliate thereof as if it were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

(b) Each Lender and Issuing Lender understands that the Person serving as Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) is engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 9 as “Activities”) any may engage in the Activities with or on behalf of one or more of the Obligors or their respective Affiliates. Furthermore, the members of the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Obligors and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in Borrowers, another Obligor or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans, or other financial products of one or more of the Obligors or their Affiliates. Each Lender and Issuing Lender understands and agrees that in engaging in the Activities, the members of the Agent’s Group may receive or otherwise obtain information concerning the Obligors or their Affiliates (including information concerning the ability of the Obligors to perform their respective obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. Neither Administrative Agent nor any other member of the Agent’s Group shall have any duty to disclose to any Lender or Issuing Lender or use on behalf of any Lender or Issuing Lender, nor be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Obligor or any Affiliate of any Obligor) or to account for any revenue or profits obtained in connection with the Activities, except that Administrative Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by Administrative Agent to the Lenders.

(c) Each Lender and Issuing Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Obligors and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders or Issuing Lenders (including the interests of any Lender or Issuing Lender hereunder and under the other Loan Documents). Each Lender and Issuing Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of any Person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification of any Lender or Issuing Lender. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the any members of the Agent’s Group of information (including information concerning the ability of the Obligors to perform their respective obligations hereunder and under the other Loan Documents), or (iii) any other matter, shall give rise to any fiduciary, equitable, or contractual duties (including any duty of trust, care or confidence) owing by Administrative Agent or any member of the Agent’s Group to any Lender or Issuing Lender including any such duty that would prevent or restrict any member of the Agent’s Group from acting on behalf of customers (including the Obligors or their Affiliates) or for its own account.

9.3 Duties. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Obligor or any of their respective Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any damage or loss resulting from or caused by events or circumstances beyond Administrative Agent’s reasonable control, including nationalization, expropriation, currency or funds transfer restrictions, the interruption, disruption, or suspension of the normal procedures and practices of any securities market, power, mechanical, communications, or other technological failures or interruptions, computer viruses or the like, fires, floods, earthquakes, or other natural disasters, civil, and military disturbance, acts of war or terrorism, riots, revolution, acts of God, work stoppages, strikes, national disasters of any kind, or other similar events or acts, or errors by Borrowers in their instructions to Administrative Agent; and

(e) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions, and specifically, it shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

9.4 Administrative Agent’s Reliance, Etc.

(a) Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8 and 10.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until a Borrower, a Lender, or Issuing Lender has given written notice describing such Default or Event of Default to Administrative Agent. Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

(b) Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or Issuing Lender, Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Lender unless Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. Administrative Agent may consult with legal counsel (who may be counsel for an Obligor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(c) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of Borrowers or any other Obligor, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Lender.

(d) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (c) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (c), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of Borrowers or any other Obligor, that Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

9.5 Sub-Agents. Administrative Agent may perform any and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent (other than Disqualified Institutions). Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. Administrative Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders or Issuing Lender, from time to time to permit any co-agents, sub-agents and attorneys-in-fact appointed by Administrative Agent to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Security Document. The exculpatory provisions of this Section 9, as well as all other indemnity and expense reimbursement provisions of this Agreement (including, without limitation, Section 10.3), shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.6 Resignation.

(a) Administrative Agent may resign at any time by giving notice of its resignation to the Lenders, Issuing Lender, and Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with and, so long as no Event of Default pursuant to Section 8.1(a), (b), (h) or (i) then exists, subject to the approval (not to be unreasonably withheld or delayed) of, Borrowers, to appoint a successor, which shall be a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States. If no successor shall have been so appointed by the Required Lenders and, if applicable, Borrowers and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may, on behalf of the Lenders and Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above (including any requisite Borrower consent). Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. No Disqualified Institution shall be a successor Administrative Agent.

(b) With effect from the Resignation Effective Date (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any possessory Collateral held by Administrative Agent on behalf of the Lenders or Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent) and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 9 and Section 10.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(c) Any resignation by Rabobank as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (ii) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Lender shall issue letters of credit in substitution for the resigning Issuing Lender’s Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

9.7 Lender Credit Decision. Each Lender and Issuing Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. In this regard, each Lender further acknowledges that Greenberg Traurig, LLP is acting in this transaction as special counsel to Rabobank only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

9.8 Other Agent Titles. Anything herein to the contrary notwithstanding, none of the “Joint Bookrunners”, “Joint Lead Arrangers”, “Syndication Agent”, or “Co-Documentation Agents” listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or Issuing Lender hereunder.

9.9 Agent May File Proofs of Claim; Bankruptcy Events. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Obligor or any Subsidiary, Administrative Agent (irrespective of whether the principal of any Loan or LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand any Obligor or any other Person primarily or secondarily liable) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, Issuing Lender, and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Issuing Lender, and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, Issuing Lender, and Administrative Agent under Sections 2 and 10.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same in accordance with this Agreement;

and any custodian, receiver, receiver and manager, monitor, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders and Issuing Lender, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2 and 10.3.

9.10 Collateral.

(a) The Secured Parties irrevocably authorize Administrative Agent, at its option and in its discretion:

(i) to release any Lien (A) on all Collateral upon Full Satisfaction of all the Obligations and termination of the Commitments, (B) with respect to any Collateral that is sold or otherwise Disposed of to a Person other than an Obligor pursuant to a Disposition permitted by Section 6.4 (other than any Disposition permitted by clause (d) of Section 6.4), (C) on Receivables and Receivables Related Property to the extent required pursuant to any Receivables Intercreditor Agreement, or (D) subject to Section 10.2, as may be approved, authorized, or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any Collateral to the holder of any Lien on such property that is permitted by clause (f) or (k) of the definition of “Permitted Encumbrances”; and

(iii) to enter into each Subordination Agreement, and perform all obligations thereunder, respectively, and to enter into any amendments of such Subordination Agreements which do not materially modify the rights of the Secured Parties thereunder, and agree to be bound by the terms thereof;

(iv) to enter into any Receivables Intercreditor Agreement, and perform all obligations thereunder, respectively, and to enter into any amendments of such Receivables Intercreditor Agreement which do not materially modify the rights of the Secured Parties thereunder, and the Secured Parties agree to be bound by the terms thereof;

(v) to confirm in writing whether specific items or types of Obligors’ property are or are not included in the Collateral pursuant to the Loan Documents; and

(vi) to release any Guarantor from its obligations under any Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

(b) Upon request by Administrative Agent at any time, the Secured Parties will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under any Guaranty Agreement pursuant to this Section 9.10.

(c) Administrative Agent, at the sole expense of Obligors, shall execute and deliver to the Obligors all releases or other documents reasonably necessary or desirable to evidence or effect any release of Liens or release of Guaranty Agreement authorized under Section 9.10(a); provided, that (i) Administrative Agent shall not be required to execute any document necessary to evidence such release authorized under clause (i)(B) or (v) of Section 9.10(a) unless a Responsible Officer of Administrative Borrower shall certify in writing to Administrative Agent that the transaction requiring such release is permitted under the Loan Documents (it being acknowledged that Administrative Agent may rely on any such certificate without further enquiry), (ii) Administrative Agent shall not be required to execute any document necessary to evidence such release on terms that, in Administrative Agent’s opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (iii) no such release shall in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Obligors in respect of) all interests retained by Obligors, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. To the extent Administrative Agent is required to execute any releases or other documents in accordance with this Section 9.10(c), Administrative Agent shall do so promptly upon request of Borrowers without the consent or further agreement of any Secured Party.

(d) Administrative Agent shall have no obligation whatsoever to any of the Secured Parties to assure that the Collateral exists or is owned by any Obligor or its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that Administrative Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or to continue exercising, any of the rights, authorities and powers granted or available to Administrative Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion given Administrative Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Administrative Agent shall have no other duty or liability whatsoever to any Secured Party as to any of the foregoing, except as otherwise provided herein.

(e) The Secured Parties hereby irrevocably authorize Administrative Agent, based upon the instruction of the Required Lenders, to (i) consent to, credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code, (ii) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the UCC, including pursuant to Section 9-610 or 9-620 of the UCC, or (iii) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by Administrative Agent (whether by judicial action or otherwise) in accordance with applicable law. In connection with any such credit bid or purchase, (A) the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Administrative Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Administrative Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Secured Parties whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such purchase), and (B) Administrative Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by such acquisition vehicle or vehicles and in connection therewith Administrative Agent may reduce the Obligations owed to the Secured Parties (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration.

(f) The Secured Parties acknowledge and agree that, Rabobank or any of its Affiliates may at any time be the Receivables Financier under the Receivables Financing Facility.

9.11 Issuing Lender. Neither Issuing Lender nor any of its Related Parties shall be liable for any action taken or omitted to be taken by any of them hereunder or otherwise in connection with any Loan Document except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. Without limiting the generality of the preceding sentence, Issuing Lender (a) shall have no duties or responsibilities except those expressly set forth in the Loan Documents, and shall not by reason of any Loan Document be a trustee or fiduciary for any Lender or for Administrative Agent, (b) shall not be required to initiate any litigation or collection proceedings under any Loan Document, (c) shall not be responsible to any Lender or Administrative Agent for any recitals, statements, representations, or warranties contained in any Loan Document, or any certificate or other documentation referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, enforceability, or sufficiency of any Loan Document or any other documentation referred to or provided for therein or for any failure by any Person to perform any of its obligations thereunder, (d) may consult with legal counsel (including counsel for the Obligors or Administrative Agent), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts, and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate, or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties. As to any matters not expressly provided for by any Loan Document, Issuing Lender shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and Administrative Agent; provided, however, that Issuing Lender shall not be required to take any action which Issuing Lender reasonably believes exposes it to personal liability or which Issuing Lender reasonably believes is contrary to any Loan Document or applicable law.

9.12 Agency for Perfection. Administrative Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Provider Letter Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Administrative Agent’s Liens in assets which, in accordance with Article 8 or Article 9 of the UCC or pursuant to the PPSA, as applicable, can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver possession or control of such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.

9.13 Affiliates of Lenders; Bank Product Providers. By accepting the benefits of the Loan Documents, any Affiliate of a Lender that is owed any Obligation is bound by the terms of the Loan Documents. Notwithstanding the foregoing: (a) neither Administrative Agent, any Lender nor any Obligor shall be obligated to deliver any notice or communication required to be delivered to any Lender under any Loan Documents to any Affiliate of any Lender; and (b) no Affiliate of any Lender that is owed any Obligation shall be included in the determination of the Required Lenders or Majority Lenders or entitled to consent to, reject, or participate in any manner in any amendment, waiver or other modification of any Loan Document. Administrative Agent shall deal solely and directly with the related Lender of any such Affiliate in connection with all matters relating to the Loan Documents. The Obligation owed to such Affiliate shall be considered the Obligations of its related Lender for all purposes under the Loan Documents and such Lender shall be solely responsible to the other parties hereto for all the obligations of such Affiliate under any Loan Document. It is understood and agreed that the rights and benefits under this Agreement, the Security Documents, and the Guaranty Agreements of each Bank Product Provider, in such capacity, consist exclusively of such Bank Product Provider’s right to share in payments and collections of the Collateral and payments under the Guaranty Agreements; provided that for the avoidance of doubt, (i) obligations of Borrowers or any Subsidiary under any Bank Product Agreement shall be secured and guaranteed pursuant to the Security Documents and Guaranty Agreements, respectively, only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or any Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Bank Product Agreements. All Bank Product Obligations shall be secured but on a silent basis, so that notwithstanding any other provision, if any, in this Agreement or any Security Document or Guaranty Agreement, no Bank Product Provider shall be able to take any action in respect of the Collateral or Guaranty Agreements nor instruct the Required Lenders or Administrative Agent to take any such action nor have any rights in connection with the management or release of any Collateral or the obligations of any Guarantor under any Guaranty Agreement. By accepting the benefits of the Collateral and the Guaranty Agreements, such Bank Product Provider shall be deemed to have appointed Administrative Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this Section 9.13. Administrative Agent shall not owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure, or any other obligation whatsoever to any

Bank Product Provider with respect to any Bank Product Obligation. Administrative Agent shall have no duty to determine the amount or the existence of any amounts owing under any Bank Product Obligations. In connection with any such distribution of payments and collections or termination or release by Administrative Agent of any Liens or Guarantors thereunder, Administrative Agent shall be entitled to assume no amounts are due under any Bank Product Agreement unless such Bank Product Provider has notified Administrative Agent in writing of the amount of any such liability owed to it at least 5 Business Days prior to such distribution, termination, or release.

9.14 Erroneous Payments.

(a) If Administrative Agent (x) notifies a Lender, Issuing Lender, Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party (any such Lender, Issuing Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from Administrative Agent) received by such Payment Recipient from Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Administrative Agent pending its return or repayment as contemplated below in this Section 9.14 and held in trust for the benefit of Administrative Agent, and such Lender, Issuing Lender and Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as Administrative Agent may, in its sole discretion, specify in writing), return to Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Issuing Lender, Secured Party or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Lender, Secured Party or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clause (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, Issuing Lender and Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Administrative Agent pursuant to this Section 9.14(b).

For the avoidance of doubt, the failure to deliver a notice to Administrative Agent pursuant to this Section 9.14(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.14(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender, Issuing Lender or Secured Party hereby authorizes Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Lender or Secured Party under any Loan Document, or otherwise payable or distributable by Administrative Agent to such Lender, Issuing Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) The parties hereto agree that (x) irrespective of whether Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuing Lender or Secured Party, to the rights and interests of such Lender, Issuing Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrowers; provided that this Section 9.14 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of Borrowers relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), Borrowers for the purpose of a payment on the Obligations.

(e) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 9.14 shall survive the resignation or replacement of Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Notwithstanding anything to the contrary herein or in any other Loan Document, nothing in this Section 9.14 shall be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of Borrowers relative to the amount (and/or timing for payment) of the Obligations that would have been payable had any such Erroneous Payment not been made by Administrative Agent.

9.15 Hypothecary Representatives. For the purposes of any grant of security (deed of hypothec) under the laws of the Province of Quebec which may now or in the future be required to be provided by Borrowers, Administrative Agent is hereby irrevocably authorized and appointed to act as the hypothecary representative (within the meaning of Article 2692 of the Civil Code of Quebec) for all present and future creditors of the Obligations (the “Quebec Secured Parties”) in order to hold any hypothec granted under the laws of the Province of Quebec as security for any of the Obligations and to exercise (to the exclusion of all other Persons) such rights and duties as are conferred upon a hypothecary representative under the relevant deed of hypothec and applicable laws (with the power to delegate any such rights or duties). Any person who becomes a Quebec Secured Party shall be deemed to have consented to and ratified the foregoing appointment of Administrative Agent as hypothecary representative for all Quebec Secured Parties. For greater certainty, Administrative Agent, acting as hypothecary representative, shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favour of Administrative Agent in this Agreement, which shall apply mutatis mutandis. In the event of the resignation and appointment of a successor Administrative Agent, such successor Administrative Agent shall also become (without any further act or formality) the successor hypothecary representative for the purposes each such deed of hypothec.

10.	MISCELLANEOUS

10.1 Notices.

(a) General Address for Notices. Except in the case of communications expressly permitted to be given by telephone hereunder or under any other Loan Documents, all notices and other communications (“Communications”) provided for herein or in any other Loan Document shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or, subject to Section 10.1(b), by electronic communication, as follows:

(i) if to Borrowers, to them at: WK Kellogg Co, 1 Kellogg Square Battle Creek, Michigan 49017, Attention: Scott Main; Telephone No. ******; Email: ****** with a copy to Kirkland & Ellis LLP, 300 North LaSalle, Chicago, IL 60654; Attention: Carolyn Aiken; Email: ******; Telephone: ******;

(ii) if to Administrative Agent in connection with any Borrowing Request, Interest Election Request, or any payment or prepayment of the Obligations, or if to Swingline Lender, to it at c/o Rabobank Corporate Banking Services, 245 Park Avenue, 36th Floor, New York, NY 10167; Telephone No. ******; Attention: Daniel Miajlovic/Ann McDonough; Email: ******; ******; and ******;

(iii) if to Rabobank as Issuing Lender, to it at c/o Rabo Support Services, Inc., at Rabobank Corporate Banking Services, 245 Park Avenue, 36th Floor, New York, NY 10167; Attention: Sandra Rodriguez; Telecopy No. ******; Telephone No. ******; Email: ****** with a copy to: ******;

(iv) if to Administrative Agent in connection with any other matter (including deliveries under Section 5.1, Incremental Facility Notices and other matters), to it at Rabobank Loan Syndications, 245 Park Avenue, 36th Floor, New York, NY 10167, Attention: Loan Syndications; Telecopy No. ******; Telephone No. ******; Email: ******; and

(v) if to a Lender (including any Lender (other than Rabobank) in its capacity as an Issuing Lender), to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given before or during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day). Notices delivered through electronic communications to the extent provided in Section 10.1(b), shall be effective as provided in such Section 10.1(b).

(b) Electronic Communications. Communications to the Lenders under the Loan Documents may be delivered or furnished by electronic communications pursuant to procedures approved by Administrative Agent. Administrative Agent and Borrowers may, in their discretion, agree to accept Communications to it under the Loan Documents by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular Communications. Unless Administrative Agent otherwise prescribes, (i) Communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) Communications posted on an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in clause (i) of this Section 10.1(b) notification that such Communication is available and identifying the website address thereof; provided that, for both clauses (i) and (ii) of this Section 10.1(b), if such Communication is not sent before or during the normal business hours of the recipient, such Communication shall be deemed to have been sent at the opening of business on the next Business Day.

(c) Change of Address for Notices. Any party hereto may change its address or telecopy number for, or individual designated to receive, Communications under the Loan Documents by notice to the other parties hereto (or, in the case of any such change by a Lender or Issuing Lender, by notice to Borrowers and Administrative Agent). All Communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) Electronic Transmission System. Borrowers and the Lenders agree that Administrative Agent may make the Communications available to the Lenders, Issuing Lender, and Borrowers by posting the Communications on Debt Domain, IntraLinks, SyndTrak, or a substantially similar electronic transmission system or digital workspace provider (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE AGENT PARTIES HAVE ANY LIABILITY TO ANY BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT, OR OTHERWISE) ARISING OUT OF ANY BORROWER’S OR ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL ANY AGENT PARTY HAVE ANY LIABILITY TO ANY OBLIGOR, ANY LENDER, ISSUING LENDER OR ANY OTHER PERSON FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES).

(e) Communications through the Platform. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes hereof. Each Lender agrees (i) to provide to Administrative Agent in writing (including by electronic communication), promptly after the date of this Agreement, an e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

(f) Reliance on Notices. Administrative Agent, Issuing Lender, and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices of a Borrowing) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrowers shall, jointly and severally, indemnify Administrative Agent, each Issuing Lender, each Lender, and the Related Parties of each of them from all losses, costs, expenses, and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Borrower. Administrative Agent may record all telephonic notices to, and other telephonic communications with, Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.2 Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by Administrative Agent, Issuing Lender or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Administrative Agent, Issuing Lender, the Lenders, and the other Secured Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by Section 10.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether Administrative Agent, any Lender, or Issuing Lender may have had notice or knowledge of such Default at the time.

(b) Amendments. Neither this Agreement, nor any other Loan Document nor any provision hereof or thereof may be waived, amended, or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrowers, Administrative Agent, and the Required Lenders (except as provided in Sections 2.19(e), 2.22, or 2.23) or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by Administrative Agent and the Obligor or Obligors that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce the rate of any fees due hereunder, without the written consent of each Lender adversely affected thereby (provided, that in no event shall (A) the waiver of applicability of Section 2.12(d) (which waiver shall be effective with the written consent of the Required Lenders), or (B) any amendment or modification of defined terms used in the financial covenants in this Agreement or in determining the Applicable Margin or any reduction, deferral, or waiver of any mandatory prepayment, in each case, constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (ii)), (iii) postpone the scheduled date of payment of the principal amount of any Loan (excluding any payment required by Section 2.10(b)) or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or extend the Revolving Credit Maturity Date or the Term Loan Maturity Date, without the written consent of each Lender affected thereby, (iv) modify Section 2.17(c) or (d) to change the pro rata sharing provided therein without the consent of each Lender adversely affected thereby, (v) modify Section 8.2 without the written consent of each Lender, (vi) change any of the provisions of this Section or the definitions of “Pro Rata Share”, “Required Lenders” or “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder to reduce such percentage, without the written consent of each adversely affected Lender, (vii) except as permitted by Section 9.10, contractually subordinate the payment of all the Obligations to any other Indebtedness or contractually subordinate the priority of all Liens in favor of Administrative Agent to the Liens securing any other Funded Debt (other than Indebtedness permitted by Section 6.1(d)), without the written consent of each Lender, (viii) amend, or waive or postpone any payment of principal required under Section 2.10(b)(iv), in each case, without the written consent of the Revolving Credit Lenders having Revolving Credit Exposures and unused Revolving Credit Commitments representing 80% or more of the sum of the total Revolving Credit Exposures and unused Revolving Credit Commitments at such time, (ix) except as permitted by Section 9.10, (A) release any Borrower or release any material Guarantor from any of its guarantee obligations without the written consent of each Lender or (B) release all or substantially all of the Collateral without the written consent of each Lender, or (x) amend, modify, or eliminate Section 9.10 without the written consent of each Lender; provided, further that (A) no such agreement shall amend, modify, or otherwise affect the rights or duties of Administrative Agent or Issuing Lender hereunder without the prior written consent of Administrative Agent or Issuing Lender, as the case may be, and (B) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(c) Notwithstanding the foregoing, technical and conforming modifications to this Agreement, or any other Loan Document, may be made with the consent of Borrowers and Administrative Agent to the extent necessary to cure any ambiguity, omission, defect or inconsistency.

10.3 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers, jointly and severally, shall pay (i) all reasonable and documented out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including Rabobank in its separate capacities as “Joint Lead Arranger” and “Joint Bookrunner” with respect to the syndication of the Loans) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications, or waivers of the provisions hereof or thereof, including the fees, charges and disbursements of counsel for Administrative Agent (limited in the case of counsel to the reasonable and documented fees, out-of-pocket charges and disbursements of one primary outside legal counsel for Administrative Agent, and, if necessary or appropriate, of any specialty counsel and one local counsel in each relevant jurisdiction), and of such consultants, advisors, appraisers and auditors retained or engaged by Administrative Agent (provided, if no Event of Default then exists, such retention or engagement is permitted by this Agreement or otherwise approved by a Borrower), whether or not the transactions contemplated hereby or thereby shall be consummated; (ii) all reasonable and documented out-of-pocket expenses incurred by Issuing Lender in connection with the issuance, amendment, renewal, or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by Administrative Agent, Issuing Lender, Swingline Lender, or any Lender, including the fees, charges and disbursements of any advisors to Administrative Agent and counsel for Administrative Agent, Issuing Lender, Swingline Lender, or any Lender, in connection with the enforcement or protection of such Person’s rights in connection with this Agreement and the other Loan Documents or the Collateral, including its rights under this Section, and including in connection with any bankruptcy or insolvency proceeding, workout, restructuring, or negotiations in respect thereof, and (iv) all costs, expenses, taxes, assessments, and other charges incurred by Administrative Agent in connection with any filing, registration, recording, or perfection of any security interest contemplated by any Security Document or any other document referred to therein or any audit, verification, inspection or appraisal of the Collateral.

(b) Indemnification by the Borrowers. The Borrowers, jointly and severally, shall indemnify Administrative Agent, each Issuing Lender, each Lender, Rabobank or any other Person identified on the cover page of this Agreement in their respective separate capacities as “Joint Lead Arranger” and “Joint Bookrunner” hereunder with respect to the syndication of the Loans, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, and related expenses (including the reasonable and documented fees, out-of-pocket charges and disbursements of one primary outside counsel for all Indemnitees, taken as a whole, and if necessary or appropriate, any special counsel and one local counsel in each relevant jurisdiction for all Indemnitees, taken as a whole (and solely in the case of an actual or perceived conflict of interest, one additional firm of counsel for such affected Indemnitees)) incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any payments that Administrative Agent is required to make under any indemnity issued to any bank holding any Obligor’s deposit, commodity or security accounts, (iv) any actual or alleged presence or release of Hazardous Materials on or from any of the Mortgaged Properties or any other property owned or operated by any Company, or any Environmental Liability related in any way to any Company or any of the Mortgaged Properties, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted solely from (x) the bad faith, gross negligence or willful misconduct of such Indemnitee, (y) a material breach of the obligations of such Indemnitee hereunder or (z) any claim, litigation, investigation or proceeding brought by such Indemnitee solely against one or more other Indemnitees (other than any claim, litigation, investigation or proceeding that is brought by or against Administrative Agent, any Issuing Lender, Swingline Lender or any arranger or similar role, acting in its capacity as Administrative Agent, Issuing Lender, Swingline Lender or arranger or similar role) that does not involve any act or omission of any Obligors or any of their respective Subsidiaries or Affiliates. This Section 10.3(b) shall not apply with respect to Taxes (which shall be governed by Section 2.16) other than any Taxes that represent losses, claims, damages, liabilities, or related expenses arising from any non-Tax claim.

(c) Indemnification by Lenders. Each Lender severally agrees to pay any amount required to be paid by any Obligor under Sections 10.3(a) and 10.3(b) to Administrative Agent (or any sub-agent thereof), Issuing Lender, or Swingline Lender or any Related Party of any of the foregoing (each, an “Agent Indemnitee”) to the extent not reimbursed by an Obligor and without limiting the obligation of any Obligor to do so, and to hold harmless and indemnify each Agent Indemnitee from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing, in each case ratably in accordance with such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided that with respect to such amounts owed to Issuing Lender or Swingline Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such amounts, such payment to be made severally among them based on such Revolving Credit Lenders’ Revolving Credit Exposure; provided further that (i) the unreimbursed expense or indemnified loss, claim, damage, liability, or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent), Issuing Lender or Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent), Issuing Lender, or Swingline Lender in connection with such capacity, and (ii) no Lender shall be liable for the payment to any Agent Indemnitee of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.3(c) are subject to the provisions of Section 2.6(c).

(d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, no Indemnitee, Obligor or any Related Party of an Obligor shall have any liability for, and no Indemnitee, Obligor or Related Party shall assert, and each Indemnitee, Obligor and Related Party hereby waives, any claim against any Indemnitee, Obligor or Related Party, on any theory of liability, for special, indirect, consequential, or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, the Transactions, any Loan, or Letter of Credit or the use of the proceeds thereof.

(e) Payments. All amounts due under this Section shall be payable no later than 10 Business Days after written demand therefor.

10.4 Successors and Assigns.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of Issuing Lender that issues any Letter of Credit, any Affiliate of a Lender who is owed any of the Obligations and any Indemnitee), except that (i) no Obligor may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of each Lender (and any attempted assignment or transfer of any Obligor without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer by any Lender that is not in accordance with this Section shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of Issuing Lender that issues any Letter of Credit and any Affiliate of a Lender who is owed any of the Obligations, and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent, Issuing Lender, and the Lenders)) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders Generally. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and Loans (including for purposes of this Section 10.4(b), participations in LC Disbursements and in Swingline Loans)) at the time owing to it; provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, (y) contemporaneous assignments to any Lender and its Approved Funds that equal at least the amount specified in clause (B) of this Section 10.4(b)(i) in the aggregate, or (z) an assignment to an existing Lender or an Affiliate or Approved Fund of an existing Lender, no minimum amount need be assigned; and

(B) in any case not described in clause (A) of this Section 10.4(b)(i), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or if “Trade Date” is specified in the Assignment and Assumption, as of the “Trade Date” so specified therein) shall not be less than the Dollar Equivalent of $2,000,000 with integral multiples of the Dollar Equivalent of $500,000 in excess thereof, in the case of any assignment of Revolving Credit Loans by any Revolving Credit Lender, or $2,000,000, in the case of any assignment of Term Loans by any Term Lender, unless each of Administrative Agent and, so long as no Event of Default described in clause (a), (b), (h) or (i) of Section 8.1 has occurred and is continuing, Administrative Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment of any Commitment or Class of Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Commitment and Loans assigned, except that this Section 10.4(b)(ii) shall not (A) apply to Swingline Lender’s rights and obligations in respect of Swingline Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (B) of Section 10.4(b)(i) and, in addition:

(A) the consent of Borrowers (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (i) an Event of Default described in clause (a), (b), (h) or (i) of Section 8.1 has occurred and is continuing at the time of such assignment, or (ii) such assignment is to a Lender, an Affiliate of a Lender, or an Approved Fund; provided that Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within ten (10) Business Days after having received notice thereof; and provided, further that Borrowers hereby consent to the assignment from Greenstone Farm Credit Services, FLCA to CoBank, FCB on the Signing Date;

(B) the consent of Administrative Agent shall be required for assignments in respect of (i) a Revolving Credit Commitment to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender, or an Approved Fund with respect to such Lender, or (ii) any Term Loans to a Person who is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of Issuing Lender and Swingline Lender shall be required for any assignment of a Revolving Credit Commitment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment).

(v) Administrative Questionnaire. The assignee, if it shall not already be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(vi) No Assignment to Certain Persons. No such assignment shall be made to (A) Borrowers or any of Borrowers’ Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) a Person that at such time is a Disqualified Institution.

(vii) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(viii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrowers and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, each Issuing Lender, Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this Section 10.4(b)(viii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to Section 10.4(d), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement (other than an assignment to a Person that is a Disqualified Institution at such time), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the rights referred to in Sections 2.14, 2.15, 2.16, and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.4(e) (other than an assignment to a Disqualified Institution).

(d) Maintenance of Register by Administrative Agent. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by Administrative Agent with respect to ownership of such Commitment and Loans. The entries in the Register shall be conclusive absent manifest error, and Borrowers, Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrowers and any Lender, at any reasonable time and from time to time, upon reasonable prior notice. The parties intend that all extensions of credit to Borrowers shall at all times be treated as being in registered form within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code (and any successor provisions) and regulations thereunder and shall interpret the provisions herein regarding the Register and the Participant Register (as defined in paragraph (e) below) consistent with such intent.

(e) Participations. Any Lender may at any time, without the consent of, or notice to, Borrowers, Administrative Agent, any Issuing Lender, or Swingline Lender, sell participations to any Person (other than a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or Borrowers or any of Borrowers’ Affiliates or Subsidiaries, or a Person that at such time is a Disqualified Institution) (a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Commitments or the Loans (including such Lender’s participations in LC Disbursements or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii)

such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers, Administrative Agent, Issuing Lender, Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement unless, with respect to the participation in question, the Lender has sold a participation to a Voting Participant. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.3(c) with respect to any payments made by such Lender to its Participants. Except with respect to sales of participations to Voting Participants, any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.2(b) that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16, (subject to the requirements and limitations therein, including the requirements under Section 2.16(g) (it being understood that the documentation required under Section 2.16(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.4(b); provided that such Participant (1) agrees to be subject to the provisions of Section 2.18 as if it were an assignee under Section 10.4(b); and (2) shall not be entitled to receive any greater payment under Sections 2.14 and 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrowers request and expense, to use reasonable efforts to cooperate with Borrowers to effectuate the provisions of Section 2.18 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(d). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank (or other central bank under any central banking system established under the jurisdiction or organization of such Lender (or its parent bank)); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto and no pledge may be made to a Person that is a Disqualified Institution at such time.

(g) Voting Participants. Notwithstanding anything in this Section 10.4 to the contrary, any Farm Credit Bank that: (i) is the owner of a participation in one or more of the Commitments and Loans in the minimum aggregate amount of $5,000,000, (ii) is, by written notice to Borrowers and Administrative Agent (“Voting Participant Notification”), designated by the selling Lender as being entitled to be accorded the rights of a voting participant hereunder, and (iii) is approved by Borrowers and Administrative Agent as entitled to such rights under this clause, shall be referred to herein as a “Voting Participant”. To be effective, each Voting Participant Notification shall provide the following information with respect to the proposed Voting Participant: (1) the full name of such participant and the name of the Lender through whom such participant purchased its interests in the Commitments and Loans, (2) all information required by Borrowers and Administrative Agent in order for Borrowers and Administrative Agent to be able to communicate with the participant, and (3) the Dollar amount of the participant’s participation in the Commitments and Loans. With respect to each matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any matter under the Loan Documents: (x) each Voting Participant shall have the right to vote, or give or withhold such consents, as if it were a Lender holding Loans and Commitments in the principal amount of its interests in the Commitments and Loans acquired through its participation and (y) the interest of the Lender that sold the corresponding participation in the Commitments and Loans it holds shall be deemed to be reduced for such purposes (and only for such purposes) by the principal amount of each direct participation interest sold. The selling Lender and the Voting Participant shall notify Administrative Agent and Borrower of any termination of, or reduction or increase in the amount of, the participation interests held by a Voting Participant. Notwithstanding the foregoing, each Farm Credit Bank designated as a Voting Participant on Schedule 10.4 shall be a Voting Participant without delivery of a Voting Participation Notification and without the prior written consent of Administrative Agent and Borrowers. Borrowers and Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph. The voting rights of a Voting Participant hereunder are solely for the benefit of the Voting Participant and shall not inure to any assignee or sub-participant of a Voting Participant.

10.5 Survival. All covenants, agreements, certifications, representations and warranties made by Borrowers or any other Obligor herein or in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or the other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Administrative Agent, Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect certification, representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Full Satisfaction of the Obligations. The provisions of Sections 2.14, 2.15, 2.16, 10.3, 10.18, and 10.20 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the termination of the Loan Documents and payment of the Obligations hereunder, or the expiration or termination of the Letters of Credit and the Commitments.

10.6 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or any Loan Document shall be deemed to include Electronic Signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act or any other similar laws regarding Electronic Signatures in Canada or any province or territory therein; provided that nothing herein shall require Administrative Agent to accept electronic signatures in any form or format without its prior consent.

10.7 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

10.8 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, Issuing Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, Issuing Lender or any such Affiliate, to or for the credit or the account of any Borrower or any other Obligor against any and all of the obligations of any Borrower or any other Obligor now or hereafter existing under this Agreement or any other Loan Document to such Lender or Issuing Lender or their respective Affiliates, irrespective of whether or not such Lender, Issuing Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrowers or such Obligor may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or Issuing Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (a) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, Issuing Lender, and the Lenders, and (b) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. The rights of each Lender, Issuing Lender, and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender, Issuing Lender, or their respective Affiliates may have. Each Lender and Issuing Lender agrees to notify Borrowers and Administrative Agent promptly after any such set-off and application and share such set-off pursuant to Section 2.17(d); provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.9 Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement and the other Loan Documents (other than those containing a contrary express choice of law provision) shall be construed in accordance with, and this Agreement, such other Loan Documents, and all matters arising out of or relating in any way whatsoever to this Agreement and such other Loan Documents (whether in contract, tort, or otherwise) shall be governed by, the law of the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance (at least in part) on Section 5-1401 of the General Obligation Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

(b) Submission to Jurisdiction. Each Obligor, Administrative Agent, any Lender, any Issuing Lender or any Related Party hereby irrevocably and unconditionally agrees that it shall not commence any action, litigation, or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Obligor Administrative Agent, any Lender, any Issuing Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto and each other Obligor hereby irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation, or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court; provided that, the foregoing shall not apply to (x) any foreclosure or other enforcement proceedings brought by Administrative Agent, any Lender or any Related Party with respect to Collateral located or deemed located in any other jurisdiction or (y) any action, litigation or proceeding brought against any Foreign Obligor. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall (i) affect any right that Administrative Agent, Issuing Lender, or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against any Obligor or its properties in the courts of any jurisdiction, (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP Rule 2.02, and Uniform Rules for Demand Guarantees (URDG 758) Article 3(a), or (iii) affect which courts have or do not have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.

(c) Waiver of Venue. Each party hereto and each other Obligor hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in Section 10.9(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO AND EACH OTHER OBLIGOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.11 Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information. Each Obligor acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to Borrowers or one or more of the Subsidiaries (in connection with this Agreement or otherwise), by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Obligor hereby authorizes each Lender to share any information delivered to such Lender by any Obligors or their Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate, it being understood that any such Subsidiary or Affiliate receiving such information shall be bound by the provisions of Section 10.11(b) as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

(b) Confidentiality. Each of Administrative Agent, the Lenders, and Issuing Lender agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential) and its insurers and reinsurers; (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners or any listing authority or stock exchange); (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that reasonable written notice to Administrative Borrower shall be provided to the extent not prohibited by applicable laws or regulations; provided further, that no such notice shall be required for any disclosure to regulatory authorities asserting jurisdiction in connection with an examination in the normal course; (iv) to any other party hereto; (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee (other than any Disqualified Institution) of or Participant in, any of its rights and obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrowers and their obligations, this Agreement or payments hereunder; (vii) to any Person providing a Guarantee of all or any portion of the Obligations, (viii) on a confidential basis to (A) any rating agency in connection with rating Obligors or their Subsidiaries or the credit facilities under this Agreement or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreements; (ix) with the consent of Borrowers; or (x) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or other obligation of confidentiality owed to you or your respective Affiliates, or (B) becomes available to Administrative Agent, any Lender, Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Obligors that is not to the knowledge of the receiving party in violation of any confidentiality restriction. In addition, Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to Administrative Agent and the Lenders in connection with the administration of this

Agreement, the other Loan Documents, and the Commitments. For purposes of this Section, “Information” means all information received from the Obligors or any of their Subsidiaries and/or its Related Parties or representatives relating to the Obligors or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or Issuing Lender on a nonconfidential basis prior to disclosure by the Obligors or any of their Subsidiaries or representatives and other than information pertaining to this Agreement provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Obligors or any of their Subsidiaries or representatives after the date hereof, such information is identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.12 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges or other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received, or reserved by the Lender holding such Loan in accordance with applicable law (including, for greater certainty under Section 347 of the Criminal Code (Canada)), the rate of interest payable in respect to such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefore) until such cumulated amount, together with interest thereon at the applicable Overnight Rate to the date of repayment, shall have been received by such Lender. If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrowers.

10.13 AML Legislation.

(a) USA Patriot Act. Each of Administrative Agent, Issuing Lender, and each Lender subject to the USA Patriot Act, hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify, and record information that identifies each Obligor and other information that will allow Administrative Agent, Issuing Lender, and such Lender to identify each Obligor in accordance with the USA Patriot Act. Each Borrower hereby agrees to provide, and cause each other Obligor to provide, such information promptly upon the request of Administrative Agent or any Lender. Each Lender subject to the USA Patriot Act acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Obligor, its Affiliates or its agents, this Agreement, the Loan Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any record-keeping, (c) comparisons with government lists, (d) customer notices, or (e) other procedures required under the CIP Regulations or such other law.

(b) Canadian AML Legislation. Each Borrower acknowledges that, pursuant to Canadian AML Legislation, the Lenders and Administrative Agent may be required to obtain, verify and record information regarding each Borrower, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of Borrower, and the transactions contemplated hereby. Each Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or Administrative Agent, or any prospective assignee or participant of a Lender or Administrative Agent, in order to comply with any applicable Canadian AML Legislation, whether now or hereafter in existence. If Administrative Agent has ascertained the identity of any Borrower or any authorized signatories of any Borrower for the purposes of applicable Canadian AML Legislation, then Administrative Agent (i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and Administrative Agent within the meaning of applicable Canadian AML Legislation and (ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness. Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that Administrative Agent has no obligation to ascertain the identity of any Borrower or any authorized signatories of any Borrower on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Borrower or any such authorized signatory in doing so.

10.14 Administrative Borrower. Each Borrower hereby irrevocably appoints WKKC as the borrowing agent and attorney-in-fact for all Borrowers (“Administrative Borrower”) and WKKC hereby accepts such appointment, which appointment shall remain in full force and effect unless and until Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes Administrative Borrower to take on its behalf all actions required of such Borrower under the Loan Documents, and to exercise all powers and to perform all duties of such Borrower thereunder, including to submit and receive all certificates, notices, elections, and communications. For the avoidance of doubt and notwithstanding anything in this Agreement or any other Loan Document to the contrary, each Borrower agrees that any notice, demand, certificate, delivery or other communication delivered by Administrative Agent, Issuing Lender or any Lender to WKKC shall be deemed delivered to Borrowers at the time of such delivery.

10.15 Joint and Several Obligations.

(a) All Obligations shall constitute joint and several obligations of Borrowers (including any Additional Borrowers). Each Borrower expressly represents and acknowledges that it is part of a common enterprise with the other Borrowers and that any financial accommodations by Administrative Agent, the Lenders, Issuing Lender, and Swingline Lender, or any of them, to any other Borrowers hereunder and under the other Loan Documents are and will be of direct and indirect interest, benefit and advantage to all Borrowers. Each Borrower acknowledges that any notice of Borrowing or any other notice given by any other Borrower to

Administrative Agent, the Lenders, Issuing Lender or Swingline Lender shall bind all Borrowers, and that any notice given by Administrative Agent, the Lenders, Issuing Lender or Swingline Lender to any Borrower shall be effective with respect to all Borrowers. Each Borrower acknowledges and agrees that each Borrower shall be liable, on a joint and several basis, for all of the Loans and other Obligations, regardless of which such Person actually may have received the proceeds of any of the Loans or other extensions of credit or the amount of such Loans or other extensions of credit received or the manner in which Administrative Agent, the Lenders, Issuing Lender or Swingline Lender accounts among Borrowers for such Loans or other Obligations on its books and records, and further acknowledges and agrees that Loans and other extensions of credit to any Borrower inure to the mutual benefit of all of Borrowers and that Administrative Agent, the Lenders, Issuing Lender, and Swingline Lender are relying on the joint and several liability of Borrowers in extending the Loans and other financial accommodations under the Loan Documents and Bank Product Agreements; provided, that notwithstanding anything to the contrary in this Section, no Borrower shall be liable for any Swap Obligation incurred by an Obligor other than such Borrower, to the extent such Swap Obligation would constitute Excluded Swap Obligations with respect to such Borrower at such time.

(b) Each Borrower shall be entitled to subrogation and contribution rights from and against the other Borrowers to the extent such Person is required to pay to Administrative Agent, the Lenders, Issuing Lender or Swingline Lender any amount in excess of the Loans advanced directly to, or other Obligations incurred directly by, such Person or as otherwise available under applicable law; provided, however, that such subrogation and contribution rights are and shall be subject to the terms and conditions of Sections 10.15(c) and 10.15(d).

(c) It is the intent of each Borrower, Administrative Agent, the Lenders, Issuing Lender, Swingline Lender and any other Person holding any of the Obligations that the maximum obligations of each Borrower hereunder (such Person’s “Maximum Borrower Liability”) in any case or proceeding referred to below (but only in such a case or proceeding) shall not be in excess of:

(i) in a case or proceeding commenced by or against such Person under the Bankruptcy Code on or within one year from the date on which any of the Obligations of such Person are incurred, the maximum amount that would not otherwise cause the Obligations of such Person hereunder (or any other Obligations of such Person to Administrative Agent, the Lenders, Issuing Lender, Swingline Lender and any other Person holding any of the Obligations) to be avoidable or unenforceable against such Person under (A) Section 548 of the Bankruptcy Code or (B) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(ii) in a case or proceeding commenced by or against such Person under the Bankruptcy Code subsequent to one year from the date on which any of the Obligations of such Person are incurred, the maximum amount that would not otherwise cause the Obligations of such Person hereunder (or any other Obligations of such Person to Administrative Agent, the Lenders, Issuing Lender, Swingline Lender and any other Person holding any of the Obligations) to be avoidable or unenforceable against such Person under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(iii) in a case or proceeding commenced by or against such Person under any law, statute or regulation other than the Bankruptcy Code relating to dissolution, liquidation, arrangement, conservatorship, bankruptcy, moratorium, readjustment of debt, compromise, rearrangement, receivership, insolvency, reorganization or similar debtor relief from time to time in effect affecting the rights of creditors generally (collectively, “Other Debtor Relief Law”), the maximum amount that would not otherwise cause the Obligations of such Person hereunder (or any other Obligations of such Person to Administrative Agent, the Lenders, Issuing Lender, Swingline Lender and any other Person holding any of the Obligations) to be avoidable or unenforceable against such Person under such Other Debtor Relief Law, including, without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding. (The substantive state, provincial, territorial or federal laws under which the possible avoidance or unenforceability of the Obligations of any Borrower hereunder (or any other Obligations of such Person to Administrative Agent, the Lenders, Issuing Lender, Swingline Lender and any other Person holding any of the Obligations) shall be determined in any such case or proceeding shall hereinafter be referred to as the “Avoidance Provisions”).

Notwithstanding the foregoing, no provision of this Section 10.15(c) shall limit the liability of any Borrower for loans advanced directly or indirectly to it under this Agreement.

(d) To the extent set forth in Section 10.15(c), but only to the extent that the Obligations of any Borrower hereunder would otherwise be subject to avoidance under any Avoidance Provisions if such Person is not deemed to have received valuable consideration, fair value, fair consideration or reasonably equivalent value for such transfers or obligations, or if such transfers or obligations of any Borrower hereunder would render such Person insolvent, or leave such Person with an unreasonably small capital or unreasonably small assets to conduct its business, or cause such Person to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the obligations of such Person are deemed to have been incurred and transfers made under such Avoidance Provisions, then the obligations of such Person hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Obligations of such Person hereunder (or any other Obligations of such Person to Administrative Agent, the Lenders, Issuing Lender, Swingline Lender and any other Person holding any of the Obligations), as so reduced, to be subject to avoidance under such Avoidance Provisions. This Section 10.15(d) is intended solely to preserve the rights hereunder of Administrative Agent, the Lenders, Issuing Lender, Swingline Lender and any other Person holding any of the Obligations to the maximum extent that would not cause the obligations of Borrowers hereunder to be subject to avoidance under any Avoidance Provisions, and none of Borrowers nor any other Person shall have any right, defense, offset, or claim under this Section 10.15(d) as against Administrative Agent, the Lenders, Issuing Lender, Swingline Lender and any other Person holding any of the Obligations that would not otherwise be available to such Person under the Avoidance Provisions.

(e) Each Borrower agrees that the Obligations may at any time and from time to time exceed the Maximum Borrower Liability of such Person, and may exceed the aggregate Maximum Borrower Liability of all of Borrowers hereunder, without impairing this Agreement or any provision contained herein or affecting the rights and remedies of Administrative Agent, the Lenders, Issuing Lender, and Swingline Lender hereunder.

(f) In the event any Borrower (a “Funding Borrower”) shall make any payment or payments under this Agreement or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations hereunder, each other Borrower (each, a “Contributing Borrower”) shall contribute to such Funding Borrower an amount equal to such payment or payments made, or losses suffered, by such Funding Borrower determined as of the date on which such payment or loss was made multiplied by the ratio of (i) the Maximum Borrower Liability of such Contributing Borrower (without giving effect to any right to receive any contribution or other obligation to make any contribution hereunder), to (ii) the aggregate Maximum Borrower Liability of all Borrowers (including the Funding Borrowers) hereunder (without giving effect to any right to receive, or obligation to make, any contribution hereunder). Nothing in this Section 10.15(f) shall affect the joint and several liability of any Borrower to Administrative Agent, the Lenders, Issuing Lender, and Swingline Lender for the entire amount of its Obligations. Each Borrower covenants and agrees that its right to receive any contribution hereunder from a Contributing Borrower shall be subordinate and junior in right of payment to all obligations of Borrowers to Administrative Agent, the Lenders, Issuing Lender, and Swingline Lender hereunder.

(g) No Borrower will exercise any rights which it may acquire by way of subrogation hereunder or under any other Loan Document or at law by any payment made hereunder or otherwise, nor shall any Borrower seek or be entitled to seek any contribution or reimbursement from any other Borrower in respect of payments made by such Person hereunder or under any other Loan Document, until all amounts owing to Administrative Agent, the Lenders, Issuing Lender, and Swingline Lender on account of the Obligations are paid in full in cash. If any amounts shall be paid to any Borrower on account of such subrogation or contribution rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Person in trust for Administrative Agent, the Lenders, Issuing Lender, and Swingline Lender, segregated from other funds of such Person, and shall, forthwith upon receipt by such Person, be turned over to Administrative Agent in the exact form received by such Person (duly endorsed by such Person to Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, as provided for herein.

10.16 Press Release and Related Matters. No party hereto shall, and no party shall permit any of its Affiliates to, issue any press release or other public disclosure using the name or logo or otherwise referring to any party hereto or any of their respective Affiliates, the Loan Documents or any transaction contemplated therein to the prior consent of a Borrower, Administrative Agent or such Lender, as applicable, except to the extent required to do so under applicable law and then, in any event, such party hereto or such Affiliate will advise Borrowers and Administrative Agent as soon as possible with respect to such press release or other public disclosure.

10.17 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Administrative Agent or any Lender shall have the right to act exclusively in the interest of Administrative Agent and the Lenders and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any other Borrower, any holders of Equity Interests of any Obligor or any other Person.

10.18 No Fiduciary Relationship. The relationship between Borrowers and the other Obligors on the one hand and Administrative Agent, Issuing Lender, Swingline Lender and each Lender on the other is solely that of debtor and creditor, and neither Administrative Agent nor any Lender has any fiduciary, advisory, agency or other special relationship with Borrowers or any other Obligors, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between Borrowers and the other Obligors on the one hand and Administrative Agent, Issuing Lender, Swingline Lender and each Lender on the other to be other than that of debtor and creditor. To the fullest extent permitted by law, Borrowers hereby waive and release any claims that it may have against any of Administrative Agent, Issuing Lender, Swingline Lender and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.19 Construction; Independence of Covenants. (a) Each Borrower, each other Obligor (by its execution of the Loan Documents to which it is a party), Administrative Agent and each Lender acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by the parties thereto. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

(b) Independence of Covenants. All covenants and other agreements contained in this Agreement or any other Loan Document shall be given independent effect so that, if a particular action or condition is not permitted by any of such covenants or other agreements, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant or other agreement shall not avoid the occurrence of a Default if such action is taken or such condition exists.

10.20 Payments Set Aside. To the extent that any payment by or on behalf of any Obligor under any Loan Document is made to Administrative Agent, Issuing Lender or any Lender, or Administrative Agent, Issuing Lender or any Lender exercises its right of set-off as to any Obligor, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, Issuing Lender or such Lender in its discretion) to be repaid to a trustee, receiver, receiver and manager, monitor or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender and each Issuing Lender severally agrees to pay to Administrative Agent upon demand its Pro Rata Share of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect in the applicable currency of such recovery or payment.

10.21 Benefits of Agreement. The Loan Documents are entered into for the sole protection and benefit of the parties hereto and their permitted successors and assigns, and no other Person (other than any Related Parties of Administrative Agent, the Lenders, Issuing Lender, and any Participants to the extent provided for in Section 10.4(e)) shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, any Loan Document.

10.22 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

10.23 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Obligor to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.23 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.23, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until Full Satisfaction of the Obligations. Each Qualified ECP Guarantor intends that this Section 10.23 constitute, and this Section 10.23 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other obligor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

10.24 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.25 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of Borrowers in respect of any such sum due from it to Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency,

Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Administrative Agent or any Lender from Borrowers in the Agreement Currency, Borrower agree, as a separate obligation and notwithstanding any such judgment, to indemnify Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Administrative Agent or any Lender in such Currency, Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to Borrower (or to any other Person who may be entitled thereto under Applicable law).

10.26 Reaffirmation. Each Borrower and each other Obligor (including those that that become party hereto after the date hereof), in its respective capacity as a Borrower, debtor, obligor, grantor, pledgor, guarantor, assignor, or other similar capacity in which such party acts as direct or indirect, or primary or secondary, obligor, accommodation party or guarantor or grants liens or security interests in or to its properties hereunder or under any other Loan Document, hereby acknowledges and agrees to be bound by the provisions of Section 2.22 (including, without limitation, the implementation from time to time of any Benchmark Replacement and any Conforming Changes in accordance herewith) and, in furtherance of the forgoing (and without, in any way express or implied, invalidating, impairing or otherwise negatively affecting any obligations heretofore provided) hereby acknowledges and agrees that in connection with and after giving effect to any Conforming Changes: (a) its Obligations shall not in any way be novated, discharged or otherwise impaired, and shall continue, be ratified and be affirmed and shall remain in full force in effect, (b) its grant of a guarantee, pledge, assignment or any other accommodation, lien or security interests in or to its properties relating to this Agreement or any other Loan Document shall continue, be ratified and be affirmed, and shall remain in full force and effect and shall not be novated, discharged or otherwise impaired and (c) the Loan Documents and its obligations thereunder (contingent or otherwise) shall continue, be ratified and be affirmed and shall remain in full force and effect and shall not be novated, discharged or otherwise impaired. In addition, each Obligor hereby fully waives any requirements to notify such Obligor of any Conforming Changes (except as expressly provided in Section 2.22). In furtherance of the foregoing, each Obligor hereby (i) appoints Administrative Borrower (and Administrative Borrower hereby accepts such appointment) as its agent, attorney-in-fact and representative for purposes of the delivery of any and all documents, instruments, agreements and other materials required to be delivered by any such party and for all other administrative purposes incidental to any of the foregoing provisions of this Section 10.26 and Section 2.22 and (ii) hereby authorizes Administrative Borrower to take such actions, execute, acknowledge, and deliver, or cause to be executed, acknowledged and delivered, such further agreements, documents or instruments that are reasonably necessary or desirable to carry out the intent and purpose of this Section 10.26 and Section 2.22 on its behalf. From time to time, Administrative Borrower (both in its individual capacity and in its capacity as agent, agent, attorney-in-fact and representative of each other Obligor pursuant to the immediately preceding sentence) and the Obligors shall execute and deliver, or cause to be executed and delivered, such instruments, agreements, certificates or documents, and take all such actions, as Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of Section 2.22, or of renewing, continuing, reaffirming or ratifying the rights of Administrative Agent, and the other Secured Parties with respect to the Obligations or the Collateral.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by its officer or officers thereunto duly authorized as of the date first above written.

BORROWERS:	WK KELLOGG CO

	By:	/s/ David McKinstray
Name: David McKinstray
Title: Senior Vice President and Chief Financial Officer

WK KELLOGG CANADA CORP.

	By:	/s/ Gordon Paulson
Name: Gordon Paulson
Title: Vice-President and Corporate Secretary

CREDIT AGREEMENT

ADMINISTRATIVE AGENT,	COÖPERATIEVE RABOBANK U.A., NEW
ISSUING LENDER, SWINGLINE	YORK BRANCH, as Administrative Agent, Issuing
LENDER, AND A LENDER:	Lender, Swingline Lender, and a Lender

	By:	/s/ Brian Keaveney
Name: Brian Keaveney
Title: Managing Director

	By:	/s/ Anthony Fidanza
Name: Anthony Fidanza
Title: Executive Director

Revolving Multicurrency
Tranche Commitment:	$31,818,181.82

Revolving USD
Tranche Commitment:	$0.00

Initial Term A-1 Commitment:	$45,454,545.44

Initial Term A-2 Commitment:	$0.00

Delayed Draw
Term A-1 Commitment:	$22,727,272.74

Delayed Draw
Term A-2 Commitment:	$0.00

CREDIT AGREEMENT

GREENSTONE FARM CREDIT SERVICES, FLCA, as a Lender

By:	/s/ Shane Prichard
Name: Shane Prichard
Title: VP of Capital Markets

Revolving Multicurrency
Tranche Commitment:	$0.00

Revolving USD
Tranche Commitment:	$175,000,000.00

Initial Term A-1 Commitment:	$0.00

Initial Term A-2 Commitment:	$250,000,000.00

Delayed Draw
Term A-1 Commitment:	$0.00

Delayed Draw
Term A-2 Commitment:	$125,000,000.00

CREDIT AGREEMENT

BANK OF AMERICA, N.A., as a Lender

By its US Branch:

By:	/s/ John Dorost
Name: John Dorost
Title: Vice President

By its Canada Branch:

By:	/s/ Sylwia Durkiewicz
Name: Sylwia Durkiewicz
Title: Vice President

Revolving Multicurrency
Tranche Commitment:	$22,272,727.27

Revolving USD
Tranche Commitment:	$0.00

Initial Term A-1 Commitment:	$31,818,181.82

Initial Term A-2 Commitment:	$0.00

Delayed Draw
Term A-1 Commitment:	$15,909,090.91

Delayed Draw
Term A-2 Commitment:	$0.00

CREDIT AGREEMENT

CITIBANK, N.A., as a Lender

By:	/s/ Brad Peterson
Name: Brad Peterson
Title: Authorized Signer

Revolving Multicurrency
Tranche Commitment:	$22,272,727.27

Revolving USD
Tranche Commitment:	$0.00

Initial Term A-1 Commitment:	$31,818,181.82

Initial Term A-2 Commitment:	$0.00

Delayed Draw
Term A-1 Commitment:	$15,909,090.91

Delayed Draw
Term A-2 Commitment:	$0.00

CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Christopher A. Salek
Name: Christopher A. Salek
Title: Executive Director

Revolving Multicurrency
Tranche Commitment:	$22,272,727.27

Revolving USD
Tranche Commitment:	$0.00

Initial Term A-1 Commitment:	$31,818,181.82

Initial Term A-2 Commitment:	$0.00

Delayed Draw
Term A-1 Commitment:	$15,909,090.91

Delayed Draw
Term A-2 Commitment:	$0.00

CREDIT AGREEMENT

MIZUHO BANK, LTD., as a Lender

By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Executive Director

Revolving Multicurrency
Tranche Commitment:	$22,272,727.27

Revolving USD
Tranche Commitment:	$0.00

Initial Term A-1 Commitment:	$31,818,181.82

Initial Term A-2 Commitment:	$0.00

Delayed Draw
Term A-1 Commitment:	$15,909,090.91

Delayed Draw
Term A-2 Commitment:	$0.00

CREDIT AGREEMENT

ING CAPITAL LLC, as a Lender

By:	/s/ Daniel W. Lamprecht
Name: Daniel W. Lamprecht
Title: Managing Director

By:	/s/ Renata Madeiros
Name: Renata Madeiros
Title: Director

Revolving Multicurrency
Tranche Commitment:	$15,909,090.91

Revolving USD
Tranche Commitment:	$0.00

Initial Term A-1 Commitment:	$22,727,272.73

Initial Term A-2 Commitment:	$0.00

Delayed Draw
Term A-1 Commitment:	$11,363,636.36

Delayed Draw
Term A-2 Commitment:	$0.00

CREDIT AGREEMENT

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Sarah Shaikh
Name: Sarah Shaikh
Title: Managing Director

Revolving Multicurrency
Tranche Commitment:	$15,909,090.91

Revolving USD
Tranche Commitment:	$0.00

Initial Term A-1 Commitment:	$22,727,272.73

Initial Term A-2 Commitment:	$0.00

Delayed Draw
Term A-1 Commitment:	$11,363,636.36

Delayed Draw
Term A-2 Commitment:	$0.00

CREDIT AGREEMENT

CIBC Bank USA, as a Lender

By:	/s/ James Belletire
Name: James Belletire
Title: Managing Director

Revolving Multicurrency
Tranche Commitment:	$11,136,363.64

Revolving USD
Tranche Commitment:	$0.00

Initial Term A-1 Commitment:	$15,909,090.91

Initial Term A-2 Commitment:	$0.00

Delayed Draw
Term A-1 Commitment:	$7,954,545.45

Delayed Draw
Term A-2 Commitment:	$0.00

CREDIT AGREEMENT

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Will Hicks
Name: Will Hicks
Title: Vice President

Revolving Multicurrency
Tranche Commitment:	$11,136,363.64

Revolving USD
Tranche Commitment:	$0.00

Initial Term A-1 Commitment:	$15,909,090.91

Initial Term A-2 Commitment:	$0.00

Delayed Draw
Term A-1 Commitment:	$7,954,545.45

Delayed Draw
Term A-2 Commitment:	$0.00

CREDIT AGREEMENT